UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2007

Enthrust Financial Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-23965	84-1374481
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1270 Avenue of the Americas, New York, New York 10020
(Address of Principal Executive Office) (Zip Code)

212-356-0500
Registrant's telephone number, including area code

47 School Street
                              Chatham, New Jersey 07928
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ENTHRUST FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Current Report on Form 8-K

i

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

          This Current Report on Form 8-K (this “Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements reflect the current view about future events and financial performance based on certain assumptions. They include opinions, forecasts, projections, assumptions, guidance, expectations, beliefs or other statements that are not statements of historical fact. In some cases, forward-looking statements can be identified by words such as “may”, “can”, “will”, “should”, “could”, “expects”, “hopes”, “believes”, “plans”, “anticipates”, “estimates”, “predicts”, “projects”, “potential”, “intends”, “approximates” or the negative or other variation of such terms and other comparable expressions. Forward-looking statements in this Report may include statements about:

  future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;

  our capital requirements and the need for additional financing;

  our ability to secure new client engagements;

  our ability to successfully consummate financing and merger and acquisition transactions on behalf of our clients;

  our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential to the conduct of our business;

  the outcome of various regulatory and legal proceedings in which we are currently involved;

  the performance of any of our financial products and their potential to generate revenues;

  development of new financial products;

  our ability to execute our growth, expansion and acquisition strategies;

  current and future economic and political conditions;

  overall industry and market performance;

  competition;

  management’s goals and plans for future operations; and

  other assumptions described in this Report underlying or relating to any forward-looking statements.

          The forward-looking statements in this Report are only predictions. Actual results could, and likely will, differ materially from these forward-looking statements for many reasons, including the risks described under “Risk Factors” and elsewhere in this Report. No guarantee about future results, performance or achievements can be made. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the PSLRA are unavailable to issuers of “penny stock.” Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us.

ii

Item 1.01           Entry into a Material Definitive Agreement

EXPLANATORY NOTE

          Unless otherwise indicated or the context otherwise requires, all references in this Report to “we,” “us,” “our” and the “Company” are to Enthrust Financial Services, Inc., a Delaware corporation, together with its direct and indirect wholly-owned subsidiaries, including Rodman & Renshaw Holding, LLC, a Delaware limited liability company (“Holding”) and Rodman & Renshaw, LLC, a Delaware limited liability company and a registered broker-dealer (“R&R”), R&R Biotech Partners, LLC, a Delaware limited liability company, and Rodman & Renshaw Fund Management, LLC, a Delaware limited liability company engaged in asset management (the “Fund Manager”), after the consummation of the Exchange described below under “Summary.” Specific discussions or comments relating only to Enthrust Financial Services, Inc. prior to the Exchange reference “Enthrust” and those relating only to Holding and/or its direct and indirect subsidiaries prior to the Exchange reference Holding.

SUMMARY

          On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007 (the “Exchange Agreement”), (i) Paul Revere, LLC (“Revere”), a Delaware limited liability company, which owned 70% of Holding, contributed its membership interest in Holding to Enthrust in exchange for 12,711,683 shares of Enthrust’s common stock, par value $.001 per share (the “Common Stock”); (ii) the stockholders of R&R Capital Group, Inc. (“RRCG”), a Delaware “S” corporation, which owned 30% of Holding and 25.5% of RRPR, LLC, a Delaware limited liability, contributed all of their shares of RRCG to Enthrust in exchange for 5,967,591 shares of Common Stock; and (iii) the holders of the 6% Senior Convertible Debentures issued by Holding in March 2007 in the aggregate principal amount of $20 million (the “Debentures”) and warrants to purchase 714,286 shares of Holding stock at a price of $7.70 per share (the “Warrants”) contributed the Debentures and the Warrants to Enthrust in exchange for 5,970,099 shares of Common Stock and warrants to purchase 1,355,600 shares of Common Stock at a purchase price of $7.00 per share (the “Enthrust Warrants”). In addition, options held by Holding employees to purchase up to 2,848,370 shares of Holding’s stock at prices ranging from $0.409 to $8.24 per share were, by their terms, converted into options to acquire up to 5,405,793 shares of Common Stock at prices ranging from $0.22 to $4.34 per share. The transactions contemplated by the Exchange Agreement as described in this paragraph are referred to in this Report as the “Exchange”. The shares of Common Stock issued to Revere, the stockholders of RRCG and the Debenture holders pursuant to the Exchange Agreement, represented 98.6% of our issued and outstanding shares immediately after the Exchange. Before the Exchange, Holding owned 80% of Enthrust through a subsidiary. Immediately after the Exchange those shares were cancelled. Sandler O’Neil & Partners, L.P. acted as financial advisor to Enthrust and issued a fairness opinion that the consideration paid in the Exchange was fair to the holders of Common Stock whose shares were not cancelled in the Exchange.

          As a result of the Exchange, Enthrust changed its management and will reconstitute its board of directors (the “Board of Directors”). On the Exchange Date, the president and the chief financial officer of Enthrust resigned and Enthrust’s sole director, Arnold P. Kling, appointed Edward Rubin, Holding’s President and a member of Holding’s board of directors, as a director of Enthrust, and they then appointed the officers of Holding as the officers of Enthrust and the other members of the Holdings’ board of directors as directors of Enthrust. However, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the other new directors will not take office until ten days after we file an Information Statement pursuant to Rule 14f-1 of the Exchange Act and mail that statement to our stockholders of record (the “Effective Date”). In addition, on the Exchange Date Mr. Kling resigned as a director of Enthrust effective as of the Effective Date. As a result, as of the Effective Date, all of our directors will be the former directors of Holding. Finally, as soon as practicable after the Exchange, Enthrust intends to change its name to Rodman & Renshaw Capital Group, Inc. to reflect the corporate identity of Holding.

          Prior to the consummation of the Exchange, Enthrust was not engaged in any trade or business and Holding was engaged, directly and indirectly through its various subsidiaries, in the investment banking business. Accordingly, following the Exchange, the business of Holding constitutes our only operations.

          Based on the fact that after the Exchange: (i) the former members of Holding control us, (ii) the officers of Holding have become our officers and the directors of Holding will become our directors, (iii) we will change our name to reflect the corporate identity of Holding and (iv) our only business is the business that had been previously conducted by Holding, for accounting purposes, Holding is treated as the acquiror. As a result, the historical financial statements of Holding have become our historical financial statements and are the historical financial statements appearing elsewhere in this Report.

          A copy of the Exchange Agreement is filed as Exhibit 10.1 to this Report.

Item 2.01           Completion of Acquisition or Disposition of Assets

          Upon consummation of the Exchange, Holding became our wholly-owned subsidiary. Item 2.01(f) of Form 8-K states that if the registrant was a “shell” company, such as Enthrust was immediately before the Exchange, then the registrant must disclose in a Current Report on Form 8-K the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, this Report includes all of the information that would be included in a Form 10. Please note that unless indicated otherwise, the information provided below relates to us after the Exchange. Information relating to periods prior to the date of the Exchange only relate to the party specifically indicated.

DESCRIPTION OF BUSINESS

Overview

          We are a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies. We also provide research and sales and trading services to institutional investor clients that focus on such companies. Since 2003, we have been a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

          Through AcumenBioFin™, our division dedicated exclusively to the life science sector, we provide a broad range of investment banking services to biotechnology companies, specialty pharmaceutical companies, medical device companies and other companies operating in the health care space. Our present business began in 2002, when we made the strategic decision to focus on the biotechnology sector and to build an integrated investment banking platform to service this sector. This was based, in part, on our belief that the biotechnology sector was underserved by the investment banking community as a result of (i) consolidation, beginning in the 1990’s, of well-established middle market and boutique investment banks with and into large financial institutions, and (ii) the significant downturn in capital market activity in the biotechnology sector beginning in 2001.

          In furtherance of our strategy, we recruited investment bankers, research analysts, traders and institutional sales people with expertise in the biotechnology sector from other investment banks, from academia and from companies that operate in this sector. As a result, many members of our biotechnology “team” have PhDs or other advanced medical or scientific degrees. With this expertise, we have been able to better understand the potential performance of the products under development by, and the regulatory environment impacting, biotechnology companies and evaluate general economic and business trends affecting such companies. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand, which has resulted in a significant amount of repeat business.

          As we continued to expand our capital raising efforts for biotechnology companies, we determined that many of the financing strategies and transaction structures that we had developed for the biotechnology sector could be equally effective for other sectors. Applying our financing know-how, understanding of the financing needs of capital intensive companies, and appreciation of the concerns and goals of institutional investors that invest in such companies, we have begun to leverage our performance and reputation as a leading investment bank in the biotechnology sector to expand our product-based expertise and business reach to other sectors with similar financing needs. During the past 18 months, we completed investment banking transactions for companies in the environmental services, business services, technology, security, oil and gas, retail and logistics sectors, in addition to continuing to grow our presence in the biotechnology sector.

Competitive Strengths

          We expect to maintain and expand our position in our target sector by continually leveraging our principal competitive strengths, which include the following:

          Sector focus

          We believe that our focus on the biotechnology sector is a competitive advantage. This focus manifests itself in the form of an integrated platform, including investment bankers, research analysts, traders and institutional sales people, all devoted to companies operating in the biotechnology sector. The team is made up of individuals who are all knowledgeable, and in some cases experts, in this area. We believe this specialization produces a combination of financial and technical expertise, allowing us to better understand and service the strategic and financing needs of our clients and deliver differentiated advice that our clients require and appreciate when addressing complex financing issues and making important strategic decisions. Our in-depth understanding of the financial and structural challenges facing our clients enables us to compete effectively for business, and provide knowledgeable advice to clients. As a result, we have become a leading provider of investment banking services to companies in the biotechnology sector.

          The biotechnology sector is highly visible, large, complex, very technical and rapidly evolving. In addition, the sector is highly volatile and capital intensive due to the high cost of research and development activities and clinical trials. Because many companies in this sector are key drivers of innovation, growth and capital investment in the United States, the institutional investor community has earmarked a significant pool of investment capital for this sector. Within the biotechnology sector, our strengths include:

Focus on financing transactions. We are corporate finance specialists and plan to continue to focus primarily on financing transactions. In particular, we have developed an expertise in PIPE and RD transactions. This expertise has been gained by our professionals through years of experience at R&R and other financial institutions.

Focused equity research. We believe that investors are looking for investment recommendations that are timely and differentiated. Our biotechnology research team (including eight PhDs and one medical doctor) focuses on uncovering hidden market opportunities and on developing recommendations that will enhance our clients' investment returns. We achieve this through proprietary research, including survey work and building extensive networks of industry experts. Our investment recommendations are delivered to our institutional investor clients through our experienced sales and trading team. Our research professionals have established strong relationships with our clients through our commitment to knowledge leadership.

Leading industry conferences. Our investment conferences dedicated to the life science sector (with particular emphasis on biotechnology companies) are industry-leading events that bring together companies, institutional investors, business development executives and experts from the life science community. The conferences are designed to facilitate interactions of companies in the life science sector with potential investors and strategic partners. The conferences also provide an opportunity to exchange ideas and build relationships. Our life science conferences are an effective marketing tool for us and an opportunity for the participating companies and investors to build relationships.

Development of innovative solutions. Our in-depth knowledge of the biotechnology sector enables us to develop financing strategies, transaction structures and financing instruments that simultaneously address issuers’ needs for capital and the investment community’s need to balance risk and reward.

          Experienced professionals with deep knowledge and broad skills

          We have created an entrepreneurial, performance-oriented corporate culture that attracts professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions. We are led by a team of professionals with extensive track records of success in the biotechnology sector and with PIPE and RD financing transactions.

          Strong client relationships

          We place great emphasis on developing and nurturing long-term relationships with both issuers and investors, such as hedge funds, venture capital funds and private equity funds. This has expanded our distribution and placement capabilities, enabling us to raise significant amounts of capital for our company clients. We strive to build lasting relationships with clients by providing services appropriate to each stage of a company’s development. Our investment banking professionals have established relationships with senior executives at many of the companies and institutions that we target. We believe our strong client relationships are a result of the high level of service we provide. We strive to provide our clients with frequent and consistent interaction with our senior professionals who are actively involved in all stages of our client engagements. This level of senior involvement enables us to apply our collective judgment and experience to achieve an optimal result in the context of a client’s objectives.

          Established and respected brand

          We believe the Rodman & Renshaw brand name has become well-recognized, highly-regarded and associated with knowledge leadership, especially in the biotechnology sector and PIPE and RD markets. In particular, we believe that we are known for developing creative solutions to financial and strategic challenges and for sound execution of our clients' transactions.

The Biotechnology Sector

          The biotechnology sector is experiencing significant growth. The U.S. biotechnology industry alone has grown from a $15 billion total market capitalization in 1986 to over $500 billion today. Currently, there are over 1,100 private and 330 public biotechnology companies in the United States. It is estimated that the U.S. economy’s biotechnology sector generated more than $60 billion in revenue in 2006. Furthermore, projections estimate that within a decade, almost one out of every five dollars spent in the United States will be spent on healthcare. It is estimated that healthcare spending in the United States in 2006 exceeded $2 trillion, and it is projected that this figure will increase to over $4 trillion by 2016. Today, approximately 45% of the American population has a chronic illness, which accounts for more than 75% of healthcare costs.

          Currently, there are over 2300 candidate drugs undergoing clinical trials or under review in the United States by the Food & Drug Administration (“FDA”). It takes approximately 10-15 years to bring a new drug to market from discovery, and this development process has been estimated to cost $1.2 billion per drug. Most of the more than 1,450 U.S. biotechnology companies rely primarily on investment capital to fund their product development. Many of these companies have multiple products in different stages of development, each requiring its own funding support. In our experience, lack of access to funding is the primary reason biotechnology companies cannot bring more drug candidates into clinical (human) trials. With a high failure rate – of every 10,000 drugs in development, only 250 complete preclinical trials necessary to enter human testing and only one out of every five drugs that begin clinical trials eventually reaches the market – drug development is a high risk process.

          Capital origination in the biotechnology sector has been strong over the past decade. From 1996 to 2006, $149.1 billion was raised by U.S. biotechnology companies. In 2006, U.S. biotechnology companies completed $23.5 billion of financing transactions, including venture capital investments, IPOs, follow-on offerings, RDs and PIPEs. In the first quarter of 2007, the value of U.S. biotechnology companies’ financing transactions was $4.4 billion.

          The value of merger and acquisition transactions in the U.S. biotechnology sector was approximately $18 billion in 2006. As established pharmaceutical firms struggle with shrinking product pipelines and patent expirations, they are expected to look increasingly to emerging biotechnology companies to fill the innovation gap. It is expected that by the end of 2007, U.S. companies will lose $5.9 billion in current domestic drug sales to U.S. patent expirations. Internationally, it is estimated that over $80 billion of global “blockbuster” drugs will have lost U.S. patent protection from 2002-2007, underscoring the need for innovative replacement medicines.

          Today, PIPE and RD financing transactions represent a key source of funding for public biotechnology companies. From January 2003 through May 2007, more than $14 billion was raised through PIPEs and RDs in the biotechnology sector. In 2006 and the first quarter of 2007, $3.7 billion and $0.7 billion, respectively, was raised through PIPEs and RDs in the biotechnology sector. In recent years, we have played an important role in biotechnology financing, having helped raise more than 15% of the total amount generated from PIPE and RD financings in the biotechnology sector from January 1, 2003 to May 31, 2007. We believe that PIPE and RD financing transactions will continue to play a significant role in financing the biotechnology sector because the efficiency of these types of financings better meets the specific funding needs of biotechnology companies as compared to alternative financing methods.

PIPE and RD Financing Transactions

          PIPEs (Private Investment in Public Equity) and RDs (Registered Direct Placements) provide public companies with effective and viable alternatives to raising capital through public follow-on offerings. In a PIPE, a public reporting company sells unregistered securities to investors in a private placement transaction and obligates itself to file, and process to effectiveness, a registration statement with the SEC covering the resale of the securities by the investors within a specified period after the financing closes. The investors cannot sell the securities until the registration statement becomes effective, or an exemption from registration is available for the resale of the securities. In a RD, a public reporting company sells to investors securities that are covered by what is commonly referred to as a “shelf” registration statement (a registration statement that was previously declared effective by the SEC) in a financing transaction commonly referred to as a “shelf takedown.” Since these securities are issued pursuant to an effective registration statement, the investors can immediately resell them after the completion of the transaction. We believe that both PIPE and RD financing transactions offer the advantages of greater speed, lower cost and more efficient execution over public follow-on offerings.

          Issuers use of these financing approaches as alternatives to public follow-on offerings has grown significantly in recent years. Since 2003 when the capital markets began to recover after the internet bubble, the number of PIPE and RD financing transactions and the amount of capital raised using them has increased every year. Sagient Research Systems, the leading provider of research, data, and analytics covering PIPE and RD financing transactions, and a widely quoted and used industry resource, publishes “PlacementTracker,” which aggregates PIPE and RD financing transactions together for the purposes of its league tables and other statistical data. The following statistical data related to PIPE and RD financing transactions is taken from PlacementTracker. In 2003, there were in the aggregate 882 PIPE and RD financing transactions completed raising more than $12.6 billion in the aggregate. In 2004, there were in the aggregate 1,270 PIPE and RD financing transactions completed raising more than $15.6 billion in the aggregate. In 2005, there were in the aggregate 1,304 PIPE and RD financing transactions completed raising more than $20.0 billion in the aggregate. The year 2006 was a record year during which there were in the aggregate 1,342 PIPE and RD financing transactions completed raising more than $28.2 billion in the aggregate. In the first quarter of 2007, there were in the aggregate 302 PIPE and RD financing transactions completed raising more than $10.9 billion in the aggregate. The total amount raised in 2006 represented a 41% increase over the total amount raised in 2005 and the total amount raised in the first quarter of 2007 represented a 48% increase over the total amount raised during the first quarter of 2006.

          We completed our first PIPE and RD financing transactions in 2002 and since then have become a leader in this space. In 2003, we completed 31 PIPE and RD financing transactions, raising more than $400 million in the aggregate. In 2004, we completed 38 PIPE and RD financing transactions, raising more than $590 million in the aggregate. In 2005, we completed 29 PIPE and RD financing transactions, raising more than $460 million in the aggregate. In 2006, we completed 45 PIPE and RD financing transactions, raising more than $850 million in the aggregate. In the first quarter of 2007, we completed 12 PIPE and RD financing transactions, raising more than $230 million in the aggregate. According to PlacementTracker, in each of calendar years 2003, 2005 and 2006, and in the first quarter of 2007, we were the leading investment bank in terms of the aggregate number of PIPE and RD financing transactions completed; and in calendar year 2004, we were the number two investment bank in terms of the aggregate number of PIPE and RD financing transactions completed.

          We believe that there is a significant opportunity for continued growth in this space given issuers’ continuing desire to identify and pursue faster and less costly financing alternatives to traditional follow-on public offerings and institutional investors’ continuing interest in participating in these financing transactions.

Market Opportunity

          Based on the factors described below, we believe that there exists a significant opportunity for us to grow our various lines of business, expand our service offerings, attract new clients within the industries we currently focus on and expand into new industries.

          Our focus on the biotechnology sector allows us to benefit from significant demand for the investment banking services that we provide.

          In 2006, U.S. biotechnology companies raised over $23 billion in financing transactions. Having focused on this key sector over an extended period of time, we are well positioned to grow our corporate finance and strategic advisory business. Companies in this sector require a significant amount of new capital on a regular basis to develop and fund new products and services, leading to repeat business opportunities. Focusing our research and sales and trading expertise on this sector enables us to deliver market insights and execution strength that further establishes our reputation as a leading investment bank to companies in this sector.

          From January 1, 2003 through December 31, 2006, the aggregate gross proceeds of initial public offerings within the biotechnology sector in the United States totaled approximately $4.1 billion. The aggregate gross proceeds of follow-on offerings for companies in the biotechnology sector in the United States during this period were $15.2 billion. The aggregate gross proceeds of PIPEs and RDs for companies in the biotechnology sector in the United States during this period were $12.5 billion. From January 1, 2003 through December 31, 2006, U.S. merger and acquisition transaction value within the biotechnology sector totaled $66.4 billion.

          By devoting our resources to this sector, we believe we will continue to grow our corporate finance and strategic advisory businesses as the market continues to grow. Companies in this sector require growth capital on a regular basis and must frequently consider their strategic alternatives. Investors in companies in this sector frequently require investment research and brokerage services, which we believe will allow us to grow our equity research and sales and trading platforms. We believe these trends will continue to drive the financing needs of companies in the biotechnology sector and will result in ongoing consolidation in the form of merger and acquisition transactions.

          Consolidation in the financial services industry has created an opportunity for us to grow our business.

          The financial services industry has experienced substantial consolidation over the past 10 to 15 years. During this period of consolidation, a number of growth-focused investment banks were acquired by larger financial institutions with broader platforms. We believe that large investment banks often under-serve clients considered to be small- or mid-capitalization, which has created a significant market opportunity for us to serve the specialized needs of these companies. We continue to work with these small- and mid-capitalization companies and aim to provide them with high quality services tailored to meet their needs for capital origination and strategic advisory services.

          In addition, we believe that many large investment banks have responded to margin pressure within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and transitioning to a more commoditized brokerage model. We continue to provide strong sales and trading and research coverage on small- and mid-capitalization companies, providing investors in these companies with highly experienced research, sales and trading professionals.

Growth Strategy

          Our primary business objective is to become a leading full-service investment banking firm for companies with significant and recurring capital needs across multiple sectors. We believe we can achieve this goal by continuing to exploit our competitive advantages – namely, our financing expertise, our reputation in, and knowledge of, the biotechnology sector, and our extensive contacts in key sectors of the investment and private equity communities. We further believe that as a public company, we will be better able to (i) focus on growing our platform by adding new products to serve our existing clients, (ii) hire professionals to supplement our existing staff and (iii) build new teams to focus on sectors of the economy, other than biotechnology, with similar financing needs. We intend to pursue this objective through the following strategies:

          Expand our existing biotechnology sector platform

          We believe that the biotechnology sector is still a growth area for us, and, with our expertise and reputation, we are well-positioned to achieve a greater share of this market. First, in order to capitalize on our inherent advantages, we intend to increase our investment banking, sales and trading, and research capability in this sector by adding additional professionals to augment our existing team. Our intention is to grow our leading PIPEs and RDs business, to pursue more follow-on offerings and IPOs, to expand our merger and acquisition advisory services, and to increase our focus on raising capital for private companies in the biotechnology sector. Second, we intend to nurture our relationships with those companies for which we have raised capital in the past and aggressively pursue relationships with other companies in the sector. Over 34% of our investment banking transactions in 2006 were executed on behalf of repeat clients. As we continue to expand the range of products we offer, we will seek to increase our share of the investment banking business of each of our existing clients. Third, we will continue to develop new financing products and create new transactional structures that will address the risks and rewards inherent in the sector. Finally, we will build out our capabilities within areas of the life science sector in addition to biotechnology. Certain other areas within the life science sector, such as specialty pharmaceuticals, medical devices and healthcare services, represent natural areas for expansion, particularly as we build out our product capabilities. We believe these initiatives will provide opportunities to increase our revenues and expand our expertise in the overall life science sector.

          Expand into new sectors

          We intend to expand opportunistically into other sectors of the economy that have certain similarities with the biotechnology sector, including significant and on-going capital needs, highly technical expertise, high risk/high return operating environment and the presence of numerous innovative small and mid-size companies among industry giants. Such sectors may include one or more of the following: mining, energy, technology and business services.

          Expand our existing merchant banking and asset management businesses

          Our current merchant banking activity is limited to the following: (i) whenever possible, we take a portion of our fee in warrants in connection with corporate finance transactions; (ii) we occasionally purchase securities in a corporate finance transaction in which we are also acting as placement agent; and (iii) we obtain equity ownership in public “shell” companies, i.e., reporting companies that have no active trade or business and nominal assets, which we subsequently merge with operating private companies through reverse mergers or CAPs® (Collateralized Acquisition Pools®) arranged by us. We may expand our merchant banking activities in a number of ways, including: (i) making larger investments in companies for which we are acting as placement agent in connection with a financing transaction; (ii) making those investments on a more frequent basis; (iii) making bridge loans and providing other interim capital; (iv) financing a company by ourselves or with a limited number of other institutional investors; and (v) increasing the number of shells that we own.

          Our asset management business is currently conducted entirely through the Fund Manager, which manages the R&R Opportunity Fund, L.P. (the “Fund”), our value-focused hedge fund. At June 30, 2007, the Fund had a net asset value of $8.5 million. We may increase the size of the Fund by opening it to outside investors and launch additional funds, including a life science sector focused fund. These efforts may be carried out through in-house efforts, as in the case of the Fund, through the recruitment of a fund manager or by acquiring an existing asset management business.

          Strategic acquisitions

          Our growth strategy also contemplates expansion through strategic acquisitions. We may acquire teams of investment bankers or institutional salesman and traders in one or more of the sectors that we target or we may acquire an investment bank or financial advisory firm or other company in a complementary business. In addition, our expansion strategy contemplates pursuing business opportunities outside of the United States. We already have raised capital for a number of foreign companies and have contacts in Europe, Asia, Latin America and the Middle East.

          In support of these strategies, we believe the following components will be critical.

          Attract and retain the highest quality professionals

          Our professionals are our most important asset, and it is their reputation, talent, integrity and dedication that result in our success. We offer a highly entrepreneurial culture with a strong, team-based approach that we believe is attractive to our employees. We have been successful in attracting and retaining key professionals and intend to continue to seek out top talent to further enhance and grow our business. Additionally, we believe that becoming a publicly traded company will further enable us to offer attractive performance-based incentives to talented professionals, which will aid in both our recruitment and retention of key employees.

          Exploit strategic relationships

          Our leading position in the biotechnology sector has enabled us to build an extensive network of relationships with venture capital funds, hedge funds and other institutional investors. In addition, through our ongoing expansion into other sectors, we have developed relationships with private equity funds. Our ability to consistently access these sources has led to increased deal flow, within and outside the biotechnology sector.

          Be the preferred research and trading partner in our target sectors

          We believe that our research and our sales and trading expertise can contribute to our growth. By leveraging senior research professionals who develop strong investment ideas and by dedicating highly experienced sales and trading professionals by sector, we intend to be the preferred research and trading partner in the biotechnology and other key sectors of the economy. We believe our institutional investor clients are aligning their resources by sector and are seeking to narrow the number of providers of research and trade execution. We intend to meet their specific research and trading requirements and believe that our focus and sector expertise will continue to make us a valued partner for our clients.

Our Business

          Our business consists of: (a) investment banking, which includes corporate finance and strategic advisory services; (b) sales and trading; (c) research; (d) merchant banking; and (e) asset management.

          Investment Banking

          Our investment banking professionals focus on providing corporate finance and strategic advisory services to public and private companies. As of June 30, 2007, our investment banking group consists of 14 senior investment bankers, including senior managing directors, managing directors, directors and senior vice presidents, who focus on originating, structuring and placing transactions. A significant majority of our investment banking revenues is earned from public companies with a market capitalization below $500 million. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand and to be innovative in our approach to addressing client needs.

          Over the past five years, we have established our position as one of the leading investment banks in the biotechnology sector. By devoting substantial resources to this sector, we have acquired a comprehensive understanding of the challenges and demands that public and private biotechnology companies face in raising capital and completing strategic transactions. We believe that the high levels of expertise and client trust we have developed have been significant factors contributing to our growth and will allow us to generate significant repeat business.

          Our investment bankers have been successful in establishing long-term relationships with the senior management of many companies operating in the biotechnology sector. We aim to provide these companies with capital origination services and strategic advice throughout their companies’ stages of development. In turn, this has led to high levels of client loyalty and significant rates of repeat business. In 2006 and 2005, over 34% and 44%, respectively, of our investment banking transactions were executed with repeat clients. In the first quarter of 2007 the percentage was 25%.

          Corporate Finance

          Our corporate finance efforts are principally focused on public and private equity products, including:

  Private Investment in Public Equity, or “PIPEs.” In these transactions, generally, a public reporting company sells unregistered securities of a class and/or convertible or exchangeable for a class that is already publicly traded. Generally, the issuer is obligated to register the securities within a specified period after the transaction closes.

  Registered Direct Offerings, or “RDs.” These transactions are direct placements of securities that have been registered under a “shelf” registration statement and, therefore, are immediately tradeable.

  Private Placements. These transactions involve sales of unregistered securities. In most cases the issuer is a private company, although public companies can undertake private placements as well. The securities sold may be common or preferred equity, debt, convertible debt, or derivatives, such as warrants. The debt could be secured or unsecured, senior, mezzanine or subordinated. Many of these transactions involve units, which include more than one class of securities.

  Public Offerings. These transactions involve securities that have been registered and that are listed or traded on an exchange. The offering may constitute an “initial public offering” by a private company or a “follow-on offering” by an existing public company.

          Our banking professionals have developed a well-earned reputation for being responsive, creative, and effective in originating, structuring, and executing these transactions. From January 1, 2003 through June 30, 2007, we completed 196 financing transactions, which raised in excess of $3.6 billion in the aggregate. In a large majority of these transactions we were the lead investment bank and in many of them we were the only investment bank. In addition, we are a recognized industry leader in PIPE and RD financing transactions. From January 1, 2003 through June 30, 2007, we executed over 170 PIPE and RD financing transactions in the aggregate, which raised in excess of $2.8 billion in the aggregate.

          We believe that we differentiate ourselves from our competitors by constantly striving to develop and deploy a variety of financial products and financing strategies that address the needs and concerns of both issuers and investors. For example, we have coupled a PIPE financing transaction with a reverse merger of a private company into a reporting public “shell” company and we have used this structure successfully as an alternative to the traditional underwritten initial public offering.

          Along the same lines, we developed a financial product that we call a Collateralized Acquisition Pool®, or CAP®, the proceeds of which are held in trust and released to the issuer upon meeting milestones or the closing of a suitable acquisition. The instrument is typically a senior secured convertible debt instrument convertible into the common equity of a publicly traded company and carries warrant coverage. A CAP® is a flexible product that can be used to facilitate a targeted acquisition, and, as such, may function as an alternative to a Special Purpose Acquisition Corporation (SPAC), or it can be used as a source of working capital.

          Our ongoing development of new products and financing structures provides issuers with financial flexibility, competitive cost, and increased access to capital, and enhances our reputation for presenting investors with attractive investment opportunities. We believe our innovation and creativity will continue to be a key driver in the growth of our business.

          Strategic Advisory Services

          We advise our clients in connection with mergers, acquisitions, dispositions and similar transactions. We are involved at each stage of these transactions, from initial structuring to final execution.

          When we advise companies in connection with these types of corporate transactions, our services may include:

  identifying and/or evaluating potential acquisition targets/acquirors;

  providing valuation analyses;

  evaluating and proposing financial and strategic alternatives;

  rendering, if appropriate, fairness opinions;

  providing advice regarding the timing, structure and pricing of a proposed acquisition/sale;

  assisting in negotiating and closing the proposed acquisition/sale;

  advising on the appropriate sale process; and

  assisting in preparing an offering memorandum or other appropriate sales materials.

          Sales and Trading

          As of June 30, 2007, our sales and trading unit includes eight sales people, five sales traders and three traders. They focus on executing trades for institutional investor clients in the United States and Europe. Distributing proprietary research and investment ideas to institutional investor clients is a key factor in client generation. As of June 30, 2007 we were a market-maker for 192 stocks.

          We believe institutional investors are becoming increasingly selective in identifying sources of investment and trading expertise. As these investors continue to realign their resources by sector, the premium they place on sector expertise is growing. As a result, we believe that the value they place on timely, focused, insightful, proprietary research and dedicated sales and trading professionals is growing.

          Because of our determination to build a comprehensive investment banking platform dedicated to the biotechnology sector, we have developed a level of knowledge and focus that differentiates our sales and trading capabilities from those of our competitors. Specializing in this sector enables our traders to provide strong execution because of our extensive understanding of institutional investor client interest in specific biotechnology companies. This sector expertise also allows our sales and trading professionals to better understand and service the needs of our clients and to create and maintain strong relationships with key institutional investor clients.

          Our sales professionals provide our institutional investor clients with access to the management of companies outside the context of financing transactions. These meetings, commonly referred to as non-deal road shows, are highly valued by both our company and institutional investor clients. Non-deal road shows allow our issuer clients to increase their visibility with the institutional investor community while providing our institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We believe our strong relationships with company management teams and our sector-focused approach provides us with significant access to management.

          We also provide investors with extensive access to corporate management teams through our conferences focused on the life science sector (with particular emphasis on biotechnology companies). At our most recent Annual Healthcare Conference held in New York City in November 2006, we had 340 presenting companies and over 2,000 attendees, and at our most recent Global Healthcare Conference held in Monaco in May 2007, we had 170 presenting companies and over 600 attendees. Our healthcare conferences emphasize small- and mid-cap companies working on the latest scientific and medical breakthroughs for debilitating illnesses that frequently do not have effective treatments, bring together company executives, scientists, industry specialists, venture capitalists and other institutional investors and feature company presentations, panel discussions and one-on-one meetings between company managements and investors. Expert panelists who appear at our conferences are drawn from our extensive network of industry experts that have been developed by our professional staff over the course of their careers. Our investor clients recognize that our expert networks are comprised of many of the leading professionals in their respective fields.

          Research

          As of June 30, 2007, our research department includes seven senior analysts; four of whom cover the biotechnology sector, one who covers specialty pharmaceuticals, one who covers technology and one who covers industrial services. These senior analysts are supported by nine associate analysts. As of June 30, 2007, the research department covered 118 companies.

          The goal of our research professionals is to provide institutional investor clients with timely, insightful and useful research and investment strategies. We work diligently to keep our institutional investor clients current on new opportunities in the biotechnology sector, new regulatory developments and other information necessary for successful investing. We believe the best recommendations we can make to investors are not only accurate but also differentiated from or incremental to the collective opinion of other analysts and the investment community, generally. Our differentiated approach to research focuses our experienced analysts' efforts toward delivering specific investment ideas and deemphasizes maintenance research, which we define as the collection and dissemination of available information without detailed analysis.

          Merchant Banking

          To date, our merchant banking efforts have been primarily comprised of making limited principal investments in several PIPE and RD financing transactions where we also acted as the placement agent, and obtaining equity ownership stakes in public “shell” companies, i.e., reporting companies that have no active trade or business and nominal assets, that were subsequently merged with operating private companies through reverse mergers or CAPs® (Collateralized Acquisition Pools®) arranged by us.

          Asset Management

          We operate in asset management on a limited basis through the Fund Manager, which manages the Fund. More than half of the capital invested in the Fund was contributed by our Chief Executive Officer and members of his family. For the most recent five year period through March 2007, the Fund has shown a cumulative return, after fees and carried interest, of 145.9% compared to returns of 99.5% and 95.6% percent, respectively, for the Russell 2000 Value Index and the S&P Small Cap 600 for the same period. The Fund’s assets were approximately $8.5 million at June 30, 2007.

History

          The foundation of today's Rodman & Renshaw was laid in 2002 when Michael Vasinkevich and Edward Rubin joined John Borer and several of his colleagues from the original Rodman firm who had acquired the “Rodman & Renshaw” name and certain related assets out of liquidation in 1998, and named their new firm Rodman & Renshaw in 1999. The original Rodman firm (which was also known as Rodman & Renshaw) was in operation from 1951 to 1998. The original Rodman firm was put into liquidation due to the financial weakness of its foreign owners in 1998. Today's Rodman & Renshaw is a different corporate entity from the original Rodman firm and does not share any operating history with the original Rodman firm. None of the information in this Report relates to any business operations conducted prior to 2002.

Risk Management and Compliance

          Risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and expose participants to a variety of risks. The principal risks we face are credit, market, liquidity, legal, reputation and operational risks. We consider risk management to be of paramount importance in our day-to-day operations. Consequently, we devote significant resources, including investments in personnel and technology, to the measurement, analysis and management of risk. While risk cannot be eliminated, we seek to mitigate it through a strong internal control environment, with multiple overlapping and reinforcing elements. We have developed policies and procedures to identify, measure and monitor the risks involved in our sales and trading and investment banking activities. We apply sound practical judgment before transactions occur to ensure appropriate risk mitigation is in place. We accomplish this objective by allocating the usage of capital to each of our businesses, establishing trading limits and setting credit limits for individual counterparties. The challenge is balancing risk versus return. Our objective is to achieve adequate returns from each of our business lines commensurate with the risks inherent in those businesses. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in the value of our portfolio of securities held for investment and increases in our credit exposure to customers and trading counterparties and general systemic risk.

Competition

          All aspects of our business are intensely competitive. Our competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. We consider our primary competitors to include the following firms:

Banc of America Securities, LLC	Lehman Brothers, Inc.
C.E. Unterberg, Towbin	Merriman Curhan Ford & Company
Canaccord Adams, Inc.	Oppenheimer & Co. Inc.
CIBC World Markets	Piper Jaffray & Co.
Cowen and Company, LLC	RBC Capital Markets, Inc.
Duetsche Bank Securities, Inc.	Roth Capital Partners, LLC
Jefferies & Company, Inc.	ThinkEquity Partners, LLC
Lazard Ltd.	Thomas Weisel Partners, LLC
Leerink Swann & Co.

In addition, as we expand into new sectors, we are likely to face competition from other firms.

          We compete on a national, regional and local level as well as on product and business line bases. Some of our competitors have teams that specifically focus on the biotechnology sector, and some of them specialize in PIPE and/or RD financings. We do not believe that any of our competitors have the same level of expertise as we do in both the biotechnology sector and with PIPE and RD financing transactions. Many of our competitors, however, have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, quality and price of our products and services, market focus and the experience of our professionals.

          In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, including among many of our former competitors. In particular, a number of large commercial banks have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking, insurance and asset management. Many of these firms also have more extensive investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our business. This trend toward consolidation and convergence has also significantly increased the capital base and geographic reach of our competitors.

          Competition is intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our business will depend upon our continued ability to retain and motivate our existing professionals and attract new professionals.

Government Regulation

          Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of participants in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. R&R, our wholly-owned subsidiary, is registered as a broker-dealer with the SEC, the National Association of Securities Dealers (the “NASD”) and in 23 states. Accordingly, R&R is subject to regulation and oversight by the SEC and the NASD, a self-regulatory organization which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms. State securities regulators also have regulatory or oversight authority over R&R. Our business may also be subject to regulation by foreign governmental and regulatory bodies and self-regulatory authorities in other countries.

          Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, R&R is subject to the SEC’s uniform net capital rule, Rule 15c3-1 of the Exchange Act. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a consolidated supervised entity) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

          The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes Oxley Act of 2002 (“S-Ox”), the SEC, the New York Stock Exchange (“NYSE”) and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, to which we were not a party, the firms have been subject to certain restrictions and undertakings. As part of this settlement, restrictions have been imposed on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, the firms also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and the NASD has proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business. Furthermore, the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

          The SEC staff has conducted studies with respect to “soft dollar” practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices. The SEC staff has indicated that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our business.

          The effort to combat money laundering and terrorist financing is a priority in government policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

          Certain of our businesses are subject to compliance with laws and regulations of the United States, state governments, foreign governments and their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

          Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

          The United States and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

          Since March 2004, we have received inquiries, subpoenas and requests for production of documents from either the SEC or NASD with respect to individual PIPE financing transactions in which we acted as placement agent. We have responded to each such inquiry, and to our best knowledge our responses have been to the satisfaction of the inquiring party. We have never been advised by either the SEC or the NASD that we are, or have been, a target in connection with any such inquiry or investigation in connection with our PIPE business, and we have no reason to believe that we are currently a target in connection with any such inquiry or investigation. We believe that these inquiries and investigations are consistent with the general regulatory scrutiny that PIPE transactions have been the subject of during this period.

          During 2006, and to date, we have received ongoing inquiries from the NASD relating to our participation in resale registration offerings that register securities placed in private placement financing transactions in which we acted as placement agent. The inquiries have focused on whether the offerings contemplated by such resale registration statements are subject to the filing requirements set forth in Rule 2710 of the NASD Conduct Rules (Rule 2710) and NASD Notice to Members 88-101. A Rule 2710 filing seeks approval from the NASD as to the fairness of the compensation received, or to be received, by a member in a financing transaction covered by the rule. The rule generally covers a member that is “participating” in a public offering, the definition of which is currently the subject of industry discussion and debate. We have responded to each such inquiry, and to our best knowledge such responses have been to the satisfaction of the inquiring party. We expect that the NASD may seek further information from us. We have never been advised by the NASD that we are, or were, a target in connection with any investigation relating to Rule 2710.

RISK FACTORS

          An investment in us involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this Report, before deciding to purchase any of our securities. If any of the events or developments described below actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

Risks Related to Our Business

We derive a significant portion of our revenues from the life science sector (primarily from biotechnology companies). Adverse developments or a decline in investor interest in this sector could harm our business.

          In 2006 and 2005, 60% and 82%, respectively, of our revenues were derived from the life science sector. For the first quarter of 2007, the percentage was 76%. Although we expect this percentage to decrease as our business grows and we are able to successfully execute our growth strategy, we anticipate that the life science sector (primarily biotechnology companies) will continue to account for the largest portion of our revenues in the foreseeable future. The life science sector is known for its volatility due to a number of factors including the following:

  many companies in this sector rely on a single product or class of products;

  the sector is highly regulated;

  a company’s success or viability depends on the results of clinical trials, which are unpredictable;

  technological developments;

  disposition of patent applications;

  product recalls;

  geo-political developments;

  political developments in the United States;

  general economic conditions;

  international respect of patents;

  global competition; and

  availability of insurance coverage.

Unless we can expand into new segments of the economy, our revenue and net profits will continue to be subject to the volatility of the life science sector, which could have a detrimental impact on the price of our securities.

We expect our growth rates to decline and anticipate downward pressure on our operating margins in the future.

          In 2006 and 2005 our total revenues were $64.0 million and $29.3 million, respectively, an increase of 118%. Similarly, in 2006 and 2005 our net income was $ 16.5 million and $4.5 million, respectively, an increase of 267%. As our business grows and matures, it is unlikely that our growth rate can be sustained at those levels, if at all. We expect that in the future our revenue growth rate will decline and anticipate that there will be downward pressure on our operating margins. We believe this decline and downward pressure could be the inevitable result of a number of factors, including the following:

  revenues not rising as quickly as expenses;

  increasing competition in those segments of the market in which we compete;

  additional costs related to being a public reporting company;

  our ability to execute our growth strategy;

  our liquidity and access to capital; and

  the relative amounts of revenue we earn from our different operating units, which have different profit margins.

If we are unable to manage our future growth successfully, we may not be able to sustain profitability. Continued growth may place significant demands on our operational, administrative and financial resources.

          Our rapid growth has caused, and if it continues, will continue to cause, significant demands on our operational, administrative and financial infrastructure and increase our expenses. If we do not effectively manage our growth, the quality of our services could suffer, which would adversely affect our operating results and our reputation. To effectively manage future growth, we will have to hire, train and manage a larger work force, improve our financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability too manage our growth will be impaired and we may have to incur significant additional expenditures to address these issues, further impairing our financial condition and profitability. We cannot assure you that we will be able to manage our growth effectively and any failure to do so could adversely affect our ability to generate revenues and control expenses.

We depend on the services of Mr. Vasinkevich, Mr. Borer and Mr. Rubin, and the loss of their services would have a material adverse effect on us.

We depend on the efforts and reputations of Michael Vasinkevich, our Vice Chairman, John J. Borer III, our Chief Executive Officer and Edward Rubin, our President. Their reputations and relationships with clients and potential clients are critical elements in expanding our businesses, and we believe our historical and future performance is strongly correlated to their involvement to date and their continued involvement in our operations. The loss or reduction of the services of any of them, due to death, disability, termination of employment or regulatory restriction, would have a material adverse effect on our operations, including our ability to attract new company clients and to raise capital from institutional investors.

          We have entered into employment agreements with each of Messrs. Vasinkevich, Rubin and Borer, which expire February 28, 2010. Each employment agreement renews automatically for an unlimited number of one-year periods until either party gives a 90-day non-renewal notice. If the executive’s employment terminates for any reason, he is subject to a covenant that prohibits him from competing with us for a period of one year from the date of termination. We cannot assure you that one or more of Messrs. Vasinkevich, Borer and Rubin will not resign, join a competitor or form a competing company or that the non-competition provisions in their employment agreements are enforceable. If any of these events were to occur, our business could be materially and adversely affected.

Our client base and the number of products we offer are limited. Our rate of growth will be impaired unless we expand our client base and increase our investment banking revenues.

          We derive most of our revenues from investment banking engagements, including placement agent and underwriting fees and strategic advisory fees, which have the highest profit margins of any of our operating units. For the first quarter of 2007 and for the years 2006 and 2005, investment banking transactions accounted for 70.7%, 67.4 and 61.1%, respectively, of our total revenues. In addition, most of our investment banking revenue derives from public companies in the life science sector. From January 1, 2003 through June 30, 2007, we acted as sole or lead manager in connection with 122 financing transactions, of which 93 were or are on behalf of companies in the life science sector. Most of our investment banking clients are public companies and many of them have little or no revenue. From January 1, 2003 through June 30, 2007, our corporate finance transactions ranged from $1.2 million to $163 million.

          Although our growth strategy contemplates that we will develop new sources of revenue and expand our sales and trading, strategic advisory, asset management and merchant banking capabilities, our future growth still largely depends on our ability to generate significant placement agent and underwriting fees. To do so, we must (i) expand into new sectors, (ii) increase the volume of corporate finance transactions in which we act as sole or lead manager and (iii) actively solicit engagements for larger transactions. Significant factors affecting this strategy include our relatively small size, our lack of familiarity with, and visibility in, sectors other than life science and competition from larger investment banks. We cannot assure you that we will be able to compete effectively for new investment banking engagements. If we are unable to increase our investment banking revenue, our rate of growth will be adversely affected, which may cause the price of our Common Stock to decline.

Our future success depends on our ability to expand our investment banking services into sectors of the economy other than life science.

For the first quarter of 2007 and for the years 2006, 2005 and 2004, revenues from non-life science companies were 24%, 40%, 18% and 15%, respectively. Since we do not have any particular expertise in sectors other than life science, we rely, in part, on our relationships with institutional investors and private equity funds to introduce us to companies that need capital and on our own ability to identify opportunities to which we can apply our corporate finance know-how. We cannot assure you that we will be able to continue to receive referrals from institutional investor sources. We will need to hire teams of investment bankers and other professionals with expertise in a particular sector, which would, in the short-term, increase our operating costs. If these costs are not offset with increases in revenues, our profitability will be adversely affected, which may cause the price of our Common Stock to decline.

PIPE transactions have been subject to intense regulatory scrutiny over the last few years. To the extent the investor interest is reduced as a result, our business will be adversely affected.

          A significant factor in our growth to date has been our leading position as placement agent in PIPE financing transactions. These transactions usually can be accomplished in less time and at less cost than registered public offerings. Various regulatory and governmental agencies, including the SEC, have been reviewing PIPE transactions. Periodically, we receive requests for information from the SEC and other regulatory and governmental agencies regarding PIPEs in general or regarding specific transactions. In most cases, these communications include a request for copies of transaction documents. We always comply with these requests. If the SEC or any other regulatory agency promulgates regulations that make it more difficult or expensive to consummate PIPEs, investors and issuers may prefer other financing strategies, such as registered public offerings. Since underwriting registered public offerings has never been a significant source of revenue for us, and any decline in the number of PIPE transactions could have a material adverse impact on our business, operations and financial condition, which may cause the price of our Common Stock to decline.

Our revenue and profits are highly volatile, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Common Stock to decline.

          We have experienced, and expect to experience in the future, significant variations from period to period in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues, which represent the largest portion of our revenues, are typically earned when the financing or merger or acquisition transaction is consummated, the timing of which is uncertain and largely beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in a successfully completed transaction. As a result, our business depends a great deal on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client could delay or terminate financing transactions because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, adverse market conditions or because its business is experiencing unexpected operating or financial problems. In addition, many companies seeking a financing simultaneously explore a merger or sale option. Our investment banking revenues would be adversely affected in the event that companies for which we are acting as placement agent or underwriter were to be sold and we were not also engaged as a strategic advisor. If a transaction fails to close, we will earn little or no revenue despite the fact that we may have devoted considerable resources to, and incurred significant out-of-pocket expenses in connection with, the transaction. This risk may be intensified by our focus on companies in the biotechnology sector, which is extremely volatile. As a result, our financial results will likely fluctuate from quarter to quarter based on the timing when fees are earned, which could, in turn, lead to increased volatility in the price of our Common Stock.

Our corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

          Our investment banking engagements, whether for a financing or a merger or acquisition transaction, are usually transaction specific as opposed to long-term engagements. As such, we must continually seek new engagements even from companies that have engaged us in the past. For this reason, we believe it is important to nurture strong relationships with our clients. Although we have been successful in securing repeat engagements from clients in the past, our ability to do so on a regular basis is by no means assured. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business, results of operations and financial condition could be adversely affected.

We may invest our own principal capital in equities that have limited liquidity and that expose us to a significant risk of capital loss.

          We use a portion of our own capital in a variety of principal investment activities, including purchasing “shell” companies to be used in connection with future financing transactions and purchasing securities offered in financing transactions for which we are acting as placement agent. We also hold a portfolio of equity securities, including stock and warrants that we received as part of our compensation in connection with acting as a placement agent. Principal investing involves numerous risks, including illiquidity, loss of principal and revaluation.

          As part of our growth strategy, we intend to expand our merchant banking operating unit, which may involve purchasing securities in venture capital and other high-risk financings of early-stage, pre-public, mezzanine or turn-around companies. These securities are likely to be restricted as to resale and may, in any event, be highly illiquid. Further, we risk the loss of invested capital. For example, in the case of investments in marketable securities, these principal investments could be significant relative to the overall capitalization of the company in which we invest. Resale of a significant amount of these securities might adversely affect the market and the sales price for such securities. Moreover, the companies in which we invest may rely on new or developing technologies or novel business models, or concentrate on markets which have not yet developed and which may never develop sufficiently to support successful operations. Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that general market conditions will not cause the market value of our investments to decline. For example, an increase in interest rates, currency fluctuations, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we may invest could result in a decline in the value of our investments or a total loss of our investment. This could materially and adversely impact our financial results and the price of our Common Stock.

          We may also commit our own capital to facilitate client sales and trading activities. The number and size of these transactions may adversely affect our results of operations. To the extent that we have long positions in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have short positions in any of those markets an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market. These long and short positions and the movement of the market relative to these positions could further contribute to the fluctuations in our revenues and earnings, which, in turn, could contribute to volatility in the price of our Common Stock.

The asset management business is intensely competitive.

          As part of our growth strategy, we plan to expand our asset management business. The asset management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation. Our asset management business will compete with a number of private equity funds, specialized investment funds, hedge funds, corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks:

  many of our potential competitors have greater financial, technical, marketing and other resources and more personnel than we do;

  several of our potential competitors have recently raised, or are expected to raise, significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

  some of our potential competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

  some of our potential competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make;

  our potential competitors include corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

  it is relatively easy for new investment funds to enter our line of business, including a relatively low cost of entry, and the successful entry of new comers into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition;

  some investors may prefer to invest with an investment manager that is not publicly traded; and

  other industry participants will, from time to time, seek to recruit our investment professionals and other employees away from us.

          We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. On the other hand, we may experience decreased rates of return and increased risks of loss if we match investment prices, structures and terms offered by competitors. In addition, if interest rates were to rise or there were to be a prolonged bull market in sectors other than the ones in which we invest, the attractiveness of our investment funds relative to other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future investment funds, either of which would adversely impact our business, revenue, results of operations and cash flow.

          Furthermore, asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities. In addition, the SEC staff has conducted studies with respect to “soft dollar” practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices. The SEC staff has indicated that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our business.

We face strong competition from other investment banks that serve the life biotechnology sector and that specialize in PIPE and RD transactions. If we fail to address the challenges posed by this competition, we could lose our leading position in these areas, causing our operating results to suffer.

          The investment banking industry is intensely competitive, and we expect it to remain so for the foreseeable future. This is true in the case of the biotechnology sector as well as in connection with PIPE and RD financing transactions, in which we specialize. We consider our principal competitors to be Banc of America Securities, LLC, C. E. Unterberg, Towbin, Canaccord Adams, Inc., CIBC World Markets, Cowen & Company, LLC, Duetsche Bank Securities, Inc., Jeffries & Company, Inc., Lazard Ltd., Leerink Swann & Co., Lehman Brothers, Inc., Merriman Curhan Ford & Company, Oppenheimer & Co., Inc., Piper Jaffray & Co., RBC Capital Markets, Inc., Roth Capital Partners, LLC, ThinkEquity Partners, LLC and Thomas Weisel Partners, LLC. In addition, as we expand our business into new sectors and new business lines, we will face competition from other firms. We compete on the basis of a number of factors, including the scope and quality of services, price, market focus and industry knowledge, client relationships and reputation. The larger banks provide a broad range of investment banking services to their clients. We have experienced intense price competition in our various businesses. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, could adversely affect our revenues, even as the size and number of our investment banking transactions may increase. If we do not address these competitive factors successfully, we may not be able to execute our growth strategy or even maintain our existing market share. In either case, our operating results would suffer as would the price of our Common Stock.

As we grow, we will likely face competition from much larger investment banking firms. In order to compete with them, we may have to increase our operating expenses significantly and/or make larger commitments of capital in our trading and underwriting business. This increases the potential for capital loss, which could adversely impact our operating results.

          We are a relatively small investment bank. Primarily because of the types of transactions in which we specialize and the relatively small size of those transactions, except in rare circumstances, we have avoided competing with larger investment banks. However, we expect this to change as we pursue investment banking opportunities with larger companies and engagements for larger transactions. Larger investment banks not only offer a broader range of products and services than we do, they also have significantly greater financial and marketing resources than we do, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and may have more established relationships with clients than we have. Thus, they are better able to respond to changes in the investment banking industry, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share. For example, many of our larger potential competitors have the ability to support investment banking with commercial banking, insurance and other financial services, which has resulted, and could further result, in pricing pressure in our businesses.

          In addition, financial services firms have begun to make larger and more frequent commitments of capital in many of their activities. In order to win business, they are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. They are willing to provide debt financing out of internal funds, often giving them a significant competitive advantage. Because we do not have the resources to match these investment banking firms, we may be unable to compete as effectively for larger clients and larger transactions. In that case, we may not be able to execute that part of our growth strategy, which could have an adverse impact on our operations and financial condition.

Our ability to retain our senior professionals and recruit additional professionals is critical to our growth strategy and our failure to do so may adversely affect our reputation, business, results of operations and financial condition.

          Our people are our most valuable resource. Our future success depends to a substantial degree on our ability to retain and recruit qualified personnel, particularly senior managing directors. We anticipate that it will be necessary for us to add financial professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain the required personnel as the market for qualified financial professionals is extremely competitive. Our ability to obtain and successfully execute the transactions that generate a significant portion of our revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals from investment banking, sales and trading and research. The reputations and relationships of our senior professionals with our clients are a critical element in obtaining and executing client engagements. Accordingly, retaining these particular employees is critical to our future success and growth. Turnover in the investment banking industry is high and we encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds and private equity funds. We have experienced departures of investment banking and other professionals in the past and losses of key employees may occur in the future. As a result of such departures, we may not be able to retain valuable relationships and some of our clients could choose to use the services of a competitor instead of our services. If we are unable to retain our senior professionals and/or recruit additional professionals, our reputation, business, results of operations and financial condition will be adversely affected.

          If any of our senior employees were to join an existing competitor or form a new competing firm, we cannot assure you that our compensation arrangements and non-competition and non-solicitation agreements with our key employees are broad or effective enough to prevent or deter employees from resigning, joining or forming competitors or soliciting our clients. Further, we cannot assure you that we could successfully enforce our rights under those agreements.

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our senior managing directors and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

           In connection with our transition to a corporate structure, our senior executives and managing directors may experience significant reductions in their cash compensation or even their overall compensation. Following the Exchange, we intend to use equity, equity-based incentives and other employee benefits rather than pure cash compensation to motivate and retain our senior executives and managing directors. Our compensation mechanisms as a public company may not be effective, especially if the market price of our Common Stock declines. In addition, in March 2007, in connection with the sale of the Debentures and Warrants, our three senior executives agreed that their total compensation and benefits for any fiscal year, when added to all other compensation and benefits incurred by us in such fiscal year, will not exceed 58% of total revenues in that year. In July 2007, the percentage was reduced to 55%, excluding expenses relating to equity-based compensation granted prior to the Exchange Date. Although we may increase this percentage for years subsequent to 2007, this agreement could adversely impact the overall compensation managing directors may receive. Our senior executives and managing directors may receive less compensation under this formula than they otherwise would have received before the Exchange and may receive less compensation than they otherwise would receive at other firms. Such a reduction in compensation (or the belief that a reduction may occur) could make it more difficult to retain our senior managing directors. In addition, some current or potential senior managing directors and other employees may be more attracted to the benefits of working at a private partnership and the prospects of becoming a partner at such a firm, or at one of our larger competitors.

Limitations on our access to capital could impair our ability to expand our underwriting businesses.

          Liquidity, or ready access to funds, is essential to financial services firms, including ours. R&R, our broker-dealer subsidiary, is subject to the net capital requirements of the SEC, the NASD and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to expand our underwriting business. Furthermore, there are laws that authorize regulatory bodies to block or reduce R&R’s ability to distribute funds to us. As a result, regulatory actions could impede our access to funds that we need to make payments on obligations or dividend payments. In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are satisfied.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.

          Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, and breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances, and, as a result, default risks may arise from events or circumstances that are difficult to detect, foresee or reasonably guard against. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Our operations and infrastructure and those of the service providers upon which we rely may malfunction or fail.

          We have outsourced certain aspects of our technology infrastructure, including data centers, disaster recovery systems, and wide area networks, as well as some trading applications. We depend on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, we cannot guarantee that future disruptions with these providers will not occur or that their impact will not be material.

          We also face the risk of operational failure or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

          In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure, including electrical, communications, transportation and other services, that supports our businesses and the area in which we are located. This may affect, among other things, our financial, accounting or other data processing systems. Nearly all of our employees in our principal office in New York City work in close proximity to each other. Although we have a formal disaster recovery plan in place, if a disruption occurs and our employees are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement contingency plans that depend on communication or travel.

          Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance that we maintain.

Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

          Our growth strategy contemplates strategic investments, acquisitions and joint ventures. Strategic investments, acquisitions and joint ventures involve numerous risks and uncertainties, including the following:

  problems with the effective integration of operations and systems; conflicts or disagreements among the principals;

  the inability to maintain key pre-acquisition business relationships and integrate new relationships;

  increased operating costs;

  exposure to unanticipated liabilities;

  risks of misconduct by employees not subject to our control;

  difficulties in realizing projected efficiencies, synergies and cost savings; and

  exposure to new or unknown liabilities.

          Any future growth of our business, such as the further expansion of our principal investment activities, may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our Common Stock, which may dilute the ownership interest of our existing stockholders.

The demands of running a public company could result in additional costs and require our senior management to devote more time to regulatory and other requirements.

          As a public reporting company, we expect to incur an additional $1 million to $2 million in operating costs annually. These additional costs include the cost to comply with the significant regulatory and reporting requirements under the Exchange Act and other federal and state securities laws, listing and corporate governance requirements of the exchanges on which our Common Stock may be listed and the compliance obligations of S-Ox. Although we are currently listed on the OTC Bulletin Board, we intend to comply with the corporate governance requirements imposed by the various national stock exchanges, including those relating to director independence and it is our intent to seek a listing on a national securities exchange in the foreseeable future. In addition, we intend to hire additional financial reporting, internal control and compliance staff in order to develop and implement appropriate internal controls and reporting procedures. Our historical consolidated financial information does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations.

          Under Section 404 of S-Ox, we will be required to furnish a report assessing our internal controls over financial reporting by March 31, 2008, the last date on which we can file our annual report with the SEC for the fiscal year ending December 31, 2007, and our auditors will be required to deliver an attestation report on management’s assessment by March 31, 2009, the last date on which we can file our annual report with the SEC for the fiscal year ending December 31, 2008. Our assessment must include disclosure of any “material weakness” in our internal controls over financial reporting. We believe that we are not presently in compliance with S-Ox’s internal control requirements. It will take a substantial effort on our part to complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. We anticipate that we will need to hire additional accounting and finance staff to achieve appropriate segregation of duties. We are reviewing the adequacy of our financial controls and reporting systems and procedures, and we intend to make any necessary changes. We cannot assure you that we will be able to complete the required assessment by our reporting deadline or that we can satisfy any applicable standards in subsequent years. An inability to complete and document this assessment or to comply in subsequent years could result in our receiving a qualified report from our auditors with respect to our internal controls. This could cause investors to lose confidence in the accuracy or completeness of our financial reports, which could adversely impact the price of our stock. Additionally, ineffective internal controls over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to delisting by any exchange on which our securities are listed.

          In addition, our senior managers do not have experience as officers of publicly traded companies. Since inception, our senior management has been actively involved in the revenue generating activities of our operations. As the senior executives of a public reporting company, they will now be required to devote more of their time to compliance issues and to develop and implement the internal controls and reporting procedures required by S-Ox, which means they will have less time to devote to business and operational matters and to developing new business. If our senior management is required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of the revenue generating responsibilities of our senior management to other suitable professionals, our reputation, business, results of operations and financial condition may be harmed. Also, if we are unable to comply with S-Ox’s internal controls requirements, we may not be able to obtain the independent accountant certifications that S-Ox requires publicly-traded companies to obtain.

Evaluating our prospects in light of our limited operating history and fluctuations in our operating results is difficult.

          We have a limited operating history upon which you can evaluate our business and prospects. As a relatively young enterprise, we face numerous risks and uncertainties, including those relating to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service and product offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may harm our business and the value of your investment in our Common Stock.

          In addition, our operating results may fluctuate because of a number of factors, many of which are outside our control. For this reason, comparing our results on a period-to-period basis may not be meaningful and you should not rely on our past results as an indication of future performance. Our quarterly and annual expenses as a percentage of revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these results could cause the price of our Common Stock to decline. Also, because our business is relatively young and is still evolving, our historical operating results may not be useful in predicting our future operating results. Our short operating history and rapid growth do not accurately reflect the cyclical nature of the investment banking business. As our growth slows, we expect this cyclicality may become more apparent and may lead to further fluctuations in our performance and in the price of our Common Stock.

Our historical and unaudited pro forma financial information may not permit you to predict our costs of operations.

          The historical consolidated financial information in this Report does not reflect the added costs that we expect to incur as a public company or the resulting changes that have occurred in our capital structure and operations as a result of the Exchange. Because we historically operated through partnerships and limited liability companies prior to our transition to corporate form, we paid little or no taxes on profits and were able to treat certain payments to our senior executives as profit distributions rather than compensation. In preparing our unaudited pro forma condensed consolidated financial information, we deducted and charged to earnings estimated statutory income taxes based on a blended federal, state and local tax rate, which may be different from our actual tax rate in the future. Our pro forma financial information, however, does not make any adjustment to compensation and benefits expense. Thus, the estimates we used in our unaudited pro forma consolidated financial information may not be similar to our actual experience as a public corporation.

We may be required to make substantial payments under certain indemnification agreements.

          In connection with our conversion to corporate form, we entered into agreements that provide for the indemnification of our former members against certain tax liabilities relating to periods before the date of the Exchange when we operated as a limited liability company. We may be required to make substantial payments under these indemnification agreements, which could adversely affect our financial condition.

Risks Related to Our Industry

Difficult market conditions can adversely affect our business in many ways, which could materially reduce our revenue or income.

          Our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. For example, our revenues are directly related to the volume and value of investment banking transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial services companies seeking those engagements. Our results of operations would be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business. Finally, a general decline in the value of securities would adversely impact our investment portfolio. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and discourage companies from engaging in capital market transactions, which may reduce the number of investment banking opportunities available for us to pursue.

          Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego initial public offerings or elect to be listed on foreign markets, our underwriting business may be adversely affected. In addition, provisions of S-Ox and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC and reporting requirements relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

          The financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorney generals. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Exchange Act on broker-dealers and the Investment Advisers Act on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD or other self-regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against us could have adverse financial effects on us or harm our reputation, which could harm our business prospects.

          Financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly review and update our policies, controls and procedures. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us. For example, the research operations of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking professionals at securities firms. Several securities firms in the United States reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into the alleged conflicts of interest of research analysts, which resulted in rules that have imposed additional costs and limitations on the conduct of our business.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

          We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

          As an investment banking firm, we depend to a large extent on our reputation for integrity and professionalism to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging to our business than to other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and acquisitions and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including our clients’ stockholders who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services.

However, there can be no assurance that these provisions will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could harm our results of operations or harm our reputation, which could adversely affect our business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

          Recently, there have been a number of highly-publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, we often deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. We are also subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees would adversely affect us and our clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business would be adversely affected.

Our sales and trading business may be adversely affected by potential changes in industry practices.

          Historically, our clients have paid us for equity research through commissions on trades. Recently, Fidelity Investments, the large fund manager, entered into arrangements with financial institutions of which it is a client, pursuant to which Fidelity agreed to pay separately for trading and research services, a process known as “unbundling.” As a result, the financial institutions will reduce their commission on trades but will charge Fidelity separately for research that they provide. It is uncertain whether “unbundling” arrangements will become an industry trend and, if so, to what extent. Furthermore, if it does become the industry norm, we cannot predict the consequences it will have on our operations in general, or on our sales and trading and research businesses in particular.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

          We are not an investment company under the Investment Company Act of 1940 and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our Common Stock.

Risks Related to Our Common Stock

Our Common Stock is currently traded on the OTC Bulletin Board. Because there is a limited public market for our Common Stock, you may not be able to liquidate your investment when you want. We cannot assure you that an active trading market for our Common Stock will ever develop.

          There is limited trading in our Common Stock and we cannot assure you that an active public market for our Common Stock will ever develop. The lack of an active public trading market means that you may not be able to sell your shares of Common Stock when you want, thereby increasing your market risk. Until our Common Stock is listed on an exchange, we expect that it will continue to be listed on the OTC Bulletin Board. However, an investor may find it difficult to obtain accurate quotations regarding the Common Stock’s market value. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our Common Stock could decline.

          The trading market for our Common Stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our Common Stock will probably decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the Common Stock.

We cannot assure you that our Common Stock will become listed on a securities exchange.

          We plan to seek listing of our Common Stock on the NYSE, American Stock Exchange (“AMEX”) or a Nasdaq exchange as soon as reasonably practicable. We may not currently meet the initial listing standards of any of those exchanges or any other stock exchange, and cannot assure you when or if we will meet the listing standards, or that we will be able to maintain a listing of the Common Stock on any stock exchange.

The market price and trading volume of our Common Stock may be volatile.

          The market price of our Common Stock could be subject to significant fluctuations due to factors such as:

  actual or anticipated fluctuations in our financial condition or results of operations;

  the success or failure of our operating strategies and our perceived prospects and those of the financial services industry in general;

  realization of any of the risks described in this section;

  failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

  a decline in the stock prices of peer companies; and

  a discount in the trading multiple of our Common Stock relative to that of Common Stock of certain of our peer companies due to perceived risks associated with our smaller size.

          As a result, shares of our Common Stock may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our Common Stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

Your interest in us may be diluted if we issue additional shares of Common Stock.

          In general, stockholders do not have preemptive rights to any Common Stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of Common Stock in the future, including shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our Common Stock.

Provisions of our organizational documents may discourage an acquisition of us, which could adversely impact the price of our Common Stock.

          Our organizational documents may contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. Our Board of Directors may have the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill, or causing us to issue preferred stock that has greater voting rights than our Common Stock. If a change of control or change in management that our stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our Common Stock could decline.

Our Common Stock may be considered a “penny stock.”

          The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. If the market price of our Common Stock is less than $5.00 per share it will be considered a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase those types of securities. These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect your ability to sell shares.

We have no current plan to pay dividends on our Common Stock and investors may lose the entire amount of their investment.

          We have no current plans to pay dividends on our Common Stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment when they sell their shares nor can we assure that investors will not lose the entire amount of their investment.

We may have hidden liabilities that could have an adverse impact on our market value.

          There are a number of risks associated with the Exchange. First, all of our assets are subject to claims by creditors of Enthrust. Although we have conducted a due diligence review of the financial condition and legal status of Enthrust, Enthrust may have material liabilities that we might not discover until after the consummation of the Exchange. Second, although the Exchange Agreement contains representations and warranties concerning Enthrust’s assets, liabilities, financial condition and affairs, we will have very limited recourse against Enthrust’s current owners or principals in the event these prove to be untrue.

We will be controlled by a single stockholder whose interests may differ from those of other stockholders.

          As a result of the Exchange, Revere will own in excess of 50% of our issued and outstanding shares of Common Stock. Revere is owned one-third by our President and two-thirds by a trust whose beneficiaries are the wife and children of our Vice Chairman. As a result, our public stockholders have no ability to elect directors, control management and policies or influence major corporate decisions that require the consent of stockholders owning a majority of our issued and outstanding shares of Common Stock, including mergers, consolidations and the sale of all or substantially all of our assets. This could also adversely impact the market value of the Common Stock.

Future sales of our Common Stock could cause our stock price to decline.

          Sales of substantial amounts of Common Stock by our executives, employees and other stockholders, or the possibility of such sales, may adversely affect the price of our Common Stock and impede our ability to raise capital through the issuance of equity securities. Upon completion of the Exchange, there were 25,000,000 shares of Common Stock outstanding. Of these shares, 150,627 shares of Common Stock are freely transferable without restriction or further registration under the Securities Act of 1933. Subject to certain exceptions, the remaining 24,849,373 shares of Common Stock are available for future sale upon the expiration of transfer restrictions or in accordance with registration rights.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with Holding’s audited and unaudited consolidated financial statements and the related notes and the pro forma financial information that appears elsewhere in this Report. In addition to the historical and pro forma information, this discussion includes forward-looking statements reflecting our current expectations that involve assumptions, risks and uncertainties. Actual results and the timing of events may differ significantly from those projected in the forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Report.

Overview

          We are a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies. We also provide research and sales and trading services to institutional investor clients that focus on such companies. Since 2003, we have been a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE and RD transaction markets.

          Through AcumenBioFin™, our division dedicated exclusively to the life science sector, we provide a broad range of investment banking services to biotechnology companies, specialty pharmaceutical companies, medical device companies and other companies operating in the health care space. Our present business began in 2002, when we made the strategic decision to focus on the biotechnology sector and to build an integrated investment banking platform to service this sector. This was based in part upon our belief that the biotechnology sector was underserved by the investment banking community as a result of (i) the consolidation, beginning in the 1990’s, of well-established middle market and boutique investment banks with and into large financial institutions and (ii) the significant downturn in capital market activity in the biotechnology sector beginning in 2001.

          In furtherance of our strategy, we recruited investment bankers, research analysts, traders and institutional sales people with expertise in the biotechnology sector from other investment banks, from academia and from companies that operate in this sector. As a result, many members of our biotechnology “team” have PhDs or other advanced medical or scientific degrees. With this expertise, we have been able to better understand the potential performance of the products under development by and the regulatory environment impacting biotechnology companies and evaluate general economic and business trends affecting such companies. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand, which has resulted in a significant amount of repeat business.

          As we continued to expand our capital raising efforts for biotechnology companies, we determined that many of the financing strategies and transaction structures that we had developed for the biotechnology sector could be equally effective for other sectors. Applying our financing know-how, understanding of the financing needs of capital intensive companies, and appreciation of the concerns and goals of institutional investors that invest in such companies, we have begun to leverage our performance and reputation as a leading investment bank in the biotechnology sector to expand our product-based expertise and business reach to other sectors with similar financing needs. During the past 18 months, we completed investment banking transactions for companies in the environmental services, business services, technology, security, retail, oil and gas and manufacturing sectors, in addition to continuing to grow our presence in the biotechnology sector.

          Our activities as an investment banking firm constitute a single business segment, with the following principal sources of revenue:

  Investment banking fees, which are derived from corporate finance activities and strategic advisory services;

  Realized and unrealized gains with respect to securities held for our own account;

  Commissions on sales and trading activities;

  Conference fees; and

  Other miscellaneous sources of revenues such as asset management fees, interest and dividends.

While we have multiple sources of revenue, most of our revenues are derived from our investment banking services and consist of private placement, underwriting and strategic advisory fees earned upon the successful completion of financing or other types of corporate transactions, such as mergers, acquisitions and dispositions. We do not separately prepare, report or analyze financial data or operating results, such as operating expenses, profit and loss or assets, for our various operating units. For example, our sales and trading unit generates commission revenues and incurs various expenses specifically related to their activities, such as execution and clearing charges. Similarly, our life science conferences generate fees from attendees and presenters but also have expenses related to facility usage, food and beverage and entertainment.

Business Environment

          Market conditions and valuations for companies in the life science sector, as well as general market conditions, can materially affect our financial performance. Revenues for many of the services we provide are earned only upon the successful completion of a transaction. Accordingly, revenues and net income in any period may not be indicative of full-year results or the results of any other period and may vary significantly from year-to-year and quarter-to-quarter depending on whether and when transactions are completed and the number, size and type of transactions completed.

Revenues

          Our principal sources of revenues are: (i) investment banking revenues, which include placement agent, underwriting and strategic advisory fees; (ii) principal transactions, which consists of unrealized gains and losses on securities held for investment; (iii) gains and losses realized from the sale of securities held for investment; (iv) commissions; (v) conference fees; and (vi) asset management fees, interest and dividends.

          Investment banking

          Investment banking revenues include fees earned in connection with private placement and underwritten financing transactions and advisory fees earned in connection with mergers, acquisitions, divestitures and similar transactions. We operate in a highly competitive environment where there rarely are long-term contracted sources of revenue, and each revenue-generating engagement, which typically relates to a single transaction, is separately awarded and negotiated. We gain new clients each year through our business development initiatives, including our life science conferences, and through referrals from current and former clients, directors, attorneys and other parties with whom we have relationships. We also obtain new engagements from previous clients and from the movement of their senior management to other companies.

          Our investment banking revenues depend, to a large extent, on the successful completion of financing, merger, acquisition, divestiture or similar transactions. A transaction may fail to be completed for many reasons, including changes in market and/or general economic conditions, business reversals or setbacks, failure of the parties to agree upon final terms, failure to secure necessary board or stockholder approvals, failure to secure necessary financing, and failure to receive necessary regulatory approvals. In addition, an engagement initially undertaken for a particular type of transaction, such as a financing, may not generate revenue because the client decides to consummate a different transaction for which we are not entitled to a fee. Although we internally track placement agent, underwriting and strategic advisory fees separately, we do not treat them as separate lines of business and we do not track the related expenses separately.

          Principal transactions and realized gains

          Revenues described as “principal transactions” constitute net unrealized gains and losses on publicly traded unrestricted common stock that we have the ability to sell in the short term. Unrealized gains and losses on publicly traded unrestricted common stock that we cannot sell in the short term (i.e., 12 months) due to low volume or illiquidity are reported separately under “other comprehensive income/loss.” Realized gains and losses reflect the net proceeds from the sale of securities in excess of or below our cost of those securities. Securities held for investment include: (i) warrants we received as compensation for acting as placement agent; (ii) securities and/or warrants we purchased in offerings for which we acted as placement agent; (iii) retained equity positions in former “shell” companies that have been merged with operating companies; and (iv) for the year ended December 31, 2006 and the three months ended March 31, 2007, securities held by the Fund. Principal transaction revenues and gains realized will vary from period-to-period and year-to-year, based on general market conditions and the performance of the companies in which we own securities and the amount of our compensation received in the form of warrants or securities rather than cash. The decision to hold or liquidate securities depends on a variety of factors, including market conditions, our assessment of the prospects of the issuer and our need for capital.

          Commissions

          Commissions constitute amounts paid by our investor clients from brokerage transactions in equity securities. Our commissions may vary from period-to-period, in part, depending on commission rates, trading volume and number of customers. The introduction of decimalization in securities trading since 2000 and the ability to execute trades electronically, through the Internet and through other alternative trading systems, have resulted in reductions in trading commissions and spreads generally. We expect this trend toward alternative trading systems and resulting pricing pressures on our brokerage business commissions to continue.

          We are, to some extent, compensated through trading commissions for the value of our equity research and other value added services that we deliver to our clients. These “bundled” commission practices have been the subject of discussion among regulators, the investment banking community and brokerage clients. Some institutional investors have recently announced agreements with brokerage firms under which they will pay for research directly in cash instead of compensating these firms through trading commissions. Depending on the extent to which this practice is adopted, this trend could reduce our commission revenues by negatively affecting both trading volumes and commission rates.

          Conference fees and other revenues

          Our other revenues consist primarily of conference revenues, interest and dividend income and asset management fees. Conference revenues have increased over the years as more companies have participated in our two annual life science sector conferences and we have increased the fees charged for participation. However, conference revenues do not cover the entire cost directly associated with the conferences, such as facility usage costs, travel, entertainment and dining. We believe that the conferences are an important part of our marketing strategy and have contributed to our overall revenue growth. Interest and dividend income primarily consists of interest earned on our cash and short term investments. We also earn asset management fees through the Fund Manager. The Fund Manager is managed by John J. Borer III, our Chief Executive Officer, and Mr. Borer and members of his family constitute a majority of the investors in the Fund and have contributed most of the Fund’s capital.

     Operating Expenses

          We view our operating expenses as falling into one of two categories: either “employee compensation and benefits” or “other operating expenses.”

          Employee compensation and benefits

          Employee compensation and benefits is our largest category of expense, generally constituting more than 50% of our total expenses. Employee compensation and benefits include salaries, bonuses, benefits, employment taxes and other employee costs. It includes both cash and non-cash expenses. We generally pay our employees semi-monthly salaries during the year. We also pay discretionary bonuses based on a combination of the individual and the firm's performance, which, particularly for our senior professionals, makes up the largest portion of their total compensation. In some cases, discretionary bonuses are paid quarterly in arrears and, in other cases, annually, in arrears. Because we were taxed as a partnership for federal and state income tax purposes, historically, we distributed a significant portion of our profits to our senior executive officers in the form of tax-free distributions rather than as compensation. As a corporation, we will no longer be able to do that. In addition, beginning with the current fiscal year, we have agreed to limit our total compensation and benefits expense, excluding equity-based compensation granted prior to the Exchange Date, to approximately 55% of revenues each year, although we may increase this percentage for years subsequent to 2007.

          Other operating expenses

          Other operating expenses include all operating expenses other than those constituting employee compensation and benefits, such as fees, costs and expenses relating to the life science conferences, such as facility usage fees and travel, entertainment and dining expenses, business development costs, office supplies, subscription fees, occupancy and rental costs, brokerage and trade execution costs, professional fees, communications, data processing and information services, travel and entertainment, depreciation and amortization, recruiting and insurance. Clearance and execution charges are directly related to our trading unit. Other operating expenses have been relatively modest in proportion to revenues as a result of the relatively small number of staff and related costs (including travel, office space, communications, broker/dealer costs, depreciation and professional services) that we incur. Other operating expenses as a percentage of revenues vary as a result of a variety of factors, including fluctuation in quarterly revenues, the amount of recruiting and business development activity, the amount and timing of reimbursement of engagement-related expenses by clients, and other factors. Accordingly, other operating expenses as a percentage of revenues in any particular quarter may not be indicative of such expenses as a percentage of revenues in any future period. We monitor these expenses carefully. We expect our operating expenses to increase after the Exchange as a result of additional auditing, legal, insurance, printing and other expenses related to being a public reporting company.

Results of Operations

          The following table sets forth our revenues, expenses, net income and comprehensive income for the three-month periods ended March 31, 2007 and 2006, the years ended December 31, 2006 and 2005 and the nine months ended December 31, 2004. In April 2004, we changed our fiscal year-end from March 31 to December 31. As a result, our 2004 financial information only reflects nine months of operations. The financial information below, to the extent it relates to the years ended December 31, 2006 and 2005 and the nine months ended December 31, 2004, are derived from our audited consolidated financial statements included elsewhere in this Report. The financial information for the three month periods ended March 31, 2007 and 2006 is derived from our unaudited condensed consolidated financial statements included elsewhere in this Report.

					Nine Months
	Three Months Ended		Year Ended		Ended
	March 31,		December 31,		December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Revenues:
Private placement, underwriting and strategic advisory
fees	$14,620	$13,157	$43,081	$17,887	$16,669
As a percentage of total revenues	70.7%	64.0%	67.4%	61.1%	79.8%
Principal transactions, net	864	1,345	11,519	1,175	827
As a percentage of total revenues	4.2%	6.5%	18.0%	4.0%	4.0%
Realized gains on securities, net	3,102	4,977	1,884	6,174	0
As a percentage of total revenues	15.0%	24.2%	2.9%	21.1%	0.0%
Commissions	2,000	1,046	5,161	2,429	2,140
As a percentage of total revenues	9.7%	5.1%	8.1%	8.3%	10.3%
Conference fees	0	0	2,093	1,488	1,112
As a percentage of total revenues	0.0%	0.0%	3.3%	5.1%	5.3%
Other revenues	104	30	220	102	129
As a percentage of total revenues	0.5%	0.1%	0.3%	0.3%	0.6%
Total Revenues	$20,690	$20,555	$63,958	$29,255	$20,877

Expenses:
Employee compensation and benefits	$10,152	$5,931	$26,782	$15,345	$14,427
As a percentage of total revenues	49.1%	28.9%	41.9%	52.5%	69.1%
Conference fees	176	75	4,748	3,673	2,957
As a percentage of total revenues	0.9%	0.4%	7.4%	12.6%	14.2%
Professional fees	816	760	6,192	1,492	1,026
As a percentage of total revenues	3.9%	3.7%	9.7%	5.1%	4.9%
Business development	585	365	1,880	765	410
As a percentage of total revenues	2.8%	1.8%	2.9%	2.6%	2.0%
Communication and data processing	398	361	1,452	671	282
As a percentage of total revenues	1.9%	1.8%	2.3%	2.3%	1.4%
Other expenses	1,218	616	3,319	2,423	1,482
As a percentage of total revenues	5.9%	3.0%	5.2%	8.3%	7.1%
Total Expenses	$13,345	$8,108	$44,373	$24,369	$20,584
As a percentage of total revenues	64.5%	39.4%	69.4%	83.3%	98.6%
Income before income taxes and minority interests	$7,345	$12,447	$19,585	$4,886	$293
As a percentage of total revenues	35.5%	60.6%	30.6%	16.7%	1.4%
Income taxes	(32)	486	893	395	19
Minority interest in (income) loss of subsidiaries	(557)	(999)	(2,174)	18	0
Net income	$6,820	$10,962	$16,518	$4,509	$274
As a percentage of total revenues	33.0%	53.3%	25.8%	15.4%	1.3%
Unrealized gain on investments	(1,002)	0	1,002	0	0
Comprehensive income	$5,819	$10,962	$17,520	$4,509	$274
As a percentage of total revenues	28.1%	53.3%	27.4%	15.4%	1.3%

     March 31, 2007 compared to March 31, 2006

          Net Income

          Net income for the quarter ended March 31, 2007 was $6.8 million compared to $11.0 million for the quarter ended March 31, 2006, representing a decrease of $4.2 million, or 38.2%. This decrease was attributable to a $5.2 million increase in total expenses. The largest contributor to the increase in expenses was compensation and benefits, which increased by $4.2 million. In addition, net income was impacted by a minority interest charge relating to the Fund of $0.6 million and $1.0 million in the first quarters of 2007 and 2006, respectively.

          Revenues

          Investment banking revenues for the three months ended March 31, 2007 were $14.6 million compared to $13.2 million for the three months ended March 31, 2006, representing an increase of $1.4 million, or 11.0%. The increase in our investment banking revenues was primarily attributable to larger financing transactions. In the 2007 period, we were the sole or lead manager in connection with seven financing transactions, which raised an aggregate of $139 million. In the first quarter of 2006, we were the sole or lead manager in connection with 12 financing transactions, which raised an aggregate of $305 million. We earned investment banking revenues from 28 different clients in the first quarter of 2007, compared to 21 clients in the first quarter of 2006. In the first quarter of 2007, $14.1 million of investment banking revenues constituted placement agent or underwriting fees and $0.5 million constituted strategic advisory fees. In the first quarter of 2006, $13.0 million of investment banking revenues constituted placement agent or underwriting fees and $0.2 million constituted strategic advisory fees. For the first quarter of 2007, 76.0% of our investment banking revenues was derived from clients in the life science sector compared to 68.0% in the first quarter of 2006.

          For the first quarter of 2007, principal transaction revenues were $0.9 million compared to $1.3 million for the first quarter of 2006, reflecting unrealized gains in our investment portfolio. For the first quarter of 2007, realized gains were $3.1 million compared to $5.0 million for the three months ended March 31, 2006. In the first quarter of 2007, the Fund generated principal transaction revenue of $0.3 million and net realized gains of $0.5 million. In the first quarter of 2006, the Fund generated principal transaction revenue of $0.7 million and net realized gains of $0.3 million. Also, in the first quarter of 2007, we recorded $1.0 million of realized gains on publicly traded unrestricted common stock that we cannot sell in the short-term, representing a reclassification of the unrealized gains recorded as other comprehensive income in 2006.

          In March 2007, Holding distributed 85% of the beneficial interests in certain equity securities, including stock and warrants, which they held in 62 companies, to its members, Revere (59.5%) and RRCG (25.5%), retaining 15%. Holding, Revere and RCG then contributed their interests in these securities to RRPR in exchange for membership interests held 15% by Holding, 59.5% by Revere, and 25.5% by RRCG. As a result of the Exchange, we own 40.5% of RRPR, 15.0% through our ownership of Holding and 25.5% through our ownership of RRCG. Because we no longer own 100% of these securities, principal transaction revenues in future periods will be lower than it would have been if we continued to hold a 100% interest in these securities.

          We earned commissions of $2.0 million for the three months ended March 31, 2007 compared to $1.0 million for the three months ended March 31, 2006, an increase of $1.0 million, or 100%. The increase was primarily attributable to an increase in the volume of shares traded for our customers, which, in turn, is attributable to a number of factors including the overall strength of the capital markets, an increase in the number of traders and institutional sales personnel and increasing investor interest in our research products.

          Other revenues for the three months ended March 31, 2007 totaled $0.1 million compared to $0.03 million for the three months ended March 31, 2006, an increase of $0.07 million or 233%. Other revenues for the first quarter of 2007 and 2006 consisted primarily of interest and dividend income.

          Expenses

          Total expenses for the first quarter ended March 31, 2007 were $13.3 million compared to $8.1 million for the three months ended March 31, 2006, an increase of $5.2 million, or 64.0%. For the 2007 period total expenses constituted 64.5% of revenues compared to 39.4% for the 2006 period. The increase in expenses generally reflects an expansion of our operating platform as we continue to focus on growth.

          Employee compensation and benefits for the three months ended March 31, 2007 was $10.2 million compared to $5.9 million for the three months ended March 31, 2006, an increase of $4.3 million, or 73.0%. Employee compensation and benefits for the 2007 period constituted 49.1% of revenues compared to a 28.9% for the 2006 period. The overall increase in employee compensation and benefits and the higher ratio is due primarily to (i) an overall increase in headcount from 59 at March 31, 2006 to 97 at March 31, 2007; and (ii) payouts to senior managing directors hired in 2006. The ratio for the first quarter may not be indicative of the entire year because estimated bonuses for our three senior executives have not yet been determined.

          For the three months ended March 31, 2007, other operating expenses were $3.2 million compared to $2.2 million for three months ended March 31, 2006, an increase of $1.0 million, or 45.5%. The key components of this increase were conference expenses, which increased by $0.1 million, business development expenses, which increased by $0.2 million, occupancy and equipment expenses, which increased by $0.2 million and professional fees, which increased by $0.02 million.

     2006 compared to 2005

          Net Income

          Net income for the year ended December 31, 2006 was $16.5 million compared to $4.5 million for the year ended December 31, 2005, representing an increase of $12.0 million, or 266%. This increase was due primarily to a $34.7 million increase in revenues offset by a $20.0 million increase in operating expenses, a $0.4 million increase in tax expense for the New York City Unincorporated Business Tax (“NYCUBT”) and a $2.2 million charge for minority interest in the Fund, in which we have a 5.0% interest but which we were required to consolidate in 2006 under U.S. generally applicable accounting principles. As a percentage of revenues, 2006 net income was 27.4% compared to 15.4% for 2005.

          Revenues

          Revenues in 2006 increased by $34.7 million, or 118%, to $64.0 million from $29.3 million in 2005. We believe this increase in revenues is based on the fact that we are a young company operating in a business environment that presents many opportunities for growth and expansion. In 2006 we added a number of senior managing directors and other professionals, including investment bankers, sales traders and institutional sales people, to help us identify and exploit these opportunities. In addition, we believe that our marketing efforts, particularly the life science conferences and some of our other investments in branding and intellectual property, have helped us generate new business opportunities. We believe these factors will continue to impact our growth.

          Investment banking revenues for the year ended December 31, 2006 were $43.0 million compared to $17.9 million for the year ended December 31, 2005, representing an increase of $25.1 million, or 141%. In 2006, $42.2 million of investment banking revenues constituted placement agent or underwriting fees and $0.8 million constituted strategic advisory fees. In 2005, $17.8 million of investment banking revenues constituted placement agent or underwriting fees and $0.1 million constituted strategic advisory fees. In 2006, we were the sole or lead manager in connection with 41 financing transactions, which raised an aggregate of $921 million. In 2005, we were the sole or lead manager in connection with 18 financing transactions, which raised an aggregate of $250 million. In 2006, our ten largest fee-paying clients constituted 55% of our investment banking revenues and we had one client that individually constituted 16% of our investment banking revenues. In 2005, our ten largest fee-paying clients constituted 71% of our investment banking revenues and we had one client that individually constituted 18% of our investment banking revenues.

          The increase in investment banking revenues was attributable to both an increase in the number of financing transactions in 2006 compared to 2005 and an increase in the size of those transactions. In 2006, we earned investment banking revenues from 75 different clients compared to 34 clients in 2005; 63 of the 2006 clients did not produce any fees for us in 2005. In addition, in 2006 we successfully expanded our investment banking platform to other industry sectors. For 2006, 60.0% of our investment banking revenues was derived from clients in the life science sector compared to 82.0% in 2005.

          Principal transaction revenues for the year ended December 31, 2006 were $11.5 million compared to $1.2 million for the year ended December 31, 2005, an increase of $10.3 million. This increase is due in part to the fact that the operations of the Fund were consolidated with our operations in 2006 but not in 2005. Of the $11.5 million in principal transaction revenues, $2.7 million was attributable to the Fund. The balance of the increase reflects our revenue growth since a portion of our placement agent fee is in the form of securities and the increase in the value of securities held at the beginning of the year. At December 31, 2006 and 2005, we held $19.1 million and $2.5 million, respectively of marketable and non-marketable securities. Of the $19.1 million of securities held at December 31, 2006, $4.9 million was held by the Fund.

          Gains realized from the sale of securities in 2006 was $1.9 million compared to $6.2 million in 2005. 87.0% of the gain realized in 2005 was attributable to the liquidation of our position in a company for which we had previously acted as placement agent in connection with an $8.0 million financing transaction.

          We earned commissions of $5.2 million for the year ended December 31, 2006 compared to $2.4 million for the year ended December 31, 2005, an increase of $2.8 million, or 117%. The increase is attributable to the performance of newly hired employees, the strength of the capital markets and higher trading volume, which is due in part to increasing investor interest in our research products. Commission revenue was offset in part by clearance and execution charges of $0.2 million in 2006 and $0.3 million in 2005.

          Conference fees and other revenues for the year ended December 31, 2006 totaled $2.3 million compared to $1.6 million for the year ended December 31, 2005, an increase of $0.7 million, or 43.0%. Conference fees in 2006 were $2.1 million and other revenue, interest and dividends, was $0.2 million. For 2005, conference fees were $1.5 million and other revenue was $0.1 million. The increase in conference revenue is attributable to the increase in the number of companies presenting at our conferences and an increase in the fee we charge presenters.

          Expenses

          Total expenses for 2006 were $44.4 million compared to $24.4 million for 2005, an increase of $20.0 million, or 82.0%. For 2006, total expenses constituted 69.4% of revenues compared to 83.3% for 2005. This decrease generally reflects the leverage we have extracted from an expansion of our operating platform as we continue to focus on growth.

          Employee compensation and benefits for the year ended December 31, 2006 totaled $26.8 million compared to $15.3 million for the year ended December 31, 2005, an increase of $11.5 million, or 75%. For 2006, the ratio of employee compensation and benefits, as reported, to total revenues was 41.9% compared to 52.5% for 2005. The 2006 amount does not take into account $7.7 million distributed to our three senior executive officers in 2007 that was treated as a distribution of prior year’s profits and not as compensation. The increase in employee compensation and benefits is due primarily to larger payout commitments to senior managing directors hired in 2006 and is directly related to the 118.6% increase in revenues from 2005 to 2006. The 2006 amount also reflects $0.4 million of non-cash employee compensation and benefits related to the grant of options to those senior managing directors. Finally, the increase is also attributable to an increase in the number of employees. At December 31, 2006, we employed a total of 95 people compared to 58 at December 31, 2005.

          For the year ended December 31, 2006, other operating expenses totaled $17.6 million compared to $9.0 million for 2005, an increase of $8.6 million or 96.0%. Other operating expenses as a percentage of revenues for the year ended December 31, 2006 was 27.5% compared to 30.8% in 2005. The increase in other operating expenses was primarily attributable to significant increases in professional costs, conference fees, communications and information services, advertising and brokerage and trade execution costs. In the case of professional costs, which increased to $6.2 million from $1.5 million, $2.0 million is allocable to legal fees relating to litigation with a former employee and the related regulatory investigations. In addition, a portion of the increase is attributable to legal fees associated with the increased number of transactions. Conference expenses for 2006 were $4.7 million compared to $3.7 million in 2005. Business development expenses in 2006 were $1.9 million in 2006 compared to $0.8 million in 2005. We believe that both our conferences and our other business development activities have had a positive effect on our revenue growth. Communication and data processing expenses in 2006 were $1.5 million compared to $0.7 million in 2005. Occupancy and equipment leasing expenses in 2006 were $0.8 million compared to $0.4 million in 2005. Finally, depreciation expense in 2006 was $0.5 million compared to $0.2 million in 2005.

     2005 compared to 2004

          In April 2004, we changed our fiscal year from March 31 to December 31. As a result, our financial statements for fiscal 2004 only reflect nine months of operations – from April 1, 2004 through December 31, 2004.

          Net Income

          Net income for the year ended December 31, 2005 was $4.5 million after taking into account a charge of $0.4 million for the NYCUBT and $0.02 million for minority interest. In comparison, net income for the nine months ended December 31, 2004 was $0.3 million. This increase was attributable to an increase in revenues of $8.4 million offset by an increase in expenses of $3.8 million. As a percentage of revenue, net income in 2005 was 15.4% compared to 1.3% for 2004.

          Revenues

          Revenues increased by $8.4 million, or 40.2%, to $29.3 million in 2005 from $20.9 million for the nine months ended December 31, 2004. We believe that the increase in revenues in 2005 reflects our increased marketing efforts, particularly the life science conferences, and some of our other investments in branding and intellectual property in 2004 and 2003.

          Investment banking revenues for the year ended December 31, 2005 were $17.9 million compared to $16.7 million for the nine months ended December 31, 2004, representing an increase of

$1.2 million, or 7.2%. For 2005 and 2004, investment banking revenues represented 61.1% and 79.8%, respectively, of total revenues. In 2005, $17.8 million of investment banking revenues constituted placement agent or underwriting fees and $0.1 million constituted strategic advisory fees. In the 2004 period, $16.5 million of investment banking revenues constituted placement agent or underwriting fees and $0.2 million constituted strategic advisory fees. In 2005, we were the sole or lead manager in connection with 18 financing transactions, which raised an aggregate of $250 million. In the 2004 period, we were the sole or lead manager in connection with 21 financing transactions, which raised an aggregate of $262 million. We earned investment banking revenues from 34 clients in 2005, compared to 38 clients in the 2004 period; 26 of the 2005 clients did not produce any fees for us in the 2004 period. In 2005, our ten largest fee-paying clients constituted 71% of our investment banking revenues and one client individually represented 18% of our investment banking revenues. In the 2004 period, our ten largest fee-paying clients constituted 61% of our investment banking revenues and one client individually represented 10% of our investment banking revenues. For 2005, 82.0% of our investment banking revenues was derived from clients in the life science sector compared to 78.0% in 2004.

          Principal transaction revenues for the year ended December 31, 2005 were $1.2 million compared to $0.8 million for the nine month period ended December 31, 2004 reflecting an increase in the value of the warrants received in prior periods as compensation. For 2005 gains realized on sales of securities was $6.2 million. We had no such revenues in the 2004 period.

          We earned commissions of $2.4 million for the year ended December 31, 2005 compared to $2.1 million for the year ended December 31, 2004, an increase of $0.3 million, or14%. The increase in 2005 was primarily attributable to an increase in the volume of shares traded for our customers. Clearance and execution charges, which are directly related to trading activity, were $0.3 million in 2005 and in the 2004 period.

          Conference fees and other revenues for the year ended December 31, 2005 totaled $1.6 million compared to $1.2 million for the nine month period ended December 31, 2004, an increase of $0.4 million, or 33.0%. Conference fees in 2004 were $1.1 million and other revenues, interest and dividends, was $0.1 million. The increase in conference revenue is attributable to the increase in the number of companies presenting at the conferences and an increase in the fee we charge the presenters.

          Expenses

          Total expenses for 2005 were $24.4 million compared to $20.6 million for the nine month period ended December 31, 2004, an increase of $3.8 million, or 18.4%. For 2005, total expenses constituted 83.3% of total revenues compared to 98.6% for the nine months ended December 31, 2004.

          Employee compensation and benefits for the year ended December 31, 2005 totaled $15.3 million compared to $14.4 million for the year ended December 31, 2004, an increase of $0.9 million, or 6.3%. However, as a percentage of total revenue, employee compensation and benefits in 2005 was 52.5% while in the 2004 period it was 69.1%. The 2005 percentage was lower because we had $6.2 million in realized gains, which had no associated compensation expense. In addition, the 2004 amount includes the entire amount of bonuses paid to our administrative staff for calendar year 2004 and a special distribution of profits in the amount of $4.2 million paid to our three senior executive officers that was recorded as compensation expense. Excluding that special profits distribution, employee compensation and benefits for 2004 was 49.0% of total revenues. Also, the increase in employee compensation and benefits was driven, in part by the increase in number of employees from 40 at December 31, 2004 to 58 at December 31, 2005.

          For the year ended December 31, 2005, other operating expenses totaled $9.0 million compared to $6.2 million for 2004, an increase of $2.8 million, or 45%. As a percentage of total revenues, other operating expenses for 2005 were 30.8% compared to 29.5%. Other operating expenses for the 2004 period include conference expenses of $3.0 million and professional fees of $1.0 million.

     Pro Forma Adjustments

          For periods prior to the Exchange, we were not obligated to pay any federal or state income taxes because Holding was a limited liability company, which is taxed as a partnership for federal and state income tax purposes. As such, the members of Holding, Revere and RRCG, reported their allocable share of Holding’s income, gains, losses (if any) and deductions on their federal and state income tax returns in accordance with the Internal Revenue Code and the regulations promulgated thereunder. Provision for taxes as reflected on our consolidated income statement only reflects local income taxes and certain state taxes, such as the NYCUBT. As a result of the Exchange, we are now a “C” corporation and, as such, subject to federal and state corporate income taxes. Assuming we had been a “C” corporation since January 1, 2006 and an effective tax rate of 40%, our net income for 2006 would have been $8.6 million. For the three month period ended March 31, 2007, we would have recognized a tax benefit because the deferred tax liability relating to various securities distributed tax-free in March 2007 would have been eliminated as a result of that distribution. In addition, our historical results do not treat any profit distributions as compensation expense or reflect any costs associated with operating as a public company. We expect to incur increases in our operating costs associated with the regulatory and reporting requirements imposed by the SEC, the stock exchange on which our Common Stock is listed and for complying with the requirements of Section 404 of S-Ox. These costs include legal and accounting fees, consulting fees, stock exchange listing fees, printing and mailing costs, insurance and additional costs associated with hiring new financial, administrative and compliance personnel. We estimate that these additional costs will range from $1.0 million to $2.0 million per year.

Liquidity and Capital Resources

          We have historically satisfied our capital and liquidity requirements through internally generated cash from operations. In addition, in March 2007, we completed a $20 million private placement of the Debentures and the Warrants to accredited investors (the “Private Placement”).

          At March 31, 2007, we had liquid assets, consisting of cash and cash equivalents and due from clearing broker, of $26.8 million and working capital of $20.6 million. At December 31, 2006, we had liquid assets of $12.8 million and working capital of $5.8 million.

          The timing of bonus and retention compensation payments to our employees and distributions to our stockholders may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries on a semi-monthly basis during the year, bonus payments, which make up a significantly larger portion of total compensation, are generally paid quarterly, although in some cases they are paid annually.

          As a registered securities broker-dealer, we are subject to the net capital requirements of the SEC uniform net capital requirement rule described elsewhere in this Report. SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At March 31, 2007 and December 31, 2006, we had excess net capital of $10.4 million and $6.5 million, respectively. Regulatory net capital requirements change based on investment and underwriting activities.

          Because of the nature of settlement transactions in our investment banking and brokerage business, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our current level of equity capital, combined with funds anticipated to be provided by operating activities will be adequate to meet our liquidity and regulatory capital requirements for at least the next 12 months.

Cash Flows

          March 31, 2007. For the three months ended March 31, 2007, we had a net increase in cash and cash equivalents of $13.4 million. Operating activities provided cash of $5.3 million and financing activities provided cash of $8.2 million. The primary components of cash provided by operations were net income of $6.8 million and decrease of $1.0 million proceeds from funds in operating assets and liabilities, consisting primarily of sales of securities and private placements, offset by a decrease in operating payables inclusive of compensation. Cash provided by financing activity constituted $20 million of gross proceeds from the Private Placement offset by $10.7 million of distributions to members. Our cash and cash equivalents were $23.8 million at March 31 2007.

          December 31, 2006. For the year ended December 31, 2006, we had a net increase in cash and cash equivalents of $8.4 million. This increase was attributable to operating activities, which provided cash of $13.6 million, offset by cash used in investing activities of $0.8 million and cash used in financing activities of $4.4 million. The primary components of cash provided by operating activities included: (a) net income of $16.5 million, depreciation of $0.5 million, minority interest of $2.2 million, deferred tax expense of $0.3 million and stock-based compensation of $0.4 million; (b) a decrease in prepaid expenses of $0.6 million; and (c) increases in accrued compensation expense payable of $6.5 million, accounts payable and accrued expenses of $2.0 million, and income taxes payable of $0.4 million; offset by (d) increases in securities owned of $2.5 million, private placement fees receivable of $1.9 million and due from clearing broker of $1.8 million; and (e) a decrease in conference deposits of $0.1 million. Cash used in investing activities included $0.7 million for purchases of property and equipment and $0.06 million to purchase a non-operating reporting company for use in connection with a future financing transaction. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $10.4 million.

          December 31, 2005. For the year ended December 31, 2005, we had a net decrease in cash and cash equivalents of $2.8 million. This decrease was attributable to operating activities, which used cash of $0.4 million, investing activities, which used cash of $2.0 million, and financing activities, which used cash of $0.3 million. The primary components of cash used in operating activities included: (a) net income of $4.5 million and depreciation of $0.2 million; (b) an increase in conference deposits of $0.3 million; and (c) a decrease in private placement and other fees receivable of $1.6 million; offset by (d) increases in securities owned of $1.2 million, prepaid expenses of $0.7 million, due from clearing broker of $0.4 million; and (e) decreases in accrued compensation expense payable of $4.3 million, and accounts payable and accrued expenses of $0.3 million. Cash used in investing activities included $1.2 million for purchases of property and equipment and $0.8 to purchase two non-operating reporting companies for use in connection with future financing transactions. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $2.0 million.

          December 31, 2004. For the nine months ended December 31, 2004, we had a net decrease in cash and cash equivalents of $1.4 million. This decrease was attributable to operating activities, which used cash of $0.9 million and investing activities, which used cash of $0.4 million. The primary components of cash used in operating activities included: (a) net income of $0.3 million; (b) increases in accounts payable and accrued expenses of $0.5 million and accrued compensation expense payable of $0.6 million; (c) a decrease in amounts due from clearing broker of $0.5 million; offset by (d) increases in securities owned of $0.6 million, private placement fees receivable of $1.0 million; and (e) decreases in distributions due to members of $0.7 million, securities sold but not yet purchased of $0.2 million and conference deposits of $0.3 million. Cash used in investing activities included $0.2 million for purchases of property and equipment and $0.3 million to purchase other assets, including intellectual property. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $4.7 million.

Contractual Obligations

          Our commitments and contingencies include (i) real property leases, (ii) employment agreements and (iii) equipment leases. Our principal offices are located on the 16th and 28th floors of 1270 Avenue of the Americas, New York, New York. The lease term for the space on the 28th floor expired in June 2007 but we continue to occupy that space on a month-to-month basis. The lease term for the space on the 16th floor expires in July 2008. We are exploring options for leasing new office space in New York City.

          The following table sets forth information relating to our contractual obligations as of March 31, 2007:

	Payment Due by Period
	2007	2008	2009	After		Total
	(in thousands)
Operating lease obligations	$471.0	$234.2	$31.8	$		$737.0
Other	14.7	8.8	8.2		4.2	35.9
Total	$485.7	$243.0	$40.0		$4.2	$772.9

The following table sets forth information relating to our contractual obligations as of December 31, 2006:

	Payment Due by Period
	2007	2008	2009	After		Total
	(in thousands)
Operating lease obligations	$749.4	$234.2	$31.8	$		$1,015.4
Other	16.8	8.8	8.2		4.2	38.0
Total	$766.2	$243.0	$40.0		$4.2	$1,053.4

Market Risk

          Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk is inherent in all financial instruments. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid – offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market-making and investment activities.

          We trade in equity securities as an active participant in both listed and OTC equity markets. We maintain securities in inventory to facilitate our market-making activities and customer order flow.

Although we do not engage in proprietary trading, we may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business, including establishing position limits by product type and industry sector, closely monitoring inventory turnover, maintaining long and short positions in related securities, and using exchange – traded equity options and other derivative instruments. We do not use derivatives for speculative purposes.

          In connection with our trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters, particularly when we commit our own capital to facilitate client trading. Our accounting department is actively involved in ensuring the integrity and clarity of the daily profit and loss statements, to the extent that we maintain trading positions for a period longer than one day. Activities include price verification procedures, position reconciliation and review of transaction booking. We believe that these procedures, which stress timely communications between our traders and senior management, are important elements of the risk management process.

Equity Price Risk

          Equity price risk represents the potential loss in value due to adverse changes in the level or volatility of equity prices. We are exposed to equity price risk through our trading activities in both listed and OTC equity markets as well as our investment portfolio. We attempt to reduce the risk of loss inherent in our inventory of equity securities by establishing position limits and monitoring inventory turnover to mitigate our market risk profile.

Interest Rate Risk

          Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold U.S. Treasury securities and other fixed income securities as well as convertible debt securities and incur interest-sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is managed through the use of short positions in U.S. government and corporate debt securities and other instruments.

Credit Risk

          Our broker-dealer subsidiary places and executes customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

          Through indemnification provisions in our agreement with our clearing organization, customer activities may expose us to off-balance-sheet credit risk. We may be required to purchase or sell financial instruments at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to control the risks associated with brokerage services for our customers through customer screening and selection procedures as well as through requirements that customers maintain margin collateral in compliance with governmental and self-regulatory organization regulations and clearing organization policies.

          Most of our cash is held in two depository institutions. Our accounts are insured by the U.S. government but only up to a maximum of $100,000 per account. Our cash balances vary from time to time based on a variety of factors but in most cases are significantly in excess of the insurable limit. As a result, we have exposure on these accounts in the event these financial institutions become insolvent.

Significant Accounting Policies

          Our consolidated financial statements include the accounts of all of our wholly-owned and majority-owned subsidiaries. The consolidated financial statements also include the accounts of a limited partnership, i.e., the Fund, for which we are the general partner beginning January 1, 2006, in accordance with Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries — an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12”, all majority-owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

          Interim Financial Statements

          Our unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. The unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and the results of its operations and the changes in members equity and cash flows.

          Comprehensive Income

          SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components in the consolidated financial statements.

          Valuation of Securities Owned – Marketable and Non-Marketable

          Marketable securities consist of: publicly traded unrestricted common stocks, in which we have the intent and the ability to sell in the short term (“trading securities”) and publicly traded unrestricted common stocks, in which we have the intent to sell but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the consolidated statements of income as realized gains on securities, net and principal transactions respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the consolidated statements of members’ equity, and any realized gains or losses are reflected in the consolidated statements of income as realized gains on securities, net.

          Non-marketable securities consist of: non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); restricted common stock in publicly held companies (“restricted securities”); common stock and preferred stock in privately held companies and partnerships, where we have less than a 20% voting interest and has no significant influence (“securities in privately-held entities”); and convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as we have the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the consolidated statements of income as realized gains on securities, net and principal transactions, net, respectively. Interest on debt securities in privately-held companies is included in the consolidated statements of income and comprehensive income as other income. We account for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

          Interest on debt securities in privately-held companies is included in the consolidated statements of income and comprehensive income as other income. We account for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

          Investment in Affiliates

          Investment in affiliates in which we own less than 20% of the voting rights but have significant influence is accounted under the equity method in accordance with APB Opinion No. 18 (“APB-18”). We record ours share of the equity and income of the affiliate in the condensed consolidated financial statements.

          Securities Transactions and Revenue Recognition

          Private placement fees arising from securities offerings in which R&R, our broker-dealer affiliate, acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. We recognize advisory fee revenue ratably over the terms of the related contracts.

          Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for our account and for which we are at risk, are recorded on a trade-date basis.

          Conference Revenue and Expenses

          We receive conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted. We also make advance payments for conference facilities, entertainment, and related costs which are recorded as prepaid expenses and then recognized when the conference is conducted.

          Debt with Equity Instruments

          We account for debt with equity instruments in accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” Accordingly, the aggregate purchase price is allocated to the debt and equity instruments based on their relative fair market values with an amount attributable to the relative fair value of the warrants being recorded as a debt discount on the debt instruments, such that the debt instruments are recorded on the consolidated statement of financial condition at a value, which is net of the value assigned to the equity instruments. The debt discount, which is credited to members’ equity, is accreted over the life of the debt instruments.

          The fair value of the warrants is determined based on the Black-Scholes valuation model, which requires the input of highly subjective assumptions, including the expected share price volatility. Given the fact that Holding’s shares were not publicly traded, Holding developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these warrants, of similarly positioned public companies within its industry, during the early stages of their life as a public company.

          In addition, based on the intrinsic value method, we record an additional debt discount, related to the beneficial conversion feature of the debt instruments after taking into account the value of the equity instruments issued. This discount is accreted over the life of the debt instruments.

          Income Taxes

          Prior to the Exchange, Holding filed consolidated Federal and combined New York State and NYCUBT returns. The members of Holding, PR and RRCG, were taxed on Holding’s Federal and State taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in Holding’s consolidated financial statements, except for the NYCUBT.

          Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for NYCUBT purposes in the years in which the differences are expected to reverse. In addition, we also recognize deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

          In June 2006, the FASB issued Interpretation No. 48, "Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" (“FIN-48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 31, 2006. We adopted FIN-48 effective with our 2007 fiscal year. FIN-48 currently has no effect on our consolidated financial statements.

          Use of Estimates

          The preparation of financial statements is in conformity with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Stock-Based Compensation

          Until January 1, 2006, we accounted for grants using the intrinsic value method, under which compensation cost related to grants of stock options and restricted stock is recorded to the extent that the exercise price of the option or the purchase price for the stock was less than the market value of the underlying shares on the date of grant. Any such compensation expense would have been recorded over the service or vesting period.

          Effective January 1, 2006, we adopted the “modified prospective method” set forth in SFAS 123R for valuing stock-based compensation. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and expense is recognized over the “requisite service period” which generally is the vesting period stipulated in the grant for all employees. Under the “modified prospective” method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and, (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

          Registration Payment Arrangements

          In December 2006, the FASB issued a Staff Position (“FSP”) on EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS 5. FSP 00-19-2 was effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For prior arrangements, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. We adopted FSP 00-19-2 effective with our 2007 fiscal year. FSP 00-19-2 currently has no effect on our consolidated financial statements.

          Recent Accounting Pronouncements

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 will become effective for us in 2008. We are in the process of evaluating the effect that the adoption of this standard will have on our consolidated financial statements.

          In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are in the process of evaluating the effect that the adoption of this standard will have on our consolidated financial statements.

PROPERTIES

          Our corporate headquarters are located in New York City at 1270 Avenue of the Americas, on the 16th and 28th floors, where we lease 33,000 feet. The lease for the 28th floor space expired in June 2007 but we continue to occupy the space on a month-to-month basis and the lease for the 16th floor space expires in July 2008. We are exploring our options for leasing new office space in New York City. We also have offices in Boston, Massachusetts and Great Neck, New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of the date of this Report after giving effect to the Exchange, certain information regarding the beneficial ownership of our Common Stock, the only class of securities we have currently outstanding, of (i) each director and named executive officers (as defined on page 61 below) individually, (ii) all directors and named executive officers as a group, and (iii) each person known to us who is known to be the beneficial owner of more than 5% of our Common Stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Shares Beneficially Owned Immediately after the Exchange(1)

Name of Beneficial Owner(2)

	Number(3)	Percent

Directors and Named Executive Officers:

Wesley K. Clark(4)	436,284	1.7%
Michael Vasinkevich(5)	-	-
John J. Borer III	2,428,210	9.7%
Edward Rubin(6)	12,711,683	50.8%
Thomas Pinou(7)	445,865	1.8%
Matthew Geller(4)	109,071	*
Sam Dryden(8)	36,628	*
All officers and directors as a group (7 persons)(9)	16,167,741	63.2%

5% Shareholders:
Steven A. Horowitz(6)	12,711,683	50.8%
c/o Moritt Hock Hamroff & Horowitz
400 Garden City Plaza, Suite 202
Garden City, New York 11530

*	Less than 1.0%.

(1)

Under the rules and regulations of the SEC, beneficial ownership includes (i) shares actually owned, (ii) shares underlying options and warrants that are currently exercisable and (iii) shares underlying options and warrants that are exercisable within 60 days of the date of this Report. All shares beneficially owned by a particular person under clauses (ii) and (iii) of the previous sentence are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Unless otherwise indicated, the address for each person listed above is: c/o the Company, 1270 Avenue of the Americas, New York, New York 10020.

(3)	Based on 25,000,000 shares issued and outstanding immediately after the Exchange.

(4)	Reflects shares underlying options that are currently exercisable at $3.69 per share.

(5)

Mr. Vasinkevich does not beneficially own any shares. Revere, a former member of Holding, beneficially owns 12,711,683 shares. ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. See note 6 below.

(6)

Shares owned by Revere, a former member of Holding. The members of Revere are the ARF Trust (two-thirds) and Edward Rubin (one-third). Steven A. Horowitz is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Each of Messrs. Rubin and Horowitz has voting and disposition rights over all of the shares owned by Revere.

(7)	Includes 13,634 shares underlying options that are currently exercisable or exercisable within 60 days of this Report at $3.69 per share.

(8)	Includes 6,778 shares underlying warrants that are currently exercisable at $7.00 per share.

(9)	Includes 565,767 shares underlying options that are currently exercisable or exercisable within 60 days of this Report.

          We know of no arrangements, including pledges, by or among any of the forgoing persons, the operation of which could result in a change of control of us.

DIRECTORS AND EXECUTIVE OFFICERS AND KEY EMPLOYEES

          Set forth below is information concerning our directors, senior executive officers and other key employees.

Name	Age	Titles

Officers and Directors(1):
Wesley K. Clark	62	Chairman
Michael Vasinkevich	39	Vice Chairman and Director
John J. Borer III	50	Chief Executive Officer (Principal Executive Officer) and
		Director
Edward Rubin	39	President and Director
Thomas Pinou	48	Chief Financial Officer (Principal Accounting Officer)
John W. Chambers	45	President of AcumenBioFin Division and Senior
		Managing Director – Investment Banking
Matthew Geller, Ph.D.	59	Senior Managing Director – Investment Banking
Sam Dryden	57	Director

Key Employees:
F. Alger Boyer	38	Managing Director – Institutional Sales
William A. Iommi	57	Chief Compliance Officer
Michael G. King, Jr.	46	Managing Director and Director of Research

(1)

The current directors are Arnold Kling and Edward Rubin, who was appointed by Arnold Kling on the Exchange Date. Mr. Kling has resigned from the Board of Directors effective as of the Effective Date. On the Effective Date, which we expect will be on or about July 23, 2007, the appointment of Messrs. Clark, Vasinkevich, Borer and Dryden to the Board of Directors will become effective.

          Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows:

          Wesley K. Clark. General Clark was appointed Chairman of Holding in January 2006. He is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a Managing Director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of 4-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a Master's Degree in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968.

          Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman of Holding in May 2007. He joined us in July 2002 as Senior Managing Director and was appointed a director of R&R, our broker-dealer affiliate, in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From June 1997 to November 1998 he was the managing director of the structured finance group at New York City-based Jesup & Lamont Securities Corp.

          John J. Borer III. Mr. Borer was appointed Chief Executive Officer of Holding in May 2007. He has also been a director of Holding since April 2004 and a director of R&R since 2002. From 1998 through 2006 he was a Senior Managing Director and the President of R&R. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991 Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays American Business Credit in its Los Angeles office. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

          Edward Rubin. Mr. Rubin was appointed President of Holding in May 2007 and was appointed to the Board of Directors on the Exchange Date. He originally joined us in June 2002 as Senior Managing Director. He has served as president of R&R from September 2006, as a director of R&R since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999 he was the founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998 he was a vice president in the structured finance group at New York City-based Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, a New York-based investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his J.D. degree from New York University School of Law in 1993 and his BA degree in political science from Bernard M. Baruch College in 1989.

          Thomas Pinou. Mr. Pinou has been our Chief Financial Officer and Principal Accounting Officer since October 1998. From August 1996 to December 1997 he was the controller of the broker-dealer affiliate of the original Rodman & Renshaw firm, and in December 1997 was appointed chief financial officer of the original Rodman & Renshaw firm, a position he held until March 1998. From September 1991 to May 1996 Mr. Pinou was responsible for trading and syndicate accounting at Yamaichi Securities and Bankers Trust. Mr. Pinou received BBA from Pace University in 1982.

          John W. Chambers. Mr. Chambers joined R&R in August 2006 as a Senior Managing Director – Investment Banking and was appointed President of our AcumenBioFin division in November 2006. From May 2005 through June 2006 he served as a managing director and senior biotechnology specialist at SG Cowen. From April 2002 through May 2005, Mr. Chambers was the managing director responsible for the biotechnology sector at Lehman Brothers. From November 1999 through March 2002, Mr. Chambers spearheaded the global biotechnology sector as a managing director at UBS. Mr. Chambers received his MBA from Columbia Business School in 1988 and his B.S. in Mechanical Engineering from Union College in 1984.

          Matthew Geller, PhD. Dr. Geller joined R&R in February 2006 as a Senior Managing Director – Investment Banking. From May 1994 through November 2005 he was managing director and senior biotechnology analyst at Oppenheimer & Co. and CIBC World Markets. Dr. Geller received a bachelor's degree in mathematics from Yale University in 1969, a master's degree in mathematics from the University of California, San Diego in 1971 and a Ph.D. in computer sciences from the University of California, Berkeley in 1975.

          Sam Dryden. Mr. Dryden was appointed to our Board of Directors in March 2007. Since January 1, 2007, he has served as a managing director of Wolfensohn & Company, a corporate advisory and investment firm, where he focuses on private equity investments in biofuels and other alternative energies. He is currently the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held since April 2004. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc, an international biotechnology company. He founded and held executive positions with both, Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is an advisor to the World Bank regarding rural development strategy and a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received a Bachelor of Arts degree from Emory University in 1973.

          Set forth below are the biographies of our key employees:

          F. Alger Boyer. Mr. Boyer joined R&R in January 2006 as Managing Director – Institutional Sales & Trading. From August 2001 through December 2005, Mr. Boyer was an executive director and senior relationship salesman at CIBC World Markets. From January 1998 through June 2001, Mr. Boyer was an associate director of research at U.S. Bancorp Piper Jaffrey. Mr. Boyer received his baccalaureate degree in Anthropology from U.C. Berkeley in 1992.

          William A. Iommi. Mr. Iommi joined R&R in October 2003 as our Chief Compliance Officer and is responsible for monitoring our businesses for compliance of securities regulations. From June 2003 through October 2003 he served as compliance manager at Goldstein Law Group. From November 2002 through June 2003 he served as chief compliance officer for Eagle Ridge Securities. From June 2000 through November 2002 he served as chief compliance officer of Sands Brothers, Ltd. From June 1993 through May 2000 he served as divisional compliance director (northeast) for Citigroup Salomon Smith Barney. From May 1989 through May 1993 he served as executive director of Trading Analysis and Inquiries at the AMEX. From May 1981 through April 1989 he served as manager of market surveillance services at the NYSE.

          Michael G. King, Jr. Mr. King joined R&R in May 2005 as a Managing Director and Senior Biotechnology Analyst. In January, 2006, he also became the Director of Research. From June 2002 through May 2005, Mr. King was a managing director and senior equity research analyst in the Health Care Group at Banc of America Securities LLC where he covered the biotechnology sector for three years. From September 1998 through June 2002, Mr. King was a managing director and senior biotechnology analyst at Robertson Stephens. He served as a senior biotechnology analyst at Vector

Securities from March 1996 through September 1998 and at Dillon, Read & Co. from November 1994 to March 1996. Mr. King earned a BBA with honors in finance from Bernard M. Baruch College in 1985.

Board Composition

          According to our bylaws, the number of directors at any one time may not be less than one or more than five. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving.

          Currently, the Board of Directors consists of two members, none of whom qualify as “independent” under the rules and regulations of the SEC and the NYSE (although we are not listed on the NYSE). Until the Exchange, Arnold P. Kling was Enthrust’s sole director. In connection with the Exchange, Mr. Kling appointed Mr. Rubin, then a director of Holding, as a director of Enthrust effective immediately upon the consummation of the Exchange and they then appointed Messrs. Clark, Vasinkevich, Borer and Dryden as directors. Mr. Kling then resigned as a director. Mr. Kling’s resignation and the appointment of Messrs. Clark, Vasinkevich, Borer and Dryden will become effective on the Effective Date.

          Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

Family Relationships

None of the directors (including the prospective directors) or executive officers is related by blood, marriage or adoption.

Board Committees

          Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. As of the date of this Report, the Board of Directors has not established any committees. However, we expect that the Board of Directors will increase the maximum number of directors that may serve at any one time and will appoint new directors who qualify as “independent” to fill those seats. Once the Board of Directors has been expanded, we anticipate that the Board of Directors will establish separate audit, compensation and nominating and corporate governance committees, whose members will qualify as “independent,” and may, from time to time, establish other committees it deems appropriate.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. In the absence of a compensation committee, the Board of Directors reviews and approves the compensation and benefits for our executive officers and administers our employee benefit plans.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Overview

          Our executive compensation program is designed to incentivize our executive officers to effectively lead, manage and grow our business. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality and effective executives and professionals. We refer to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2006 as our “named executive officers.”

          A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of other similar investment banking firms. Until the Exchange, we operated as a limited liability company that was directly or indirectly owned, in part, by a number of our named executive officers. As a consequence of the Exchange, we are now a corporation and we are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation plans will align the interests of our named executive officers and other key employees with our stockholders and will promote the creation of long-term stockholder value.

     Determination of Compensation

          In allocating compensation to our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution and business unit performance and on compensation recommendations of the compensation committee, which will have the primary responsibility and authority to determine and recommend the compensation of our named executive officers and other key employees once it is constituted. We may utilize third-party compensation consultants and surveys to provide industry data to better support our determination of the key elements of our named executive officer compensation programs. Compensation of our named executive officers will be determined by the compensation committee once it is established. Until then, the Board of Directors will make the determination.

     Compensation Components

          A significant component of the compensation program for our three senior executive officers in 2006 was profit allocations on membership interests. As a result of the Exchange, we will now operate as a corporation and we anticipate that the key components of our named executive officer compensation program will be base salary, cash bonus and equity-based awards. We expect that our annual total compensation and benefits expense, including compensation and benefits payable to our named executive officers but excluding equity-based compensation granted prior to the Exchange Date, will not exceed 55% of revenues each year. However, we may increase this percentage for years subsequent to 2007.

          Base Salary

          Consistent with industry practice, except in the case of our chief financial officer, the base salaries for our named executive officers account for a relatively small portion of their overall compensation. We believe that relatively modest salaries are accepted in the industry and the potential for substantial bonus compensation is seen by senior management personnel as the more important component. Named executive officer base salaries and subsequent adjustments, if any, are expected to be determined annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

          Cash Bonus

          Cash bonus compensation has been a key component of our executive compensation program. We have in the past awarded, and will in the future award, discretionary cash bonuses based on a number of variables that are linked to our overall and the executive’s individual performance.

          In March 2007, we established a bonus plan (the “Bonus Plan”) for our three senior executives, Michael Vasinkevich, Edward Rubin and John J. Borer III (the “Principals”). Although certain limitations on the payment of bonuses under the Bonus Plan would have terminated upon the Exchange, we and the Principals have agreed to continue the Bonus Plan through 2007 with one significant modification. Our target for total compensation and benefits expense for each fiscal year will be 55%, excluding equity-based compensation prior to the Exchange Date, rather than 58% as originally contemplated.

          Under the Bonus Plan, the compensation and benefits payable to the Principals, after taking into account compensation and benefits payable to all other employees for any fiscal year, but excluding equity-based compensation granted prior to the Exchange Date, may not exceed 55% of our gross revenues for that year, although we may increase this percentage for years subsequent to 2007. Subject to the above-described limitation, the compensation and benefits payable to each of the Principals in any year will be determined before the end of each fiscal year by reference to the individual’s productivity during such year and his overall contribution to our profits and success during that period.

          We believe that the deduction of payments to the Principals in 2007 pursuant to the Bonus Plan will not be limited by Section 162(m) of the Internal Revenue Code, or the Code, and as such, the payments to the Principals should qualify as deductible compensation expenses for a public company. The inapplicability of Section 162(m) is based on a transitional rule of the Treasury regulations promulgated under Section 162(m) since the Bonus Plan was adopted before we became a public reporting company and this transitional relief should be available through 2007. For years after 2007, we intend to adopt a bonus plan under which cash bonuses may be paid in a manner that qualifies for a deduction as performance based compensation under Section 162(m) unless it is in our best interests to pay compensation that is not so qualified.

          Profit Distributions on Membership Interests

          Prior to the Exchange, we operated as a limited liability company, classified as a partnership for income tax purposes, and the members (which consisted of entities in which certain of our Principals, or a trust for their family, held an interest) received distributions of profits in respect of their membership interests. In addition, we made special allocations and related distributions of profits to our Principals with respect to their individual membership interests. After the Exchange, any dividends we declare on our Common Stock will be paid pro rata to all our stockholders.

          Other Compensation

          All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of senior executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to senior executives.

Summary Compensation Table

          The information below describes the components of the total compensation paid to our named executive officers, based on total compensation for the year ended December 31, 2006. It does not reflect any amounts received by such person, if applicable, as a distribution of profits or a dividend from one of the members of Holding.

					All
				Option	Other
	Year	Salary	Bonus	Awards (1)	Compensation(2)	Total

Principal Executive Officer
John J. Borer III	2006	$--	$400,000	$--	$1,534,000	$1,934,000
Chief Executive Officer	2005	$--	$471,182	$--	$14,000	$485,182
	2004	$--	$713,550	$--	$676,486	$1,390,036

Principal Accounting
Officer
Thomas Pinou	2006	$150,000	$250,000	$11,942	$14,000	$425,942
Chief Financial Officer	2005	$150,000	$172,000	$--	$14,000	$336,000
	2004	$146,875	$191,000	$--	$14,000	$351,875

Michael Vasinkevich	2006	$--	$712,172	$--	$4,230,626	$4,942,798
Vice Chairman	2005	$--	$2,464,257	$--	$46,928	$2,511,185
	2004	$--	$600,000	$--	$2,386,312	$2,986,312

Edward Rubin	2006	$--	$378,929	$--	$2,056,897	$2,435,826
President	2005	$--	$1,176,359	$--	$37,462	$1,213,821
	2004	$--	$300,000	$--	$1,223,434	$1,523,434

Matthew Geller(3)	2006	$137,500	$2,257,025	$131,833	$6,600	$2,532,958
Senior Managing Director -
Investment Banking

(1)	Reflects the value of the stock options that was charged to income in 2006, as reported on our financial statements.

(2)

Does not include amounts distributed to Revere and RRCG that were then distributed proportionately to their respective members and stockholders. However, in the case of Messrs. Borer, Vasinkevich and Rubin, (i) the 2006 amount includes a special distribution of 2006 profits that was made by Holding in March 2007 directly to them in lieu of compensation and (ii) the 2004 amount includes a special distribution of 2004 profits that was made by Holding in 2005 to them that was recorded as compensation. Also includes reimbursement of medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement and legal fees incurred on behalf of the named executive officer.

(3)	Mr. Geller’s employment commenced February 1, 2006.

          The following table provides information regarding each grant of an award made to a named executive officer in the year ended December 31, 2006. The number of securities underlying options and the exercise price of an option give retroactive effect to the Exchange.

Grants of Plan-Based Awards

Grant Date Fair
	Grant	Number of Shares	Exercise Price of	Value of Option
Name	Date	Underlying Options	Options ($/Sh)	Awards

John J. Borer III	---	---	---	---
Thomas Pinou	04/01/2006	109,072	$ 3.69	$ 71,494
Michael Vasinkevich	---	---	---	---
Edward Rubin	---	---	---	---
Matthew Geller	02/01/2006	436,284	$ 3.69	$ 304,873

Employment Arrangements

          In conjunction with the Private Placement in March 2007, we entered into an employment agreement with each of John J. Borer III, Edward Rubin and Michael Vasinkevich, subsequently modified in July 2007. Each of these agreements is substantially identical and their salient provisions provide as follows:

Term: Three years, terminating February 28, 2010, with 90-day “evergreen” provision.

Base Salary: $150,000 per annum, subject to increase in the sole discretion of the compensation committee, if one has been formed, or the Board of Directors acting in the absence of a compensation committee.

Incentive Compensation: For each fiscal year during the term of their agreements, an amount to all of the Principals, which, when added to the amount of salaries, bonuses, the cost of benefits and all other employee-related expenses (including employment taxes) but excluding equity-based compensation granted prior to the Exchange Date, does not exceed in the aggregate 55% of our gross revenues for such fiscal year, although we may increase this percentage for years subsequent to 2007. The amount of incentive compensation to each of the Principals will be determined by the compensation committee, once it has been formed, or the Board of Directors, acting in the absence of a compensation committee, based on our overall revenue and profits and the relative productivity of the Principal.

Benefits. Each executive is entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. Upon termination other than for cause (as defined in the respective agreements) the executive is entitled to, in addition to his Base Salary and Incentive Compensation for the year in which the termination occurs, a lump-sum payment equal to twelve times his Monthly Salary amount which is defined in the respective agreements to mean one-twelfth of the sum of (a) the Executive’s then current Base Salary plus (b) the average of the annual incentive compensation paid to the Executive for the full fiscal year periods immediately preceding the termination, commencing with the fiscal year period ended December 31, 2006.

          In June 2007, we amended and restated an employment agreement with Wesley K. Clark. His employment had commenced January 30, 2006. Under the agreement, Mr. Clark serves as our Chairman. His annual base salary is $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by R&R in connection with any transaction introduced by him and (ii) a discretionary amount at the end of each calendar quarter. In addition, the agreement:

  Granted him options to purchase 436,284 shares of our Common Stock at $3.69 per share, subject to a vesting schedule; and

  Provides for payment of an amount if there is a “Change of Control Event” during the period of employment. In general, the amount cannot exceed $1,514,942, and reduces to the extent that the fair market value of a share of our Common Stock is less than $3.69 per share (as adjusted) on the date of the Change of Control Event. We may make the payment, in our absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the Change of Control Event. A “Change of Control Event”, in general, means the acquisition by any one person, or a group, of more than 50% of the total fair market value or total voting power of our capital stock or of substantially all of our assets.

Outstanding Equity Awards as of December 31, 2006

           The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006. No options were exercised during the year ended December 31, 2006. We have never made grants of restricted stock. The number of securities underlying unexercised options and the option exercise price of an option give retroactive effect to the Exchange.

Option Awards (1)
	Number of Securities Underlying Unexercised		Option	Option
	Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

John J. Borer III	--	--	$--
Edward Rubin	--	--	$--
Michael Vasinkevich	--	--	$--
Thomas Pinou	--	109,072	$3.69	04/01/2011
Matthew Geller	--	436,284	$3.69	02/01/2016

(1)	The options vest in equal quarterly installments over a two-year period beginning 15 months after the date of grant with 12.5% of the options becoming exercisable on each vesting date.

Potential Payments upon Change of Control

          The following table and summary set forth potential payments payable to our named executive officers upon a change of control. The table below reflects amounts payable to our named executive officers assuming a change of control occurred on December 31, 2006. The amount reflected in the Option Acceleration column gives retroactive effect to the Exchange.

	Cash		Option
Name	Payment		Acceleration
John J. Borer III	$-	(1)	-
Edward Rubin	$-	(1)	-
Michael Vasinkevich	$-	(1)	-
Thomas Pinou	$-		$71,494 (2)
Matthew Geller	$-		-

(1)

None of Messrs. Borer, Rubin and Vasinkevich had employment agreements in 2006 and therefore had no contractual right to a payment upon a change in control. Assuming a change in control occurs in 2007, they would be entitled to severance payments under their respective employment agreements in the following amounts: Mr. Borer -- $2,069,310; Mr. Rubin - $2,639,091; and Mr. Vasinkevich -- $5,232,333.

(2)

Under Mr. Pinou’s option agreement, all unvested options vest one year after the occurrence of a change in control. The amount set forth in the table reflects the compensation expense relating to the vesting of options to purchase 109,072 shares of Common Stock at a price of $3.69 per share one year after the change of control. For the year ended December 31, 2006, we recognized $12,000 of stock-based compensation expense relating to the grant of Mr. Pinou’s options. The method and assumptions used to calculate the value of the options granted to Mr. Pinou is discussed in note 13 to our audited financial statements included elsewhere in this Report.

Compensation of Directors

          Arnold Kling served as a non-employee director during the year ended December 31, 2006 and will continue to serve until the Effective Date. He received no compensation for services rendered as a director during such period.

          On the Exchange Date, Messrs. Rubin, Clark, Vasinkevich, Borer and Dryden were appointed to the Board of Directors. Mr. Rubin’s appointment was effective immediately and the other appointments will become effective on the Effective Date.

          As of the date of this Report, we do not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors. In order to attract and retain qualified independent directors, we plan to adopt a compensation plan for non-employee directors that may include cash as well equity-based compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities which are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

          Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to us for the fiscal year ended December 31, 2006, we have determined that our directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

          The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of this Report for a copy of certain agreements.

Reorganization Transactions and Corporate Structure

          Through July 10, 2007, we conducted our business through Holding, a limited liability company. On July 10, 2007, the Exchange was consummated. As a result of the Exchange, Holding became our wholly-owned subsidiary. See Item 1.01 for a more complete description of the Exchange.

Distributions

          From January 1, 2004 through June 30, 2007, Holding distributed an aggregate of $7.5 million in cash to its members, which then distributed an aggregate of $6.2 million to John J. Borer III, Edward Rubin, Thomas Pinou and the ARF Trust, the beneficiaries of which are the wife and children of Michael Vasinkevich. This is in addition to any amount paid to Messrs. Vasinkevich, Borer, Rubin and Pinou as compensation.

          In March 2007, Holding and certain of its affiliated companies distributed 85% of the beneficial interests in certain equity securities, including stock and warrants, that they held in 62 companies to its members, Revere (59.5%) and RRCG (25.5%), retaining 15%. Holding, Revere and RCG then contributed their interests in these securities to RRPR in exchange for membership interests held 15% by Holding, 59.5% by Revere, and 25.5% by RRCG. Revere is owned two-thirds by a trust whose beneficiaries are the wife and children of Michael Vasinkevich, our Vice Chairman and a director, and one-third by Edward Rubin, our President and a director, and RRCG was owned 40.7% by John J. Borer III, our Chief Executive Officer and a director, and 7.2% by Thomas Pinou, our Chief Financial Officer. The value of the securities on the date of transfer was $11.9 million. As a result of the Exchange, we own 100% of Holding and RRCG.

          Pursuant to a Distribution Agreement, dated as of July 9, 2007, on that date Holding distributed $5.0 million to its members, Revere and RRCG. This amount represented approximately 70% of the taxes payable on Holding’s estimated taxable income from January 1, 2007 through the Exchange Date (the “Short Year”) based on the maximum combined individual federal, New York State and New York City income tax rate of 45.498% (the “Maximum Rate”). As soon as reasonably practicable, we will calculate Holding’s actual taxable income for the Short Year and then make a final distribution to Revere and the former stockholders of RRCG, who are now our stockholders (pro rata in accordance with their former interests in RRCG), in an amount equal to the taxes payable, based on the Maximum Rate, on Holding’s taxable income for the Short Year over the amount distributed to Revere and RRCG on July 9, 2007. In the event the amount distributed on July 9, 2007 exceeds the actual taxes payable with respect to Holding’s taxable income for the Short Year, Revere and the former stockholders of RRCG are obligated to reimburse Holding for such excess distribution.

          In March 2007, Holding assigned its rights to the fees associated with three pending financing transactions to its then members, Revere and RRCG, in accordance with their then ownership interests in Holding. One of these financing transactions was consummated in April 2007. In the event that either or both of the remaining two transactions are consummated after the date of this Report, such amounts will be payable to Revere and the former shareholders of RRCG.

Director and Officer Indemnification

          We have entered into indemnity agreements with our directors, officers and other persons indemnifying them against actions on behalf of us for all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws as described below under the heading “Description of Securities.”

Tax Indemnification Agreement

          Holding operated as a limited liability company, treated as a partnership for income tax purposes, prior to the Exchange and, as such, its former members generally will be liable for adjustments to taxes, including federal and state income taxes, attributable to its operations prior to the Exchange. In connection with the Exchange, we entered into a tax indemnification agreement to indemnify the former members of Holding and their respective members or stockholders against certain increases in taxes that relate to activities of Holding and its affiliates prior to the Exchange. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

The Fund’s Relationship with Our Chief Executive Officer

          We manage the Fund through the Fund Manager. John J. Borer III, our Chief Executive Officer, and members of his family have provided a majority of the capital contributed to the Fund. In addition, some of our employees have invested in the Fund.

Policies and Procedures for Related Party Transactions

          We intend to adopt a code of business conduct and ethics, or Code of Conduct, pursuant to which our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, will not be permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our Board of Directors in the case where it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

LEGAL PROCEEDINGS

          We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against investment banking firms have been increasing. These risks include potential liability under federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions we may provide concerning strategic transactions. In addition, like most investment banking firms, we could be the subject of claims made by current and former employees arising out of their employment or termination of employment with us. These claims often relate to dissatisfaction with an employee's bonus or separation payment, or involve allegations that the employee was the subject of some form of discrimination, retaliation or other unlawful employment practice.

          The following constitute our material pending legal proceedings as of the date of this report:

          On or about October 18, 2006, we, as claimant, filed a statement of claim with the NASD against Matthew N. Murray (“Murray”), a former research analyst whom we terminated on March 2, 2006 for engaging in unprofessional conduct (Rodman & Renshaw, LLC v. Mathew N. Murray, NASD Dispute Resolution Arbitration No. 06 – 04643). The petition asserts claims for defamation, tortious interference with business relations, breach of fiduciary duty, conversion, breach of contract, and prima facie tort. In that proceeding, we seek compensatory damages against Murray of at least $10,000,000, plus punitive damages of at least $15,000,000, together with certain injunctive relief. The claims relate to wrongful activities allegedly undertaken by Murray.

          On October 6, 2006, we and our senior officers filed an action (the “SDNY Action”) in the U.S. Federal District Court for the Southern District of New York (Rodman & Renshaw, LLC., John Borer, Edward Rubin, Michael Vasinkevich, and Wesley K. Clark v. Mathew N. Murray, U.S. District Court, Southern District of New York, 06 CV 8210 (WHP)), alleging various claims for trademark dilution, trademark infringement, cybersquatting, cyberpiracy, and false designation of origin as a result of various websites allegedly created by or at the instance of Murray using, among other things, the given names and surnames of certain of our principals and high ranking employees. The action, among other things, sought permanent injunctive relief restraining Murray from continuing the acts complained of, as well as compensatory and punitive damages, each in the amount of at least $10,000,000. On October 6, 2006, we and the other plaintiffs moved for a temporary restraining order and preliminary injunction seeking an order enjoining Murray from continuing to maintain the offending websites and directing that the sites be taken down and the domain names transferred to us and to the other plaintiffs. Murray signed an order on October 10, 2006, effectively agreeing to all of our demands, which document was so-ordered by the Court on October 11, 2006. On or about October 17, 2006, Murray filed an answer and counterclaims, which he amended on November 14, 2006, for breach of contract, defamation, and declaratory relief, seeking at least $1,000,000 each in compensatory damages and punitive damages. Murray also alleges that he was promised an option to purchase two percent “of Rodman” for “book value.”

          On or about November 17, 2006, the plaintiffs in the SDNY Action moved to sever and dismiss Murray’s counterclaims and Murray moved to stay and preliminarily enjoin the NASD proceeding or, in the alternative, to stay the SDNY Action. The court heard oral argument on the motions on December 21, 2006, and issued an order dated December 22, 2006, declining to stay the NASD proceeding; declining to sever and dismiss Murray’s counterclaims; and directing that the SDNY Action be stayed pending the full adjudication of the NASD proceeding.

          On April 9, 2007, the plaintiffs amended the statement of claim in the NASD proceeding to include the claims first set forth in the complaint in the SDNY Action and to include the individual plaintiffs in the SDNY Action as plaintiffs in the NASD proceeding. We expect Murray to assert the counterclaims he first filed in the SDNY Action in the NASD proceeding, including, but not limited to, his claim that he was promised an option to purchase two percent “of Rodman” for “book value.”

          The actions concerning Murray are at a preliminary stage, and although we believe that we will prevail on our claims and that we have meritorious defenses to Murray’s counterclaims, we are not in a position at this stage to predict or assess the likely outcome of these proceedings.

          As a result of allegations by Mr. Murray that we terminated him in violation of NASD Rule 2711 (“Rule 2711”) and SEC Regulation AC (“Reg AC”) in retaliation for his desire to downgrade an issuer that he provided research coverage on, each of the Committee on Finance of the U.S. Senate (“SFC”), the SEC, the Attorney General of the State of New York (“AG”), and the NASD initiated their own investigation.

          The SFC, by letter dated May 25, 2006 from its former chairman, Senator Charles E. Grassley, requested that our Chairman make himself available for an interview with Grassley’s staff and respond to certain questions in connection with Murray’s termination. By letter of the same date, Grassley, along with Senator Max Baucus, who was at that time the ranking member of the SFC, wrote to Christopher Cox, then chairman of the SEC, asking the SEC to conduct a “comprehensive and thorough examination” into our termination of Murray. Both the letter to us and the letter to Cox referenced possible violations of Rule 2711 and Reg AC. We responded to the letter from Grassley and our Chairman voluntarily appeared for an interview by Grassley’s staff in July 2006. The last written correspondence from Grassley’s offices to us with respect to this matter occurred in September 2006. Neither former chairman Grassley nor the SFC has contacted us since that date, and the SFC has not, to our knowledge, issued any subpoena in connection with the inquiry.

          By letter dated March 27, 2006, the SEC advised us that it was undertaking an investigation of us and it requested that we produce documents in connection with that investigation. Although the letter from the SEC did not specifically reference either Rule 2711 or Reg AC, the documents they requested and our counsel’s conversation with the SEC staff clearly indicated that the focus of the SEC’s investigation was Mr. Murray’s allegations. We responded to the SEC inquiry and produced responsive documents to the SEC. In addition, we produced our chief compliance officer for an interview at the SEC. By letter dated April 18, 2007, the SEC advised us that its investigation had been terminated and that no enforcement action had been recommended.

          On or about July 7, 2006, the AG served us with a subpoena containing a number of requests for information and documents concerning, among other things, the termination of Murray. The subpoena did not specifically reference Rule 2711 or Reg AC. We produced documents and information responsive to the subpoena (including all of the documents that we also had previously provided to the SEC). To our knowledge, the AG has not interviewed any of our employees and we have not received any communication from the AG since the end of August 2006.

          By letter dated April 10, 2006, the NASD advised us that it was reviewing matters related to the circumstances surrounding the termination of Mr. Murray and requested that we produce documents in connection with that review. By letter dated April 11, 2006, the NASD withdrew its request, to avoid regulatory duplication, upon learning that the SEC was also reviewing the same events. By letter dated May 1, 2007, following the SEC’s termination of its investigation, the NASD requested the production of certain information and documentation. We have produced all responsive information and documentation to the NASD staff and intend to cooperate with any further requests.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

          Our Common Stock is traded on the OTCBB Market under the symbol “EFSV.” Historically, our Common Stock has been thinly traded. The following table sets forth, for the periods indicated, the high and low bid prices for our Common Stock. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Price Range of Common Stock
	Bid Prices
	High	Low
2007
First Quarter	$0.51	$0.51
Second Quarter	$1.50	$0.26

2006
First Quarter	$5.32	$1.12
Second Quarter	$4.20	$2.80
Third Quarter*	$3.08	$0.34
Fourth Quarter	$1.01	$0.51

2005
First Quarter	$22.40	$1.40
Second Quarter	$8.40	$2.52
Third Quarter	$8.40	$2.80
Fourth Quarter	$3.36	$1.68

*	A 1-for-28 reverse-stock split was effected on September 18, 2006 (the “Reverse Split”). All prices prior to the Reverse Split have been adjusted as to give retroactive effect to the Reverse Split.

On July 10, 2007, the closing sale price per share for our Common Stock, as reported on the OTC Bulletin Board, was $0.51.

Holders

          Based upon information supplied to us by our transfer agent, immediately after the Exchange, we had approximately 300 stockholders of record.

Shares Outstanding

          Immediately after the consummation of the Exchange, we had 25,000,000 shares issued and outstanding of which 150,627 were freely tradable and 24,849,373 constituted “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. Of the restricted shares, 15,572,124 are held by “affiliates.” In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares of an OTCBB-listed company for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of Common Stock that does not exceed 1% of the then outstanding shares of Common Stock. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

          In addition to shares issued and outstanding after the Exchange, we have reserved 6,761,343 shares for further issuance upon exercise of outstanding warrants and options. At December 31, 2006, we had no equity compensation plans approved.

Dividends

          Holders of Common Stock are entitled to receive dividends as may be declared from time to time by our Board of Directors. During the years ended 2005 and 2006, Enthrust did not declare or pay any dividends. For distributions made by Holding prior to the Exchange, see “Certain Relationships and Related Transactions, and Director Independence” under Item 2.01 of this Report. We do not expect to declare or pay any dividends in the foreseeable future. Payment of future dividends will be within the discretion of our Board of Directors and will depend on, among other factors, retained earnings, capital requirements, and our operating and financial condition.

RECENT SALES OF UNREGISTERED SECURITIES

          See Item 1.01.

          The Debentures and Warrants referred to in Item 1.01 were issued by Holding in March 2007 in connection with a private placement to 57 accredited investors (the “Private Placement”). In the Private Placement, Holding realized gross proceeds of $20 million and net proceeds, after payment of legal, accounting and advisory fees and other miscellaneous transaction expenses, of $18.9 million. The proceeds were designated for working capital purposes. We believe that the issuances of the Common Stock pursuant to the Exchange Agreement and the issuance of the Debentures and the Warrants in the Private Placement were exempt from registration under Section 4(2) of the Securities Act.

DESCRIPTION OF SECURITIES

General Matters

          The following is a summary description of our capital stock. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, forms of which have previously been filed by Enthrust and are incorporated by reference into this Report, and by the applicable provisions of Delaware law.

          Our authorized capital stock consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. Immediately after consummation of the Exchange, we had 25,000,000 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

     Voting

          Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

     Dividends

          Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available therefor.

     Liquidation Rights

          In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of Common Stock will be entitled to share ratably in the distribution of any of our remaining assets.

     Other Matters

          Holders of Common Stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the Common Stock. All of the issued and outstanding shares of Common Stock on the date of this Report are validly issued, fully paid and non-assessable.

     Preferred Stock

          Our Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, we have no plans to issue any preferred stock.

     Registration Rights

          Holders of 6,227,242 shares of Common Stock issued in the Private Placement are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights will generally expire when an individual holder’s shares subject to the registration rights are disposed of pursuant to an effective registration statement or become eligible for sale under Rule 144(k) under the Securities Act, whichever is earlier.

Anti-Takeover Effects of Delaware Law

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  prior to that date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  on or after the date the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

  any merger or consolidation involving the corporation and the interested stockholder;

  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

          We have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

  for any breach of the director's duty of loyalty to us or our stockholders;

  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

  for any transaction from which the director derived an improper personal benefit.

          These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws also authorize us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

          As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

  we must indemnify the members of our Board of Directors and officers to the fullest extent permitted by the DGCL and advance expenses to the members of our Board of Directors and officers in connection with a legal proceeding, subject to limited exceptions; and

  we may purchase and maintain insurance on behalf of the current or former members of our Board of Directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

          At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing

          The Common Stock is listed on the OTC Bulletin Board and trades under the symbol “EFSV.”

Transfer Agent and Registrar

          The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Director and Officer Indemnification

          We will enter into an agreement that provides indemnification to our directors, officers and all other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person's service in such capacity, subject to limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws as described under “Description of Securities — Limitation of Liability and Indemnification Matters.”

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          See Item 9.01 below which is incorporated by reference herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

          See Item 4.01 below which is incorporated by reference herein.

FINANCIAL STATEMENTS AND EXHIBITS

          See Item 9.01 below which is incorporated by reference herein.

Item 3.02           Unregistered Sales of Equity Securities

          Reference is made to the disclosure made under Items 1.01 and 2.01 of this Report which is incorporated herein by reference.

Item 3.03           Material Modification to Rights of Security Holders

           Not applicable.

Item 4.01.           Changes in the Registrant’s Certifying Accountant

          Enthrust historically retained Lazar Levine & Felix, LLP (“Lazar Levine”) as its principal accountant. In connection with the closing of the Exchange, we terminated Lazar Levine and retained Marcum & Kliegman LLP as our principal accountant. Our Board of Directors approved the change.

          Lazar Levine’s reports on the financial statements for the years ended December 31, 2006 and 2005 included in the Form 10-KSB for the year ended December 31, 2006 as filed with the SEC did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

          From inception through July 9, 2007, Enthrust had no disagreements with Lazar Levine on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Enthrust had not consulted with Marcum & Kliegman LLP on any matter prior to the Exchange.

          We have authorized Lazar Levine to respond fully to the inquiries of Marcum & Kliegman LLP concerning any matters discussed above. We have provided Lazar Levine with a copy of the above statements. We have requested that Lazar Levine furnish us with a letter addressed to the SEC stating whether Lazar Levine agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter from Lazar Levine is filed as an exhibit to this Report.

Item 5.01           Changes in Control of Registrant

          Reference is made to the disclosure made under Item 1.01 and Item 2.01 of this Report which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

          Reference is made to the disclosure made under Item 1.01 and Item 2.01 of this Report which is incorporated herein by reference. For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under the heading “Directors and Executive Officers and Key Employees” under Item 2.01 of this Report which disclosure is incorporated herein by reference.

Item 5.06           Change in Shell Company Status

          As a result of the consummation of the Exchange described in Item 1.01 and Item 2.01 of this Report, we believe that we are no longer a shell corporation, as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 8.01           Other Events

          On July 10, 2007 we issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference, announcing the consummation of the Exchange.

Item 9.01           Financial Statements, Pro Forma Financial Information and Exhibits

          (a)          Financial Statements of Business Acquired

          Filed herewith are the audited financial statements of Holding for each of the fiscal years ended December 31, 2006 and 2005, the nine months ended December 31, 2004 and the unaudited financial statements as at and for the three month periods ended March 31, 2006 and 2007.

          (b)          Pro Forma Financial Information

          Filed herewith are the pro forma combined financial statements of Enthrust and Holding for the requisite periods.

          (d)          Exhibits

          We hereby agree to provide the SEC upon request any omitted schedules or exhibits to the documents listed in this Item 9.01.

Exhibit
Number		Description
2		Form of Exchange Agreement, dated as of July 10, 2007
3	(i)	Certificate of Incorporation (1)
3	(ii)	Bylaws (1)
4.1		Form of Common Stock certificate
4.2		Form of Enthrust Common Stock Purchase Warrant
4.3		Form of Registration Rights Agreement, dated as July 10, 2007
4.4		Form of Rodman & Renshaw Holding, LLC Option Agreement
10.1		Form of Tax Indemnification Agreement, dated as of July 10, 2007
10.2		Form of Indemnification Agreement, dated as of July 10, 2007
10.3		Form of Distribution Agreement, dated as of July 9, 2007
10.4		Amended and restated Wesley Clark Employment Agreement
10.5		Michael Vasinkevich Employment Agreement, as amended
10.5	(a)	Amendment to Michael Vasinkevich employment Agreement
10.6		John J. Borer III Employment Agreement, as amended
10.6	(a)	Amendment to John J. Borer III Employment Agreement
10.7		Edward Rubin Employment Agreement, as amended
10.7	(a)	Amendment to Edward Rubin Employment Agreement
16		Lazar Levine & Felix LLP letter re change in certifying accountant
21		Subsidiaries
99.1		Press Release, dated July 10, 2007.

(1)	Filed as an exhibit to the Current Report on Form 8-K filed on January 22, 2007 and incorporated herein by reference.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTHRUST FINANCIAL SERVICES, INC.

Dated: July 11, 2007	By:	/s/ John J. Borer III
John J. Borer III, Chief Executive Officer

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Statement of Financial Condition at March 31, 2007	F-2
Condensed Consolidated Statements of Income and Comprehensive Income for the
Three Months Ended March 31, 2007 and 2006	F-3
Condensed Consolidated Statement of Changes in Members Equity for the Three Months
Ended March 31, 2007	F-4
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
2007 and 2006	F-5
Notes to Condensed Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements:

Independent Auditors’ Report	F-19
Consolidated Statements of Financial Condition as of December 31, 2006 and 2005
Consolidated Statements of Income and Comprehensive Income for the Years
Ended December 31, 2006 and 2005 and for the Nine Months Ended
December 31, 2004	F-21
Consolidated Statements of Changes in Members’ Equity for the Years Ended
December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004	F-23
Consolidated Statements of Cash Flows for the Years Ended December 31,
2006 and 2005 and for the Nine Months Ended December 31, 2004	F-23
Notes to Consolidated Financial Statements	F-25

Pro Forma Condensed Combined Financial Statements:

Introduction to the Pro Forma Condensed Combined Financial Statements	F-49
Pro Forma Condensed Combined Statement of Financial Condition at March 31, 2007	F-50
Pro Forma Condensed Combined Statement of Income and Comprehensive Income for the Three
Months Ended March 31, 2007	F-51
Pro Forma Condensed Combined Statement of Income and Comprehensive Income for the
Year Ended December 31, 2006	F-52
Notes to Pro Forma Condensed Combined Financial Statements	F-53

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
March 31, 2007
(Unaudited)
ASSETS

Cash and cash equivalents	$23,811,395
Securities owned:
Marketable	6,337,264
Non-marketable	404,163
Private placement and other fees receivable	619,060
Due from clearing broker	3,007,348
Prepaid expenses	1,258,373
Prepaid income taxes	--
Deposit with clearing broker	106,996
Investment in affiliate	1,792,420
Goodwill	1,938,714
Property and equipment, net	1,203,937
Other assets	134,620
Deferred financing costs	1,038,567
TOTAL ASSETS	$41,652,857

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Securities sold, not yet purchased, at market value	$1,593
Accrued compensation payable	5,934,603
Accounts payable and accrued expenses	816,231
Conference deposits	683,962
Income taxes payable	597,153

TOTAL LIABILITIES	8,033,542

COMMITMENTS AND CONTINGENCIES

SENIOR CONVERTIBLE DEBENTURES, NET	17,897,471

MINORITY INTERESTS	6,194,951

MEMBERS' EQUITY - 9,800,000 shares issued
and outstanding at March 31, 2007	9,526,893

TOTAL LIABILITIES AND MEMBERS' EQUITY	$41,652,857

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
REVENUES
Private placement, underwriting and advisory fees	$14,619,804	$13,157,221
Realized gains on securities, net	3,102,040	4,976,688
Commissions	1,999,869	1,046,344
Principal transactions, net	863,903	1,344,863
Other income	104,461	30,055
TOTAL REVENUES	20,690,077	20,555,171
EXPENSES
Employee compensation and benefits	10,152,058	5,931,114
Conference fees	175,631	75,118
Professional fees	784,609	760,054
Business development	584,610	365,346
Communication and data processing	398,161	360,967
Office	193,951	116,129
Occupancy and equipment	297,680	113,237
Subscriptions and research	69,345	67,046
Insurance	123,569	78,511
Clearance and execution charges	50,823	46,097
Depreciation and amortization	162,495	105,811
Miscellaneous	153,692	88,133
TOTAL EXPENSES	13,146,624	8,107,563
OPERATING INCOME	7,543,453	12,447,608
INTEREST EXPENSE	198,215
INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	7,345,238	12,447,608
INCOME TAXES (BENEFIT) / EXPENSES	(32,572)	485,867
INCOME BEFORE MINORITY INTERESTS	7,377,810	11,961,741
MINORITY INTERESTS IN INCOME
OF SUBSIDIARIES	(556,948)	(999,473)

NET INCOME	6,820,862	10,962,268
OTHER COMPREHENSIVE INCOME
Reclassification adjustment for realized gains on investments	(1,001,664)
COMPREHENSIVE INCOME	$5,819,198	$10,962,268

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
(Unaudited)
For the Three Months Ended March 31, 2007

MEMBERS' EQUITY - January 1, 2007	$22,025,823

Distributions	(20,873,928)

Stock-based compensation	286,528

Warrants	1,134,615

Beneficial Conversion Feature of Debentures	1,134,657

Reclassification adjustment for realized gains on investments	(1,001,664)

Net income	6,820,862
MEMBERS' EQUITY - March 31, 2007	$9,526,893

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31, 2007	March 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,820,862	$10,962,268
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Minority interests in subsidiaries	556,948	999,473
Minority share of the Company's capital contributions in subsidiaries	19,322	3,621
Depreciation and amortization	162,495	105,811
Deferred tax expense	(327,100)	122,861
Stock based compensation	286,528	--
Realized gain on available for sale investments	(1,001,664)	--
Interest, amortization of debt discount and deferred financing costs	198,215	--
Change in Operating Assets and Liabilities:
Securities owned, marketable	(505,428)	(1,186,739)
Securities owned, non-marketable	934,588	(1,788,795)
Private placement and other fees receivable	1,881,156	(3,865,772)
Due from clearing broker	(615,040)	(2,467,259)
Prepaid expenses	(1,029,486)	181,329
Prepaid income taxes	-	85,053
Deposit with clearing broker	(1,202)	(1,005)
Other assets	-	77,757
Securities sold, not yet purchased, at market value	1,593	92,382
Accrued compensation payable	(1,015,631)	3,584,233
Accounts payable and accrued expenses	(1,717,704)	281,374
Income Taxes Payable	169,335	361,706
Investment in affiliate	(4,080)	--
Conference deposits	461,371	376,321
Total adjustments	(1,545,784)	(3,037,649)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,275,078	7,924,619

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(40,551)	(146,016)
Purchase of Twin Lakes	-	(60,000)
NET CASH USED IN INVESTING ACTIVITIES	(40,551)	(206,016)

CASH USED IN FINANCING ACTIVITIES
Proceeds from issuance of Senior Convertible Debentures and Warrants	20,000,000	-
Deferred financing costs	(1,070,000)
Distribution to members	(10,740,000)	-
Distribution to minority owners of subsidiaries	-	(92,000)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	8,190,000	(92,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,424,527	7,626,603
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	10,386,868	1,946,050
CASH AND CASH EQUIVALENTS - END OF PERIOD	$23,811,395	$9,572,653

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Income taxes	$110,052	-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Distribution of beneficial interest in securities	$10,133,927	-

Acquistion of interest in Twin Lakes:
Fair value of net liabilities assumed	-	$(42,114)
Goodwill recognized on purchase	-	$102,114
Cash paid to acquire interest in Enthrust	-	$60,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - Organization, Nature of Operations and Basis of Presentation

Rodman & Renshaw Holding, LLC (the “Holding Company”) is a holding company whose principal operating subsidiary is Rodman & Renshaw, LLC (the “Broker-Dealer”), a Delaware limited liability company formed on June 20, 2002 which succeeded the business of Rodman & Renshaw, Inc. on January 1, 2004. The members of the Holding Company are Paul Revere LLC and R&R Capital Group, Inc. who own interests in the Company in the amount of 70% and 30%, respectively. Pursuant to the Holding Company’s LLC Agreement, the Holding Company’s existence shall continue for a term of 50 years from the date of formation on February 4, 2004, unless dissolved sooner in accordance with Delaware Law or the Holding Company’s LLC agreement. The Broker-Dealer, which is wholly-owned by the Holding Company, is engaged in the business of a broker and dealer as those terms are defined in the Securities Exchange Act of 1934, as amended, and is a registered broker-dealer with the National Association of Securities Dealers, Inc. (“NASD”). References to the “Company” within these notes to the condensed consolidated financial statements are to Rodman & Renshaw Holding, LLC and Subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. The condensed consolidated financial statements also include the accounts of a limited partnership for which the Company is the General Partner, in accordance with Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries—an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12”, all majority-owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

Interim Financial Statements
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 2007, the results of the Company’s operations for the three months ended March 31, 2007 and 2006, the changes in members equity for the three months ended March 31, 2007 and cash flows for the three months ended March 31, 2007 and 2006. The results for the three months ended March 31, 2007, are not necessarily indicative of the results to be expected for any subsequent quarter or the entire fiscal year ending December 31, 2007.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

Interim Financial Statements, continued
Certain information and footnote disclosures normally included in financial statements that are prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to the SEC rules and regulations.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 2006, included elsewhere herein this form 8-K.

NOTE 2 - Summary of Significant Accounting Policies

Valuation of Securities Owned - Marketable and Non-Marketable
Marketable securities consist of: publicly traded unrestricted common stocks, in which the Company has the intent and the ability to sell in the short term (“trading securities”) and publicly traded unrestricted common stocks, in which the Company has the intent to sell but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the condensed consolidated statements of income as realized gains on securities, net and principal transactions respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the condensed consolidated statements of members’ equity, and any realized gains or losses are reflected in the condensed consolidated statements of income as realized gains on securities, net.

Non-marketable securities consist of: non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); restricted common stock in publicly held companies (“restricted securities”); common stock and preferred stock in privately held companies and partnerships, where the Company has less than a 20% voting interest and has no significant influence (“securities in privately-held entities”); and convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as the Company has the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the consolidated statements of income as realized gains on securities, net and principal transactions, net, respectively. Interest on debt securities in privately-held companies is included in the condensed consolidated statements of income and comprehensive income as other income. The Company accounts for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 - Summary of Significant Accounting Policies, continued

Securities Transactions and Revenue Recognition
Private placement fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. The Company recognizes advisory fee revenue ratably over the terms of the related contracts.

Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for the account and risk of the Company are recorded on a trade-date basis.

Conference Revenue and Expenses
The Company receives conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted. The company also makes advance payments for conference facilities, entertainment, and related costs which are recorded as prepaid expenses and then recognized when the conference is conducted.

Debt with Equity Instruments
On March 1, 2007, the Company, in a private placement, issued $20 million face value of Senior Convertible Debentures (“Debentures”) and Warrants, to certain accredited investors (“Investors”) in exchange for $20,000,000 cash (See Note 6).

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the aggregate purchase price of $20,000,000 should be allocated with $1,134,615 attributable to the relative fair value of the warrants being recorded as a debt discount on the Debentures, such that the Debentures were recorded on the condensed consolidated statement of financial condition at a value of $18,865,385, which is net of the value assigned to the Warrants. The debt discount, which was credited to members’ equity, will be accreted by the Company over the life of the Debentures.

The fair value of the warrants was determined based on Black-Scholes model which requires the input of highly subjective assumptions, including the expected share price volatility. Given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these warrants, of similarly positioned public companies within its industry, during the early stages of their life as a public company. In applying Black-Scholes during the three months ended March 31, 2007, the Company used the following assumptions:

Risk free interest rate	4.54%
Weighted average expected life of warrants (years)	3.0
Expected volatility of Company’s common stock	33%
Expected dividends	--

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 - Summary of Significant Accounting Policies, continued

Debt with Equity Instruments, continued
In addition, based on the intrinsic value method, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007, related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount has been and will continue to be accreted by the Company over the life of the Debentures. (See Note 6).

Income Taxes
The Company files consolidated Federal and combined New York State and New York City Unincorporated Business Tax (“NYCUBT”) returns. The members of the Company are taxed on the Company’s Federal and State taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in the condensed consolidated financial statements, except for the NYCUBT.

Deferred tax assets and liabilities are determined based on the difference between the condensed consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for NYCUBT purposes in the years in which the differences are expected to reverse. In addition, the Company also recognizes deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

In June 2006, the FASB issued Interpretation No. 48, "Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" (“FIN-48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 31, 2006. The Company adopted FIN-48 effective with its 2007 fiscal year. FIN-48 currently has no effect on the Company’s condensed consolidated financial statements. (See Note 9).

Use of Estimates
The preparation of condensed financial statements is in conformity with United States generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk
The Broker-Dealer is engaged in trading and provides a broad range of securities brokerage and investment services to institutional clientele as well as private placement services to corporations and businesses. Counterparties to the Broker-Dealer’s business activities include broker-dealers and clearing organizations, banks and other financial institutions.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 - Summary of Significant Accounting Policies, continued

The Broker-Dealer uses a clearing broker to process transactions and maintain customer accounts on a fee basis. The Broker-Dealer permits the clearing firm to extend credit to their clientele secured by cash and securities in the client’s account. The Broker-Dealer’s exposure to credit risk associated with the non-performance by their customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Broker-Dealer. The Broker-Dealer has agreed to indemnify its clearing brokers for losses they incur while extending credit to the Broker-Dealer’s clients. The Broker-Dealer’s policy is to review, as necessary, the credit standing of their customers and each counterparty. Amounts due from customers that are considered uncollectible are charged back to the Broker-Dealer by the clearing brokers when such amounts become determinable.

Securities sold, but not yet purchased, commit the Broker-Dealer to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Broker-Dealer must acquire the securities at market prices, which may exceed the values reflected on the statement of financial condition.

The Company maintains cash with major financial institutions. Cash is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 at each institution. The uninsured cash bank balances were approximately $23,160,493 at March 31, 2007. The Company believes it is not exposed to any significant credit risks for cash.

Registration Payment Arrangements
In December 2006, the FASB issued a Staff Position ("FSP") on EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP 00-19-2"). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies” (“SFAS 5”). If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS 5. FSP 00-19-2 was effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For prior arrangements, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company adopted FSP 00-19-2 effective with its 2007 fiscal year. FSP 00-19-2 currently has no effect on the Company’s condensed consolidated financial statements, as the Company believes that the probability of a penalty due to untimely filing of the registration statement with respect to the Debentures is remote. (See Note 6).

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 - Securities Owned and Sold, Not Yet Purchased

          Securities owned and sold, not yet purchased at March 31, 2007, consist of trading and investment securities, as follows:

Marketable securities are as follows:
Trading securities, at market value	$6,337,264
Non-marketable securities are as follows:
Restricted securities	$20,437
Securities in privately-held entities	383,726
$404,163
Securities sold, not yet purchased are as follows:
Common stocks sold, not yet purchased	$1,593

NOTE 4 – Investment in Affiliate

On February 28, 2007, the Company distributed to its Members 85% of its beneficial interest in certain warrants and other securities and retained the remaining 15%. (See Note 10). Simultaneous with the Company’s distribution to its members, the Company and its members assigned their respective beneficial interests in these warrants and other securities to RRPR, LLC (“RRPR”), a Delaware limited liability company that was formed on February 6, 2007 for the purpose of managing these assets, in exchange for membership interests in RRPR in proportion to their respective ownership percentages. The Company retained bare legal title to these assets pursuant to a nominee agreement with RRPR, which controls all decisions regarding the assets, is entitled to all sales proceeds and other benefits, bears the risk of loss, and can demand conveyance of the legal title at any time. In accordance with APB Opinion No.18, the Company’s investment in RRPR is accounted for under the equity method because of the Company’s significant influence attributable to the common senior management and the degree of participation by the company in management decisions. For the three months ended March 31, 2007, the Company recorded its share of RRPR’s net income in the amount of $48,653 and is recorded in principal transactions, net in the condensed consolidated statement of income.

NOTE 5 – Deferred Financing Cost

The Company incurred investment banking, legal and due diligence fees totaling $1,070,039 associated with the Debentures. (See Note 6). These fees are treated as deferred financing costs and are being amortized over the term of the Debentures. For the period

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 – Deferred Financing Cost, continued

commencing with the issuance of the Debentures on March 1, 2007 and ending March 31, 2007, $31,472 has been amortized and included within interest expense in the condensed consolidated statement of income.

NOTE 6 – Senior Convertible Debentures

On March 1, 2007, the Company, in a private placement, issued $20 million face value of Senior Convertible Debentures (“Debentures”) and Warrants, to certain accredited investors (“Investors”) in exchange for $20,000,000 cash. The Debentures mature on December 31, 2009 and bear interest at 6% per annum, which interest is payable at the earlier of the maturity date or at the time of conversion or redemption of the Debentures. The Debentures, including any accrued interest, are convertible into common shares of the Company, at any time, by the holders at a price of $7 per share, subject to certain adjustments as defined in the Debentures’ Agreement. The investors also received Warrants to purchase an aggregate of 714,286 common shares of the Company at an exercise price of $7.70 per share, subject to certain adjustments as defined, which are exercisable at any time on or before March 1, 2010. Upon the occurrence of certain events, i.e. the Company’s shares becoming publicly traded, the Company may require the conversion of the Debentures. Pursuant to the terms of the financing, the lead investor was granted the right to designate two out of six members of the Company’s Board of Directors, and certain key employees signed three year employment contracts with the Company. (See Note 7). In connection with the placement, the Company incurred approximately $1,070,000 of debt issuance costs which has been capitalized and will be amortized over the life of the Debentures. (See Note 5).

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company allocated the aggregate purchase price of $20,000,000 with $1,134,615 attributable to the relative fair value of the warrants recorded as a debt discount on the Debentures. The debt discount, which was credited to members’ equity, has been and will continue to be accreted by the Company over the life of the Debentures. For the three months ended March 31, 2007, the Company amortized $33,371 of this discount, included within interest expenses in the condensed consolidated statement of income.

In addition, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007, related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount has been and will continue to be accreted by the Company over the life of the Debentures. For the three months ended March 31, 2007, the Company amortized $33,372 of this discount, included within interest expenses in the condensed consolidated statement of income.

For the three months ended March 31, 2007, no warrants were exercised or any Debentures converted.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6 – Senior Convertible Debentures, continued

At March 31, 2007, the balance of the Debentures, net of amortized debt discounts in the amount of $2,202,529, plus accrued interest of $100,000, was $17,897,471.

In connection with the private placement, the Company agreed to enter into a Registration Rights Agreement with the holders of the Debentures, which requires that the Company file a Resale Registration Statement with the Securities and Exchange Commission within 90 days after certain “trigger events” (the “Filing Date”). Such “trigger events” include the shares of the Company (or a successor to the Company) being listed or quoted on a Public Market. The Registration Statement must provide for the resale of such number of common shares as may become issuable upon the conversion of and exercise of the Debentures or the Warrants. In the event that the Registration Statement is not filed by the Filing Date or the Company fails to maintain an effective registration statement for stated periods, the Company is required to pay as partial relief for the damages to the Holders by the reason of any such delay in their inability to sell their Registrable Securities, a fee of 2% per month of the original outstanding principal amount of the Debentures purchased by such Holders until such time as the Registration Statement becomes effective. The Company believes that the probability of a penalty due to untimely filing of the registration statement with respect to the Debentures is remote.

At all times while any of the Debentures remain outstanding, the Company must maintain $5,000,000 of key man life insurance on each of its President, CEO and a Senior Managing Director, as well as, maintain cash balances in the Company and its Subsidiaries of at least $3,000,000. The Company was in compliance with these requirements at March 31, 2007.

NOTE 7 - Commitments and Contingencies

Lease Commitments
The Company’s operating lease for office space in New York City, which had a monthly base rent charge of $60,693, expired on June 29, 2007. Currently the Company is negotiating replacement office space in New York City.

Employment Agreement- Chairman
On December 22 2006, the Company entered into an employment agreement with its Chairman, which provides for an annual salary of $250,000, as well as additional compensation as defined in the agreement. Effective June 26, 2007, the employment agreement with the Chairman was modified to eliminate the discretionary bonus which was based on net profits.

Employment Agreement- Senior Executives
On March 1, 2007, the Company entered into three three-year employment agreements with Senior Managing Directors of the Broker Dealer who are also Senior Executives of the Company. These three individuals are also members of the board of directors of the

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7 - Commitments and Contingencies, continued

Holding Company and the Broker-Dealer. Under the terms of the agreements, which commence on March 1, 2007 and continue until February 28, 2010, unless extended or earlier terminated in accordance with their terms, the Company is required to pay annual salaries in the aggregate of $450,000 plus incentive compensation under a bonus plan. For the three months ended March 31, 2007, these three individuals received the following: Out of distributions to Members - cash in the amount of $10,125,000 (see Note 10 for the total amount of distributions to Members); and compensation of $37,500. For the three months ended March 31, 2006 these three individual did not receive any compensation or distributions.

Under the above employment agreements, the bonus for the above Executives will be calculated at the discretion of the compensation committee, based upon the overall revenue and profits of the Company for each fiscal year commencing on or after January 1, 2007, as well as, the overall productivity of each Executive as determined by the Company’s Compensation Committee and as defined in the Agreements, subject to a maximum payment of 58% of gross revenues taking into account all compensation paid to all employees.

Effective July 10, 2007 the employment agreements were modified to extend the payment limitation based on gross revenues for the balance of 2007, which otherwise would have expired after the Exchange transaction, and implemented a maximum of 55% of gross revenues for the year, inclusive of all compensation paid to all employees, excluding equity grants.

Litigation
During the year ended December 31, 2006, as a result of actions taken by a former employee against the Company, the Company filed a proceeding against the former employee with the National Association of Securities Dealers, Inc. (“NASD”) and the United States District Court for the Southern District of New York (“SDNY”), in which it alleged various claims against the employee including but not limited to; trademark infringement and dilution, cyber-squatting, cyber-piracy, defamation, and tortuous interference with business relations. In connection with each of these actions, the Company is seeking compensatory and punitive damages. In response to these actions filed against the former employee by the Company, the employee filed counterclaims with the SDNY seeking compensatory and punitive damages against the Company for breach of contract, defamation, and declaratory relief. The Company is not in a position to predict or assess the likely outcome of these proceedings, nor is it in a position to estimate the range of any potential loss. As of March 31, 2007, there have been no material developments with respect to the litigation.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 - Net Capital Requirements

The Broker-Dealer is subject to various regulatory requirements, including the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to its parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into any such transactions, which if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At March 31, 2007 the Broker-Dealer had net capital of $10,696,850, which was $10,446,850 in excess of its required net capital of $250,000.

NOTE 9 - Income Taxes

          Income taxes (benefit) expense consists exclusively of NYCUBT and is comprised of the following:

	For the Three Months Ended
	March 31,
	2007	2006
Current	$294,528	$363,006
Deferred	(327,100)	122,861

Total	$(32,572)	$485,867

The difference between the effective NYCUBT rate of 4% and the tax rate on the condensed consolidated statements of income are due primarily to the NYCUBT permanent difference for officers’ salaries.

As described in Note 2, the Company adopted FIN 48 Effective January 1, 2007. FIN 48 requires companies to recognize in their financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 - Income Taxes, continued

The Company and its subsidiaries filed consolidated federal and various state partnership income tax returns in which the initial period of tax reporting for these entities occurred during the year ended December 31, 2004. These income tax returns have not been examined by the applicable Federal and State tax authorities. The Company has also not yet filed its income tax returns for the year ended December 31, 2006.

Management does not believe that the Company has any material uncertain tax position requiring recognition or measurement in accordance with the provisions of FIN 48. Accordingly, the adoption of FIN 48 did not have a material effect on the Company financial statements. The Company’s policy is to classify penalties and interest associated with uncertain tax positions, if required as a component of its income tax provision.

NOTE 10 - Members’ Equity and Stock Options

Distributions to Members

On February 28, 2007, the Company distributed to its Members 85% of its beneficial interest in certain warrants and other securities that were valued at approximately $10,133,928 at that date. (See Note 4).

On March 16, 2007, the Company distributed cash of $10,740,000 to its Members.

Stock Based Compensation
The Company recorded $286,528 and $0 of stock based compensation for the three months ended March 31, 2007 and 2006, respectively. The unamortized stock based compensation balance as of March 31, 2007 was $1,987,450 and will be fully amortized through 2009. During the three months ended March 31, 2007, no options were granted, forfeited or exercised.

A summary of options outstanding as of March 31, 2007 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Amount	Price	Term
Outstanding	1,928,829	$6.32	5.25 Years
Exercisable	75,000	$0.409	8.05 Years

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 – Subsequent Events

Option Grants
On May 22, 2007, the Company granted options to purchase an aggregate of 919,541 shares to five employees. The options have a term of 5 years from grant, an exercise price of $8.24 and a fair value of $2,013,795. The options will be vested approximately over a period of 2.5 years.

Distributions to Members
The Company distributed $5.0 million to its Members on July 9, 2007 representing 70% of the members’ projected income taxes payable by the Members with respect to the Company’s taxable income for the period January 1, 2007 through July 10, 2007. Enthrust and the Members have entered into an agreement pursuant to which Enthrust will pay any remaining income taxes with respect to such income when the Company’s tax returns are prepared and filed for such period.

Exchange Transaction
On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007 (the “Exchange Agreement”), (i) Paul Revere, LLC (“PR”), a Delaware limited liability Holding company, which owned 70% of Rodman & Renshaw Holding, LLC (“Holding”) contributed its membership interests in Holding to Enthrust Financial Services, Inc. (“Enthrust”), a majority owned subsidiary of Holding, in exchange for 12,711,683 shares of Enthrust’s common stock, par value $.001 per share (“the Common Stock”); (ii) the stockholders of R&R Capital Group, Inc. (“RRCG”), a Delaware “S” corporation, which owned 30% of Holding and 25.5% of RRPR, LLC, a Delaware limited liability, contributed all of their shares of RRCG to Enthrust in exchange for 5,967,591 shares of Common Stock; (iii) the holders of the 6% Senior Convertible Debentures issued by Holding in March 2007, having an aggregate principal amount of $20 million (the “Debentures”) and warrants to purchase 714,286 shares of Holding stock at a price of $7.70 per share (the “Warrants”) contributed the Debentures and the Warrants to Enthrust in exchange for 5,970,099 shares of Common Stock and warrants to purchase 1,355,600 shares of Common Stock at $7.00 per share (the “Enthrust Warrants”). In addition, options held by Holding employees to purchase up to 2,848,370 shares of Holding’s stock at prices ranging from $0.409 per share to $8.24 per share were exchanged for options to acquire up to 5,405,793 shares of Common Stock at prices ranging from $0.22 to $4.34 per share. The transactions described above are referred to herein as the “Exchange.” As a result of the Exchange, Enthrust holds directly and indirectly 100% of the shares of the Holding, and 100% of the Debentures and Warrants to purchase membership interests in Holding.

Based on the fact that after the Exchange (i) the former members of Holding will control Enthrust, (ii) the officers of Holding become the officers of Enthrust and the directors of Holdings become the directors of Enthrust, (iii) Enthrust will change its name to reflect the corporate identity of Holding and (iv) Enthrust only business is the business that had previously been conducted by Holding; for accounting purposes, Holding is treated as the acquiror and the Exchange is deemed to be a recapitalization of Holding. As a result, the historical financial statements of Holding will become Enthrust’s historical financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 – Subsequent Events, continued

Tax Indemnification Agreement
In connection with the Exchange, Enthrust entered into a Tax Indemnification Agreement with Paul Revere, LLC and the stockholders of R&R Capital Group, Inc (“the Indemnitees”) pursuant to which, Enthrust agreed to indemnify the Indemnitees for any increased taxes attributable to the activity of Holding through the date of the Exchange. The Company believes that the likelihood of any payment under the indemnification agreement is remote.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of
Rodman & Renshaw Holding, LLC

We have audited the accompanying consolidated statements of financial condition of Rodman & Renshaw Holding, LLC and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in members’ equity and cash flows for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rodman & Renshaw Holding, LLC and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements for the year ended December 31, 2006 include the consolidation of a limited partnership under the provisions of EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

/s/ Marcum & Kliegman, LLP
New York, New York
May 10, 2007

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

ASSETS

	December 31,
	2006	2005

Cash and cash equivalents	$10,386,868	$1,946,050
Securities owned:
Marketable	7,295,042	98,763
Non-marketable	11,797,813	2,360,784
Private placement and other fees receivable	2,500,216	585,964
Due from clearing broker	2,392,308	505,039
Prepaid expenses	228,926	830,828
Prepaid income taxes	—	85,053
Deposit with clearing broker	105,794	101,356
Goodwill	1,938,714	1,811,153
Property and equipment, net	1,325,881	1,152,748
Other assets	134,620	204,121

TOTAL ASSETS	$38,106,182	$9,681,859

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Securities sold, not yet purchased, at market value	$—	$2,538
Accrued compensation payable	6,950,234	405,255
Accounts payable and accrued expenses	2,533,935	514,521
Conference deposits	222,591	361,408
Income taxes payable	427,818	—
Deferred taxes payable	327,100	24,686

TOTAL LIABILITIES	10,461,678	1,308,408

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS	5,618,681	69,055

MEMBERS' EQUITY - 9,800,000 shares issued
and outstanding at December 31, 2006 and 2005	22,025,823	8,304,396

TOTAL LIABILITIES AND MEMBERS' EQUITY	$38,106,182	$9,681,859

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

			For the Nine
	For the Years Ended		Months Ended
	December 31,		December 31,
	2006	2005	2004
REVENUES
Private placement, underwriting and advisory fees	$43,080,933	$17,887,426	$16,668,622
Realized gains on securities, net	1,884,362	6,173,974	—
Commissions	5,160,576	2,428,466	2,139,906
Conference fees	2,092,591	1,488,194	1,111,514
Principal transactions, net	11,518,875	1,174,994	827,174
Other income	220,533	101,735	129,453
TOTAL REVENUES	63,957,870	29,254,789	20,876,669

EXPENSES
Employee compensation and benefits	26,782,236	15,344,809	14,427,424
Conference fees	4,748,330	3,672,746	2,956,856
Professional fees	6,192,207	1,492,183	1,025,785
Business development	1,879,982	764,639	409,940
Communication and data processing	1,451,894	670,574	282,284
Office	577,195	464,708	256,708
Occupancy and equipment	827,964	446,410	350,804
Subscriptions and research	289,132	344,480	164,332
Insurance	425,127	296,143	175,271
Clearance and execution charges	196,796	266,265	305,198
Depreciation and amortization	538,353	208,703	50,154
Miscellaneous	462,719	397,251	179,094
TOTAL EXPENSES	44,371,935	24,368,911	20,583,850

INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	19,585,935	4,885,878	292,819

INCOME TAXES	893,475	394,872	18,563
INCOME BEFORE MINORITY INTERESTS	18,692,460	4,491,006	274,256

MINORITY INTERESTS IN (INCOME) LOSS
OF SUBSIDIARIES	(2,174,112)	17,706	—

NET INCOME	16,518,348	4,508,712	274,256

OTHER COMPREHENSIVE INCOME
Unrealized gain on investments, net of tax	1,001,664	—	—
COMPREHENSIVE INCOME	$17,520,012	$4,508,712	$274,256

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

For the Years Ended December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004

			For the Nine
	For the Years Ended		Months Ended
	December 31,		December 31,
	2006	2005	2004
MEMBERS' EQUITY - Beginning	$8,304,396	$4,141,678	$3,867,422
Distributions	(4,165,000)	(345,994)	—
Net income	16,518,348	4,508,712	274,256
Stock-based compensation	366,415	—	—
Unrealized gain on investments	1,001,664	—	—
MEMBERS' EQUITY - Ending	$22,025,823	$8,304,396	$4,141,678

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Nine
	For the Years Ended		Months Ended
	December 31,		December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,518,348	$4,508,712	$274,256
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Minority interests in subsidiaries	2,174,112	(17,706)	—
Loss from contributions in subsidiaries	(15,945)	—	—
Depreciation and amortization	538,353	208,703	50,154
Deferred tax expense	302,414	16,097	8,589
Stock based compensation	366,415	—	—
Changes in operating assets and liabilities:
Securities owned, marketable	(2,541,366)	(43,398)	(7,355)
Securities owned, non-marketable	(9,587,641)	(1,112,212)	(556,682)
Private placement and other fees receivable	(1,914,252)	1,559,733	(1,041,379)
Due from clearing broker	(1,826,607)	(352,085)	489,897
Prepaid expenses	601,902	(730,546)	(42,396)
Prepaid income taxes	85,053	(85,053)	—
Deposit with clearing broker	(4,438)	(1,356)	—
Other assets	70,091	(111,514)	(6,943)
Securities sold, not yet purchased, at market value	(2,538)	(3,312)	(205,843)
Accrued compensation payable	6,544,979	(4,288,150)	566,144
Accounts payable and accrued expenses	1,967,300	(250,773)	514,944
Income taxes payable	427,818	—	—
Due to member	—	—	(737,026)
Conference deposits	(138,817)	267,008	(252,169)

Total adjustments	(2,953,167)	(4,944,564)	(1,220,065)

NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES	13,565,181	(435,852)	(945,809)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(711,486)	(1,163,957)	(154,056)
Purchases of Enthrust and 24Holdings	—	(824,400)	—
Purchase of Acumen assets	—	—	(250,000)
Purchase of Twin Lakes	(60,000)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(771,486)	(1,988,357)	(404,056)

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

			For the Nine
	For the Years Ended		Months Ended
	December 31,		December 31,
	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	(4,165,000)	(345,994)	—
Distributions to minority owners	(187,877)	—	—

NET CASH USED IN FINANCING ACTIVITIES	(4,352,877)	(345,994)	—

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	8,440,818	(2,770,203)	(1,349,865)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	1,946,050	4,716,253	6,066,118

CASH AND CASH EQUIVALENTS - END OF YEAR	$10,386,868	$1,946,050	$4,716,253

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$768,896	$451,164	$737,025

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of preferred stock into common stock (Note 5)	$25,447	$—	$—

Consolidation of limited partnership:
Marketable securities acquired	$3,563,889	$—	$—
Accrued expenses assumed	(10,000)	—	—
Minority interest in fair value of net assets consolidated	(3,553,889)	—	—
Cash received on consolidation	$—	$—	$—

Acquistion of interest in Twin Lakes:
Fair value of net liabilities assumed	$(42,114)	$—	$—
Goodwill recognized on purchase (Note 5)	102,114	—	—
Cash paid to acquire interest in Enthrust	$60,000	$—	$—

Acquistion of interest in Enthrust:
Fair value of net assets acquired	$—	$65,008	$—
Goodwill recognized on purchase (Note 5)	—	375,717	—
Minority interest in fair value of net assets acquired	—	(20,325)	—
Cash paid to acquire interest in Enthrust	$—	$420,400	$—

Acquistion of interest in 24Holdings, Inc.:
Fair value of net assets acquired	$—	$100,000	$—
Goodwill recognized on purchase (Note 5)	—	370,436	—
Minority interest in fair value of net assets acquired	—	(66,436)	—
Cash paid to acquire interest in Enthrust	$—	$404,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation

Rodman & Renshaw Holding, LLC (the “Holding Company”) is a holding company whose principal operating subsidiary is Rodman & Renshaw, LLC (the “Broker-Dealer”), a Delaware limited liability company formed on June 20, 2002 which succeeded the business of Rodman & Renshaw, Inc. on January 1, 2004. The members of the Holding Company are Paul Revere LLC and R&R Capital Group, Inc. who own interests in the Company in the amount of 70% and 30%, respectively. Pursuant to the Holding Company’s LLC Agreement, the Holding Company’s existence shall continue for a term of 50 years from the date of formation on February 4, 2004, unless dissolved sooner in accordance with Delaware Law or the Holding Company’s LLC agreement. The Broker-Dealer, which is wholly-owned by the Holding Company, is engaged in the business of a broker and dealer as those terms are defined in the Securities Exchange Act of 1934, as amended, and is a registered broker-dealer with the National Association of Securities Dealers, Inc. (“NASD”). References to the “Company” within these notes to the consolidated financial statements are to Rodman & Renshaw Holding, LLC and Subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. The consolidated financial statements also include the accounts of a limited partnership for which the Company is the General Partner, in accordance with Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries—an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12”, all majority-owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

The Company’s wholly-owned and majority-owned subsidiaries are as follows:

Rodman & Renshaw, LLC
The Broker-Dealer is a full-service investment banking firm specializing in investment banking services to corporations and businesses, the trading and sale of primarily equity securities, as well as proprietary trading for its own account. The Broker-Dealer assists emerging growth companies through capital raising, strategic advice, insightful research, and the development of institutional support. The Company is an introducing broker and clears all transactions through a clearing organization on a fully disclosed basis. Accordingly, the Company is exempt from rule 15c3-3 of the Securities and Exchange Act of 1934.

Rodman & Renshaw Fund Management, LLC & Techvest, LLC
On February 29, 2004, R&R Capital Group, Inc. assigned its interest in the Broker-Dealer and its interest in Rodman & Renshaw Fund Management, Inc. which was subsequently converted into Rodman & Renshaw Fund Management, LLC (a Delaware limited liability

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

Rodman & Renshaw Fund Management, LLC & Techvest, LLC, continued company formed on March 31, 2004 for the purpose of conducting a fund management business) to the Holding Company (a Delaware limited liability company formed on February 4, 2004). On March 31, 2004, Paul Revere LLC assigned its interest in Techvest, LLC (a New York limited liability company originally formed on July 24, 2003 as VR Conferences LLC for the purpose of conducting a conference management business) to the Holding Company. Previously, on July 25, 2003, Paul Revere LLC purchased certain assets from Techvest Partners, LLC, including rights to the Techvest name, certain internet domain names and other conference management business assets for $815,000. The entire purchase price of $815,000 was classified to goodwill because it was anticipated that the future value of the Techvest assets was entirely attributable to synergies with the Company’s existing businesses, and was contributed to Techvest, LLC at the closing (See Note 5). In exchange for their contributions to the Holding Company, Paul Revere LLC and R&R Capital Group, Inc. received membership interests in the Holding Company, which represented 70% and 30% of the total interest, respectively, as of March 31, 2004.

R&R Biotech Partners, LLC
On April 1, 2004, R&R Biotech Partners, LLC (“R&R Biotech”) was formed as a wholly-owned subsidiary of the Company for the purpose of making investments primarily in biotechnology and other emerging companies. In addition to making investments in operating companies, R&R Biotech has made several investments in public company corporate shells for use by prospective investment banking clients that desire to go public by effecting a reverse merger. R&R Biotech’s ownership interests in these corporate shell companies ranged from 16% to 80% at December 31, 2006.

During the year ended December 31, 2005 and the nine months ended December, 31, 2004, R&R Biotech incorporated five “blank check” companies, as defined by the Securities and Exchange Commission (the “SEC”), which are named R&R Acquisition I through V, Inc. (Delaware corporations originally formed as R&R Biotech Acquisition I through V, Inc. between May 2004 and February 2005). These “blank check” companies were capitalized by five limited liability companies, R&R Investment I through V, LLC, (Delaware limited liability companies formed between February and March 2004) in exchange for 80% membership interests, which in turn were capitalized by R&R Biotech as wholly-owned subsidiaries.

R&R Acquisition I, Inc. (“RRAI”) was formed in Delaware on May 19, 2004 as a vehicle to investigate, and if such investigation warranted, acquiring a target company or business seeking the perceived advantages of being a publicly held corporation. Prior to March 31, 2006, R&R Investment I, LLC owned 2,000,000 shares of RRAI, which represented an 80% interest in this public reporting entity.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

R&R Biotech Partners, LLC
On March 31, 2006, RRAI changed its name to Global Employment Holdings, Inc. (“GEH”) and GEH entered into a merger agreement with Global Employment Solutions, Inc. (“GES”), resulting in GES being 100% owned by GEH, effective April 10, 2006. In connection with these transactions, R&R Investment I, LLC (“RRII”), a wholly owned subsidiary of R&R Biotech, contributed 1,855,258 shares back to GEH, leaving RRII with 144,742 shares at December 31, 2006, representing a 2.4% interest in GEH. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 and due to the limited stock volume, RRII has classified its remaining investment in GEH as available for sale.

In connection with the recapitalization of GES, the Broker-Dealer served as placement agent in connection with the issuance of convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements to institutional investors.

On September 30, 2006, pursuant to a Common Stock Purchase Agreement entered into on September 20, 2006, R&R Acquisition II, Inc. (“RRAII”) closed on a private placement transaction where it sold 10,000,000 shares of its common stock to SENK, LLC, an Illinois limited liability company, in exchange for aggregate gross proceeds of $60,000. As a condition of the sale, RRAII agreed that it would discharge all outstanding liabilities and upon the consummation of the transaction, would have no liabilities and no assets, other than approximately $10,000 in cash. At December 31, 2006, R&R Investment II, LLC, a wholly-owned subsidiary of R&R Biotech, owns 2,000,000 shares of RRAII, representing a 16% interest, which is carried at cost.

On November 17, 2006, pursuant to a Common Stock Purchase Agreement entered into on such date, R&R Acquisition IV, Inc. (“RRAIV”) closed on a private placement transaction where it sold 10,000,000 shares of its common stock to MAP III, LLC, an Illinois limited liability company, in exchange for aggregate gross proceeds of $66,000. As a condition of the sale, RRAIV agreed that it would discharge all outstanding liabilities and upon the consummation of the transaction, would have no liabilities and no assets, other than approximately $10,000 in cash. At December 31, 2006, R&R Investment IV, LLC, a wholly-owned subsidiary of R&R Biotech, owns 2,000,000 shares of RRAIV, representing a 16% interest, which is carried at cost.

At various times during the year ended December 31, 2006, R&R Biotech incorporated eight “blank check” companies, as defined by the SEC, which were named R&R Acquisition VI-X, Inc. (Delaware corporations formed in June 2006) and Rodman International Enterprise I-III, Ltd (British Virgin Island (“BVI”) Business Companies formed on July 6, 2006). These “blank check” companies were capitalized by eight limited liability companies, R&R Investment VI through X and R&R Enterprise Investments I-III, LLC, (Delaware limited liability companies formed in July 2006) in exchange for 80%

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

R&R Biotech Partners, LLC, continued
membership interests, which in turn were capitalized by R&R Biotech as wholly-owned subsidiaries.

In addition, during the year ended December 31, 2005, R&R Biotech purchased interests in three public company corporate shells, including 24Holdings, Inc. (“24Holdings” interest purchased on September, 2005; 56% and 62% interest as of December 31, 2006 and 2005, respectively), Enthrust Financial Services, Inc. (“Enthrust” interest purchased on August 5, 2005; 69% interest as of December 31, 2006 and 2005) and Castle & Morgan Holdings, Inc. (“C&M” initial interest purchased on June 17, 2005; 35% interest as of December 31, 2005). In accordance with United States generally accepted accounting principles, Enthrust and 24Holdings are included in the Company’s consolidated financial statements, while C&M was accounted for pursuant to the equity method.

C&M was formed in Delaware in June 2003 and engaged in an operating business until it was discontinued on March 10, 2005. Since March 10, 2005, C&M has operated as a vehicle to investigate, and if such investigation warranted, acquire a target company or business seeking to become a public company. At various dates during 2005 and through May 18, 2006, R&R Biotech purchased (1) 450,196 shares of common stock of C&M, which represented a 35.5% interest in this public reporting entity; and (2) a convertible note with a face value of $47,705, which was convertible into 636,057 shares of common stock of C&M (all shares quoted are after the effect of the March 31, 2006 one-for-three share reverse stock split).

On May 24, 2006, C&M entered into a share and warrant exchange agreement with Osteologix A/S, a privately owned Danish company, resulting in Osteologix A/S being wholly owned by C&M. In addition, Osteologix, Inc., a Georgia corporation and wholly owned subsidiary of Osteologix A/S, merged into C&M and Osteologix, Inc. (“Osteologix”) was the surviving entity. In connection with these transactions, R&R Biotech exchanged the convertible note for 636,057 shares of common stock and sold 152,076 shares to a third party in exchange for $100,000 cash consideration, leaving the Company with 934,177 shares of Osteologix. The Company sold an additional 306,900 shares of common stock during the year ended December 31, 2006 for gross proceeds of $316,348 which resulted in a realized gain on the sale of the common stock in the amount of $245,261, which left the Company with 3% of the outstanding common shares of Osteologix at December 31, 2006. In accordance with SFAS 115 and due to the limited stock volume, the Company has classified its remaining investment in Osteologix as available for sale.

During the year ended December 31, 2006, in connection with the recapitalization of Osteologix, Inc., the Broker-Dealer served as one of two placement agents in connection with the issuance of common stock.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

R&R Biotech Partners, LLC, continued
During the year ended December 31, 2006, R&R Biotech purchased interests in two public company corporate shells, including Twin Lakes, Inc. (“Twin Lakes” interest purchased on March 6, 2006; 73% interest as of December 31, 2006) and Aerobic Creations, Inc. (“Aerobic” interest purchased on June 14, 2006, 5.1% interest as of December 31, 2006). In accordance with United States generally accepted accounting principles, Twin Lakes is included in the Company’s consolidated financial statements, while the interest in Aerobic is being carried at fair value.

TechBio, LLC
On December 7, 2004, TechBio, LLC (a Delaware limited liability company formed on November 18, 2004 for the purpose of establishing a biotechnology industry magazine business), a wholly-owned subsidiary of the Holding Company, purchased certain assets (“Acumen assets”) from Innovation Investments, LLC, including lists of prospective and current customers, internet domain names, trademarks (including the name of the defunct “Acumen Journal of Life Sciences”), and other biotechnology industry magazine business assets. To date, the Company has not commenced operations in the biotechnology industry magazine business. (See Note 5).

Rodman Environmental, LLC
Rodman Environmental, LLC (“Environmental”) is a Delaware limited liability company formed on November 10, 2005, to test, develop and exploit commercially, a fuel-producing and environmentally clean technology (“Technology”) for processing waste, such as solid municipal waste, oil industry waste (such as sludge and tars), polluted soil, sewage sludge and biological waste. Pursuant to a Limited Liability Company Agreement (the “Agreement”) dated as of November 12, 2005, a joint venture partner contributed to Environmental the right to market and utilize the Technology, and the Company agreed to pay up to $75,000 for various expenses relating to determining the feasibility of the Technology, its subsequent marketing, and a best efforts attempt to identify investors to finance implementation of Environmental’s business plan. In accordance with the Agreement, the Holding Company received a 29.83% interest in Environmental.

Rodman & Renshaw Capital, LLC
Rodman & Renshaw Capital, LLC, the merchant banking affiliate (“Rodman Merchant Bank”) is a Delaware limited liability company formed on December 1, 2005, as a wholly owned subsidiary of the Holding Company. As of December 31, 2006, Rodman Merchant Bank has not commenced operations. On December 22, 2006, Rodman Merchant Bank entered into a subscription agreement with its Chairman under which the Chairman agreed to purchase 300,000 shares of Rodman Merchant Bank. (See Note 13).

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

Acumen BioFin, LLC
On September 19, 2006, the Company formed Acumen BioFin, LLC, a wholly owned subsidiary of the Holding Company, for the purpose of starting a new broker dealer as those terms are defined in the Securities Exchange Act of 1934, as amended. On October 24, 2006, Acumen BioFin, LLC was converted to a corporation and was renamed Acumen BioFin, Inc (“Acumen”). On December 31, 2006, the Company contributed $250,000 to Acumen to facilitate Acumen in obtaining a broker dealer license from the NASD.

Consolidation of Limited Partnership under EITF 04-5
In June 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached by the Emerging Issues Task Force on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 became effective upon ratification by the FASB on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other limited partnerships, the guidance became effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. On January 1, 2006, the Company adopted the provisions of EITF 04-5.

Rodman & Renshaw Fund Management, LLC (“RRFM”), a wholly-owned subsidiary of the Holding Company, owns an interest in, and is a general partner (“GP”) in, the R&R Opportunity Fund, L.P. (“RROF”), a New York limited partnership formed in February 2000, for the purpose of investing and trading its limited partners’ (“LPs”) funds. At December 31, 2006 and 2005, RRFM’s ownership interest in RROF was 5.2% and 4%, respectively.

As the LPs of RROF do not have the substantive ability to remove the GP without cause nor do the LPs have substantive participating rights, the Company determined that RROF should be consolidated effective January 1, 2006 in accordance with EITF 04-5. Accordingly as of January 1, 2006, the assets, liabilities, minority interest and members’ equity of the Company increased by $3,563,889, $10,000, $3,553,889 and $--, respectively. As the Company accounted for its investment in RROF during the year ended December 31, 2005 and the nine months ended December 31, 2004 on the equity method, there was no impact on net income for the year ended December 31, 2005 or the nine months ended December 31, 2004. In addition, there was no effect on the Company’s cash and cash equivalents as of January 1, 2006 as RROF had no cash or cash equivalents.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization, Nature of Operations and Basis of Presentation, continued

Change of Fiscal Year
During April 2004, the Company changed its fiscal year from a March 31 year-end to a December 31 year-end. As a result of this change in fiscal year, the consolidated statements of income, changes in members’ equity and cash flows for 2004 are for the nine months ended December 31, 2004.

NOTE 2 - Summary of Significant Accounting Policies

Reclassifications
Certain amounts in the prior years have been reclassified to conform to the current year’s presentation. These changes had no effect on the reported financial position or results of operations.

Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Valuation of Securities Owned - Marketable and Non-Marketable
Marketable securities consist of: publicly traded unrestricted common stocks, in which the Company has the intent and the ability to sell in the short term (“trading securities”) and publicly traded unrestricted common stocks, in which the Company has the intent to sell but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the Consolidated Statements of Income as realized gains on securities, net and principal transactions, net, respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the Consolidated Statements of Members’ Equity, and any realized gains or losses are reflected in the Consolidated Statements of Income as realized gains on securities, net.

Non-marketable securities consist of: non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); restricted common stock in publicly held companies (“restricted securities”); common stock and preferred stock in privately held companies and partnerships, where the Company has less than a 20% voting interest (“securities in privately-held entities”) and convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as the Company has the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the Consolidated Statements of Income as realized gains on securities, net and principal transactions, net, respectively.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Valuation of Securities Owned - Marketable and Non-Marketable
Interest on debt securities in privately-held companies is included in the consolidated statements of income and comprehensive income as other income. The Company accounts for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

Securities Transactions and Revenue Recognition
Private placement fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. The Company recognizes advisory fee revenue ratably over the terms of the related contracts.

Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for the account and risk of the Company are recorded on a trade-date basis.

Conference Deposits and Fees
The Company receives conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted.

Property and Equipment
Property and equipment is recorded at cost. Furniture and fixtures and computer and office equipment are depreciated on a straight-line basis over the economic useful lives of assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of their economic useful lives or the expected term of the related lease. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Goodwill
In accordance with the requirements of Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations”, in connection with certain acquisitions (see Note 5), the Company recognized goodwill. Goodwill of $1,938,714 and $1,811,153 at December 31, 2006 and 2005, respectively, is not subject to amortization.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Goodwill, continued
In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” on a regular basis, the Company performs an impairment analysis of the carrying value of goodwill by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment, if any, is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Member’s Equity
Net income or losses of the Company are allocated to the members in proportion to the number of shares held. (See Note 12).

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004 amounted to approximately $731,000, $241,000 and $45,000, respectively and was included in conference fees in the accompanying consolidated statements of income and comprehensive income.

Income Taxes
The Company files consolidated Federal and combined New York State and New York City Unincorporated Business Tax (“NYCUBT”) returns. The members of the Company are taxed on the Company’s Federal and State taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in the consolidated financial statements, except for the NYCUBT.

Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for NYCUBT purposes in the years in which the differences are expected to reverse. In addition, the Company also recognizes deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

Use of Estimates
The preparation of financial statements is in conformity with United States generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk
The Broker-Dealer is engaged in trading and provides a broad range of securities brokerage and investment services to institutional clientele as well as private placement services to corporations and businesses. Counterparties to the Broker-Dealer’s business activities include broker-dealers and clearing organizations, banks and other financial institutions.

The Broker-Dealer uses a clearing broker to process transactions and maintain customer accounts on a fee basis. The Broker-Dealer permits the clearing firm to extend credit to their clientele secured by cash and securities in the client’s account. The Broker-Dealer’s exposure to credit risk associated with the non-performance by their customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Broker-Dealer. The Broker-Dealer has agreed to indemnify its clearing brokers for losses they incur while extending credit to the Broker-Dealer’s clients. The Broker-Dealer’s policy is to review, as necessary, the credit standing of their customers and each counterparty. Amounts due from customers that are considered uncollectible are charged back to the Broker-Dealer by the clearing brokers when such amounts become determinable.

Securities sold, but not yet purchased, commit the Broker-Dealer to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Broker-Dealer must acquire the securities at market prices, which may exceed the values reflected on the statement of financial condition.

The Company maintains cash with major financial institutions. Cash is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 at each institution. The uninsured cash bank balances were approximately $9,258,000 and $1,661,000, at December 31, 2006 and 2005, respectively. The Company believes it is not exposed to any significant credit risks for cash.

Stock-Based Compensation
During May 2005, the Company granted to an employee a 10-year option to purchase 200,000 shares of Rodman & Renshaw Holding, LLC at an exercise price of $0.409. The options vest over a three year period commencing on May 1, 2006 or, immediately upon the occurrence of a liquidity event, as defined in the option agreement. At December 31, 2006, 111,050 of the options granted under this grant were vested. As permitted by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, the Company accounted for this option grant as a fixed award using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. Accordingly, compensation cost would have been recorded to the extent that the exercise price of the option was less than the market value of the underlying shares on the date of grant. Any such compensation

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation, continued
expense would have been recorded over the service or vesting period. Based on the valuation of the fair market value of the shares pursuant to an independent appraisal, during the year ended December 31, 2005, the Company did not recognize any compensation expense as a result of this grant.

As required by SFAS 123, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, the Company has computed, for pro forma disclosure purposes, the fair value of the 2005 option granted using the Black-Scholes option pricing model (“Black-Scholes”). Black-Scholes was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable, and therefore are different from this option which has both vesting and transfer restrictions which may affect their value. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these options, of similarly positioned public companies within its industry, during the early stages of their life as a public company. In applying Black-Scholes during the year ended December 31, 2005, the Company used the following assumptions:

Risk free interest rate	4.02%
Weighted average expected life of options (years)	7
Expected volatility of Company’s common stock	37%
Expected dividends	-

The following pro forma net income information for the year ended December 31, 2005 was determined as if the Company had accounted for the option under the fair value method of SFAS 123:

Net income as reported	$4,508,712
Deduct: Total stock-based compensation expense
determined under fair value based method for
all awards	(8,436)

Pro forma net income	$4,500,276

The fair value of the above option granted as calculated by Black-Scholes was $0.19 per share.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation” (“SFAS 123R”). In April 2005, the SEC delayed the effective date for SFAS 123R until the first fiscal year beginning after December 15, 2005. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and expense is recognized over the “requisite service period” which generally is the vesting period stipulated in the grant for all employees. SFAS 123R clarifies and amends the guidance of SFAS No. 123 in several areas, including measuring fair value, classifying an award as equity or as a liability, attributing compensation cost to service periods and accounting for forfeitures of awards.

SFAS 123R permits companies to adopt its requirements using one of two methods. Under the “modified prospective” method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and, (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. Under the “modified retrospective” method, the requirements of the modified prospective method are adhered to, but entities are permitted to restate, based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures, either (a) all prior periods presented, or (b) prior interim periods of the year of adoption.

Effective January 1, 2006, the Company adopted SFAS 123R and adopted the modified prospective method with respect to its accounting for the transition to SFAS 123R. Accordingly, the Company recognized $366,415 in employee compensation and benefits in the consolidated statements of income and comprehensive income for the fair value of the employee stock options that vested during the year ended December 31, 2006.

Comprehensive Income
SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components in the consolidated financial statements. For the year ended December 31, 2006, accumulated other comprehensive income consists of unrealized investment gains of $1,001,664, and is included in the accompanying consolidated statements of members’ equity.

Recent Accounting Pronouncements
In May 2005, the FASB published Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 became effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The application of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not believe that the adoption of this standard will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, "Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109". This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 31, 2006. The Company does not believe that the adoption of this interpretation will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 will become effective for the Company in 2008. The Company is in the process of evaluating the effect that the adoption of this standard will have on the Company’s consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.” FSP EITF 00-19-2 addresses an issuer’s accounting for registration payment arrangements. This pronouncement specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS 5 “Accounting for Contingencies.” FSP EITF 00-19-2 amends previous standards relating to registration rights agreements and became effective on December 21, 2006 with respect to arrangements entered into or modified beginning on such date and for the first fiscal year beginning after December 15, 2006 with respect to those arrangements entered into prior to December 21, 2006. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated results of operations and financial condition.

NOTE 3 - Securities Owned and Sold, Not Yet Purchased

Securities owned and sold, not yet purchased, consist of trading and investment securities, as follows, at December 31, 2006 and 2005:

Marketable securities are as follows:
	At December 31,
	2006	2005
Trading securities, at market value	$5,394,180	$98,763
Available for sale securities	1,900,862	--

	$7,295,042	$98,763

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Securities Owned and Sold, Not Yet Purchased, continued

Non-marketable securities are as follows:

	At December 31,
	2006	2005
Non-tradable warrants	$6,505,508	$617,029
Restricted securities	3,853,984	644,038
Securities in privately-held entities	757,157	999,717
Debt securities in privately-held companies	681,164	100,000

	$11,797,813	$2,360,784
Securities sold, not yet purchased are as follows:
	At December 31,
	2006	2005
Common stocks sold, not yet purchased	$--	$(2,538)

NOTE 4 - Clearing Agreements and Due From Clearing Broker

In April 2005, the Broker-Dealer terminated an agreement with its former clearing broker and entered into a new agreement with Merrill Lynch, Pierce, Fenner & Smith Inc. to be the Broker-Dealer’s primary clearing broker. The agreement is for an initial term of two years and renews automatically for successive one year terms. The clearing agreement includes a termination fee, in an amount not to exceed the amount of the deposit with the clearing broker at the time of the termination, if the Company terminates the agreement without cause.

Due from Clearing Broker includes fees and commissions.

NOTE 5 - Goodwill

On March 31, 2004, Paul Revere, LLC contributed its interest in Techvest, LLC, which was comprised of $815,000 of goodwill to the Holding Company. (See Note 1). On December 7, 2004, TechBio, LLC purchased certain magazine business assets (the “Acumen Assets”). In connection with the purchase of the Acumen Assets, the entire purchase price of $250,000 associated with the acquisition of the net asset of this business was classified as goodwill. (See Note 1).

During the year ended December 31, 2005, the Company invested in two public company corporate shells, 24Holdings, Inc. and Enthrust Financial Services, Inc. resulting in ownership interests of 62% and 69%, respectively, at December 31, 2005. (See Note 1). Of the $824,400 combined purchase price associated with the acquisition of these corporate shell companies, $746,153 was determined to be in excess of the fair value of the Company’s interest in the underlying net assets acquired and was classified as goodwill.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Goodwill, continued

During the year ended December 31, 2006, the Company invested in a public company corporate shell, Twin Lakes, Inc. for which it owns a 73% ownership interest at December 31, 2006. In connection with the payment of cash in the amount of $60,000, the Company also assumed $42,114 of net liabilities, which resulted in goodwill of $102,114 being recognized in connection with this acquisition. During the year ended December 31, 2006, the Company recorded an additional $25,447 of goodwill upon the conversion of 24Holdings, Inc.’s preferred stock into common stock by the Company.

The following table represents a summary of the changes in goodwill by entity for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004:

				Enthrust
		TechBio,	24Holdings,	Financial	Twin Lakes
	Techvest, LLC	LLC	Inc.	Services, Inc.	Inc	Total
Balance at April 1, 2004	$815,000	$--	$--	$--	$--	$815,000
Additions	--	250,000	--	--	--	250,000
Balance at December 31, 2004	815,000	250,000	--	--	--	$1,065,000
Additions	--	--	370,436	375,717	--	746,153
Balance at December 31, 2005	815,000	250,000	370,436	375,717	--	1,811,153
Additions	--	--	25,447	--	102,114	127,561
Balance at December 31, 2006	$815,000	$250,000	$395,883	$375,717	$102,114	$1,938,714

NOTE 6 - Prepaid Expenses

Included in prepaid expenses at December 31, 2005 was a balance of approximately $600,000 relating to an error by the Broker-Dealer’s payroll processing service that was refunded back to the Broker-Dealer during the year ended December 31, 2006.

NOTE 7 - Property and Equipment

Property and equipment is comprised of the following:
	At December 31,
	2006	2005
Computer and office equipment	$982,195	$602,718
Furniture and fixtures	652,637	447,779
Leasehold improvements	545,014	417,863
	2,179,846	1,468,360
Less: accumulated depreciation and amortization	(853,965)	(315,612)

Property and equipment, net	$1,325,881	$1,152,748

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Property and Equipment, continued

Depreciation and amortization expense was $538,353, $208,703 and $50,154 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively.

NOTE 8 - Commitments and Contingencies

Lease Commitments

During August 2004, the Company entered into a non-cancellable operating lease for office space in Great Neck, New York, which commenced on August 16, 2004 and expires on August 15, 2009 with a monthly base rent charge of $4,232.

During April 2005, the Company entered into a non-cancellable operating lease for office space in New York City, which commenced on May 6, 2005 and expires on July 18, 2008 with a monthly base rent charge of $27,878.

During May 2006, the Company entered into a non-cancellable operating lease for office space in New York City, which commenced on June 15, 2006 and expires on June 29, 2007 with a monthly base rent charge of $60,693

The Company’s future minimum rental commitments under all non-cancelable office and equipment leases are as follows:

For the Year	Office	Equipment
Ending December 31,	Leases	Leases	Total
2007	$749,480	$16,750	$766,230
2008	234,240	8,798	243,038
2009	31,739	8,200	39,939
2010	--	4,200	4,200

Total	$1,015,459	$37,948	$1,053,407

During the year ended December 31, 2006, the Company also entered into an operating lease with rents in the amount of $3,700 per month for office space on a month-to-month basis.

In addition, the Company had two non-cancelable operating leases for office space, which expired in March 2005 and October 2005, respectively, and subleased space on a month-to-month basis. Rent expense, net of sublease income of $--, $54,000 and $54,000 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively, for all offices was $868,512, $487,754 and $385,034 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Commitments and Contingencies, continued

Employment Agreement

On December 22, 2006, the Company entered into an employment agreement with its Chairman, which provides for an annual salary of $250,000, as well as, additional compensation as defined below. The term of the Chairman’s employment with the Company began on January 3, 2006 and has no specific term, as the Chairman is an employee at will. Under the terms of the Agreement, in addition to the Chairman’s base salary, the Chairman is eligible to receive (i) up to 15% of fees received by the Broker Dealer with respect to any transactions that were introduced to the Broker Dealer by the Chairman; (ii) a discretionary bonus at the end of each calendar quarter, and (iii) commencing on March 15 of each calendar year beginning in 2007, provided the Chairman is still an employee at the time, an amount equal to 2% of the net profits (“net profits” for any year shall mean the Company’s taxable income for Federal income tax purposes, but shall exclude any gain from the sale or disposition of assets outside the ordinary course of the business) of the Company for the preceding calendar year, minus (1) the base salary provided to the Chairman and certain other employees as defined in the agreement, (2) any discretionary bonuses paid per (ii) above, and (3) the amount of any net profits which would be allocated to the Chairman based on his acquisition of membership interests in the Company by exercise of his options (see below). In addition, the Agreement provides for a reduction of the percentage of net profits under which the Chairman will receive the bonus in (iii) above, based upon any dilution of the Company’s shares, as defined.

In addition, on December 22, 2006 in connection with this Agreement, the Chairman was granted options to purchase 229,885 shares of the Company, which have a fair value of $494,965 (representing a 2% ownership interest in the Company on a fully diluted basis as of August 1, 2006) at an exercise price of $7.00 per share, which is subject to certain adjustments as defined in the Agreement, and which expire 5 years from the date of grant. (See Note 12).

As additional compensation to the Chairman, the Company agreed to pay to the Chairman a “Contingent Amount,” if there is a “Change of Control Event” during the period of employment. A “Change of Control Event” was defined as the acquisition by any one person, or more than one person acting as a group (which person was not previously in control or affiliated with the Company), by purchase, merger, consolidation, or similar business transaction with the Company, or its successor, (i) of more than 50% of the total fair market value or total voting shares of the Company, or (ii) of substantially all of the assets of the Company. A public offering of securities by the Company shall also constitute a “Change of Control Event,” but only if there is a change of ownership of the Company within the meaning of Internal Revenue Code section 409A(a)(2)(A)(v). In general, the Contingent Amount is a maximum of $1,514,942 and would be reduced to the extent that the value of the Company was less than $7 per share (as adjusted) on the date of the “Change of Control Event.” The Company may make the payment, in its absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the “Change of Control Event.”

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Commitments and Contingencies, continued

Litigation

During the year ended December 31, 2006, as a result of actions taken by a former employee against the Company, the Company filed proceeding against the former employee with the National Association of Securities Dealers, Inc. (“NASD”) and the United States District Court for the Southern District of New York (“SDNY”), in which it alleged various claims against the employee including but not limited to; trademark infringement and dilution, cyber-squatting, cyber-piracy, defamation, and tortuous interference with business relations. In connection with each of these actions, the Company is seeking compensatory and punitive damages. In response to these actions filed against the former employee by the Company, the employee filed counterclaims with the SDNY seeking compensatory and punitive damages against the Company for breach of contract, defamation, and declaratory relief. The Company is not in a position to predict or assess the likely outcome of these proceedings, nor is it in a position to estimate the range of any potential loss.

NOTE 9 - 401(k) Plan

The Broker-Dealer has a defined contribution 401(k) plan, which covers all eligible employees of the Broker-Dealer. Those eligible employees may contribute from 1% of their compensation up to the maximum allowable by the Internal Revenue Code. The Broker-Dealer may make matching contributions based upon the discretion of management. There were no employer contributions for the years ended December 31, 2006 and 2005 or for the nine months ended December 31, 2004.

NOTE 10 - Net Capital Requirements

The Broker-Dealer is subject to various regulatory requirements, including the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to its parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into any such transactions, which if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At December 31, 2006 and 2005, the Broker-Dealer had net capital of $1,279,683 and $1,397,704, respectively, which was $1,029,683 and $1,147,704, respectively, in excess of its required net capital of $250,000 at each date.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Minority Interests

A reconciliation of the change in minority interest for the year ended December 31, 2006 is as follows:

Minority interests – January 1, 2006	$69,055
Minority interests in income of subsidiaries	2,174,112
Minority interest from consolidation of
limited partnership	3,553,889
Cash distributions to minority owners of
subsidiary	(187,877)
Conversion of preferred stock into common
stock in subsidiary	25,447
Loss from contributions in subsidiaries	(15,945)

Minority interests – December 31, 2006	$5,618,681

NOTE 12 - Income Taxes

The provision for income taxes consists exclusively of NYCUBT and is comprised of the following:

			For the Nine Months Ended December 31,
	For the Years Ended December 31,

	2006	2005	2004
Current	$566,375	$378,775	$9,974
Deferred	327,100	16,097	8,589

Total	$893,475	$394,872	$18,563

The difference between the effective NYCUBT rate of 4% and the tax rate on the consolidated statements of income are due primarily to the NYCUBT permanent difference for officers’ salaries.

Deferred taxes payable of $327,100 and $24,686 at December 31, 2006 and 2005, respectively, represent the difference between book and tax basis of investments in non-tradable warrants exercisable into common stock of public companies at fair value as determined in good faith by management (see Note 3), as well as, unrealized gains and losses on investments.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Members’ Equity and Stock Options

Distributions to Members

The Company distributed $2,000,000 and $2,165,000 to its members, on April 7, 2006 and May 26, 2006, respectively. On January 10, 2005, the Company distributed $345,994 to a member.

Modification to LLC Agreement

On May, 2, 2005, in connection with the option grant described below, the Company amended and restated its Limited Liability Company Agreement, which resulted in membership interests being redenominated in terms of shares. Accordingly, Paul Revere LLC’s 70% membership interest was redenominated as 6,860,000 shares and R&R Capital Group, Inc.’s 30% membership interest was redenominated as 2,940,000 shares, for a total of 9,800,000 shares outstanding.

Subscription Agreement

On December 22, 2006, the Company entered into a Subscription Agreement with the Chairman of the Company under which the Company agreed to sell and the Chairman agreed to purchase from Rodman & Renshaw Capital, LLC, an inactive wholly-owned subsidiary of the Company (see Note 1), 300,000 (3%) of its shares in exchange for $1,000 cash consideration. Under the Subscription Agreement, the issued shares shall initially be wholly forfeitable and shall become vested at the rate of 12.5% of the issued shares on the date upon which the Chairman has completed 15 months of “continuous service,” as defined, after January 31, 2006, and the shares shall continue to vest at the rate of 12.5% of the issued shares after each additional 3 months of service, such that the shares will become fully vested after the Chairman has completed 3 years of continuous service after January 31, 2006.

Option Grants

A summary of option activity for the year ended December 31, 2006 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Amount	Price	Term
Outstanding at January 1, 2006	200,000	$0.409	9.3 Years
Granted	1,728,829	7.00	5.2 Years
Exercised	--	--	--
Forfeited or Expired	--	--	--
Outstanding at December 31, 2006	1,928,829	$6.32	5.5 Years
Exercisable at December 31, 2006	50,000	$0.409	8.3 Years

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Members’ Equity and Stock Options, continued

Option Grants, continued

On May 2, 2005, the Company granted an option to purchase shares to a new employee which had been offered as an inducement to join the Company. (See Note 2). The grant consisted of a 10 year option to purchase 200,000 shares at an exercise price of $0.409. The option vests over a three year period or immediately upon the occurrence of a liquidity event, as defined by the option agreement. At December 31, 2006 and 2005, 50,000 and none, respectively, of the options were exercisable, in accordance with the vesting terms.

During the year ended December 31, 2006, the Company granted to employees a total of 1,728,829 options to purchase shares. The options grants during the year ended December 31, 2006 were as follows:

On April 1, 2006, the Company granted an employee a 10-year option to purchase 229,885 shares at an exercise price of $7.00 and a fair value of $304,873.

On April 1, 2006, the Company granted 3 employees 5-year options to purchase in aggregate 344,827 shares at an exercise price of $7.00 and a fair value of $428,965.

On June 28, 2006, the Company granted 3 employees 5-year options to purchase 689,655 shares at an exercise price of $7.00 per share and a fair value of $876,552.

On December 1, 2006, the Company granted an employee a 5-year option to purchase 234,577 shares at an exercise price of $7.00 per share and a fair value of $505,537.

On December 22, 2006, in connection with the employment agreement between the Company and its Chairman (see Note 8), the Company granted the Chairman a 5-year option to purchase 229,885 shares at an exercise price of $7.00 per share and a fair value of $494,465.

All of the above options vest over a three year period. However, certain options, upon the occurrence of a liquidity event as defined in the option agreements, will vest immediately with certain others vesting one year from such liquidity event.

The fair value of the above awards was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate: 4.95%; expected dividend yield: 0%; expected option life 3.97 years; volatility: 37%. As discussed in Note 2, given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these options, of similarly positioned public companies within its industry. The fair value of the unvested portion of stock options at December 31, 2006 was $2,273,978.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Subsequent Events

Private Placement

On March 1, 2007, the Company, in a private placement, issued $20 million face value of Senior Convertible Debentures (the “Debentures”) and Warrants, to certain accredited investors in exchange for $20,000,000 cash. The Debentures mature on December 31, 2009 and bear interest at 6% per annum, which interest is payable at the earlier of the maturity date or at the time of conversion or redemption of the Debentures. The Debentures, including any accrued interest, are convertible into common shares of the Company, at any time, by the holders at a price of $7 per share, subject to certain adjustments as defined in the Debenture Agreement. The investors also received Warrants to purchase an aggregate of 714,286 common shares of the Company at an exercise price of $7.70 per share, subject to certain adjustments as defined, which are exercisable at any time on or before March 1, 2010. Upon the occurrence of certain events, i.e. the Company’s shares becoming publicly traded, the Company may require the conversion of the Debentures. Pursuant to the terms of the financing, the lead investor was granted the right to designate two out of six members of the Company’s Board of Directors, and certain key employees signed three year employment contracts with the Company. In connection with the placement, the Company incurred approximately $1,070,000 of debt issuance costs which will be amortized over the life of the Debentures.

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the aggregate purchase price of $20,000,000 should be allocated with $1,134,615 attributable to the relative fair value of the warrants being recorded as a debt discount on the Debentures, such that the Debentures will be recorded on the consolidated statement of financial condition at a value of $18,865,385, which is net of the value assigned to the Warrants. The debt discount, which was credited to members’ equity, will be accreted by the Company over the life of the Debentures.

In addition, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007, related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount will be accreted by the Company over the life of the Debentures.

In connection with the private placement, the Company agreed to enter into a Registration Rights Agreement with the holders of the Debentures, which requires that the Company must file a Resale Registration Statement with the Securities and Exchange Commission within 90 days after certain “trigger events” (the “Filing Date”). Such “trigger events” include the shares of the Company (or a successor to the Company) being listed or quoted on a Public Market. The Registration Statement must provide for the resale of such number of common shares as may become issuable upon the conversion of and exercise of the Debentures or the Warrants. In the event that the Registration Statement is not filed by the Filing Date or the Company fails to maintain an effective registration statement for stated periods, the Company is required to pay as partial relief for the damages to the Holders by

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Subsequent Events, continued

Private Placement, continued the reason of any such delay in their inability to sell their Registrable Securities, a fee of 2% per month of the original outstanding principal amount of the Debentures purchased by such Holders until such time as the Registration Statement becomes effective.

At all times while any of the Debentures remain outstanding, the Company must maintain $5,000,000 of key man life insurance on each of its President, CEO and a Senior Managing Director, as well as, maintain cash balances in the Company and its Subsidiaries of at least $3,000,000.

Distributions to Members

On February 28, 2007, the Company distributed to its Members 85% of its beneficial interest in certain warrants and other securities that it had on hand at February 28, 2007. Included in these warrants and other securities distributed to the members were warrants and other securities that were valued at approximately $10,044,000 at December 31, 2006. Simultaneous with the Company’s distribution to its members, the Company with its 15% remaining share and the Members with their 85% share of the warrants and other securities, respectively, assigned their respective interests in these warrants and other securities to RRPR, LLC, a Delaware limited liability company that was formed on February 6, 2007 for the purpose of acting as a holding company, in exchange for membership interests in RRPR, LLC in proportion to their respective ownership percentages in the related warrants and other securities.

On March 16, 2007, the Company distributed cash of $10,740,000 to its Members.

Employment Agreements

On March 1, 2007, the Company entered into 3 three-year employment agreements with Senior Managing Directors of the Broker Dealer and Senior Executives of the Company. These 3 employees are also members of the board of directors of the Holding Company and the Broker-Dealer. Under the terms of the agreements, which commence on March 1, 2007 and continue until February 28, 2010, unless extended or earlier terminated in accordance with the terms of the Agreement, the Company agreed to pay annual salaries in the aggregate of $450,000 plus incentive compensation under a Bonus Plan.

Under the above employment agreements, the Bonus Plan for the above Executives will be calculated based upon the overall revenue and profits of the Company for each fiscal year commencing on or after January 1, 2007, as well as, the overall productivity of each Executive as determined by the Company’s Compensation Committee and as defined in the Agreements.

ENTHRUST FINANCIAL SERVICES, INC.

INTRODUCTION TO THE PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS
(Unaudited)

Introduction- “Exchange Transactions”

On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007 (the “Exchange Agreement”), (i) Paul Revere, LLC (“PR”), a Delaware limited liability Holding company, which owned 70% of Rodman & Renshaw Holding, LLC (“Holding”) contributed its membership interests in Holding to Enthrust Financial Services, Inc. (“Enthrust”), a majority owned subsidiary of Holding, in exchange for 12,711,683 shares of Enthrust’s common stock, par value $.001 per share (“the Common Stock”); (ii) the stockholders of R&R Capital Group, Inc. (“RRCG”), a Delaware “S” corporation, which owned 30% of Holding and 25.5% of RRPR, LLC, a Delaware limited liability, contributed all of their shares of RRCG to Enthrust in exchange for 5,967,591 shares of Common Stock; (iii) the holders of the 6% Senior Convertible Debentures issued by Holding in March 2007, having an aggregate principal amount of $20 million (the “Debentures”) and warrants to purchase 714,286 shares of Holding stock at a price of $7.70 per share (the “Warrants”) contributed the Debentures and the Warrants to Enthrust in exchange for 5,970,099 shares of Common Stock and warrants to purchase 1,355,600 shares of Common Stock at $7.00 per share (the “Enthrust Warrants”). In addition, options held by Holding employees to purchase up to 2,848,370 shares of Holding’s stock at prices ranging from $0.409 per share to $8.24 per share were exchanged for options to acquire up to 5,405,793 shares of Common Stock at prices ranging from $0.22 to $4.34 per share. As a result of the Exchange, Enthrust holds directly and indirectly 100% of the shares of the Holding, and 100% of the Debentures and Warrants to purchase membership interests in Holding.

The following unaudited pro forma condensed combined financial statements (“pro forma statements”) give effect to the Exchange Transactions described above. The Exchange Transactions result in the former equity holders of Holding controlling Enthrust, the officers and directors of Holding become the officers and directors of Enthrust and Enthrust’s only business would be the business previously conducted by Holding, resulting in Holding being treated as the acquirer for accounting purposes and the transactions being accounted for as a reverse acquisition of Enthrust by Holding.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
(Unaudited)

Statement of Financial Condition, as of March 31, 2007

				Pro Forma Adjustments
	Enthrust	Rodman &	R&R	Enthrust		Rodman &		R&R
	Financial	Renshaw	Capital	Financial		Renshaw		Capital		Pro Forma
	Services, Inc.	Holding, LLC	Group Inc.	Services, Inc.		Holding, LLC		Group Inc.		Combined
ASSETS	a	b	c
Cash and cash equivalents	$13,876	$23,811,395	$61,182	$-		$(13,876)	e	$-		$23,872,577
Securities owned, marketable and non-marketable	-	6,741,427	1,288	-		-		-		6,742,715
Private placement and other fees receivable	-	619,060	12,806	-		-		-		631,866
Due from clearing broker	-	3,007,348	-	-		-		-		3,007,348
Prepaid expenses	-	1,258,373	1,918	-		-		-		1,260,291
Deposit with clearing broker	-	106,996	-	-		-		-		106,996
Goodwill	-	1,938,714	-	-		-		-		1,938,714
Property and equipment, net	-	1,203,937	-	-		-		-		1,203,937
Other assets	-	134,620	-	-		-		-		134,620
Deferred Financing Costs	-	1,038,567	-	-		(1,038,567)	f			-
Investment in Holdings	-	-	2,858,068	-		-		(2,858,068)	i	-
Investment in Affiliate	-	1,792,420	3,122,889	-		-		-		4,915,309
Deferred taxes	-	-	12,463	-		-		-		12,463
TOTAL ASSETS	$13,876	$41,652,857	$6,070,613	$-		$(1,052,443)		$(2,858,068)		$43,826,835

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Securities sold, not yet purchased, at market value	-	1,593	-	-		-		-		1,593
Convertible debenture, net of discount of $2,102,529	-	17,897,471	-	-		(17,897,471)	f	-		-
Accrued compensation payable	-	5,934,603	-	-		-		-		5,934,603
Accounts payable and accrued expenses	9,925	816,231		-		470,075	e g	-		1,296,231
Conference deposits	-	683,962	-	-		-		-		683,962
Deferred taxes	-	597,153	-	-		-		-		597,153
TOTAL LIABILITIES	$9,925	$25,931,013	$-	$-		$(17,427,396)		$-		$8,513,542

MINORITY INTERESTS	-	6,194,951	-	-		(1,704)	e	-		6,193,247

STOCKHOLDERS' EQUITY
Member's Equity	-	9,526,893	6,069,139	-		(9,526,893)	h	(6,069,139)	i	-
Common stock	2,058	-	1,474	22,942	d	-		(1,474)	i	25,000
Additional paid-in capital	8,179,998	-	-	(22,942)		17,725,445	e f g h	3,212,545	i	29,095,046
Retained earnings	(8,178,105)	-	-	-		8,178,105	e	-		-
TOTAL STOCKHOLDERS’	$3,951	$9,526,893	$6,070,613	$-		$16,376,657		$(2,858,068)		$29,120,046
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,876	$41,652,857	$6,070,613	$-		$(1,052,443)		$(2,858,068)		$43,826,835

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

For the Three Months Ended March 31, 2007

				Pro Forma Adjustments
	Enthrust	Rodman &	R&R	Enthrust	Rodman &		R&R
	Financial	Renshaw	Capital	Financial	Renshaw		Capital		Pro Forma
	Services, Inc	Holding. LLC	Group, Inc.	Services, Inc	Holding. LLC		Group, Inc.		Combined
	j	k	l
REVENUES	$-	$20,690,077	$273,210	$-	$-		$(190,499)	q	$20,772,788
OPERATING EXPENSES	14,182	13,146,624	150,013	-	785,818	m n	-		14,096,637

OPERATING INCOME (LOSS)	(14,182)	7,543,453	123,197	-	(785,818)		(190,499)		6,676,151
INTEREST EXPENSE	-	198,215	-	-	(198,215)	o	-		-
INCOME TAXES EXPENSES (BENEFIT)	-	(32,572)	2,390		(836,628)	p	(2,390)	q	(869,200)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	-	556,948	-	-	(1,704)	n	-		555,244
NET INCOME (LOSS)	(14,182)	6,820,862	120,807	-	250,729		(188,109)		6,990,107
OTHER COMPREHENSIVE INCOME	-	(1,001,664)	-	-	-		-		(1,001,664)

COMPREHENSIVE INCOME (LOSS)	$(14,182)	$5,819,198	$120,807	$-	$250,729		$(188,109)		$5,988,443

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	(0.01)								0.28
Diluted	(0.01)								0.28

Weight average shares used in computing earnings (loss) per
common and common equivalent:
Basic	2,057,771			22,942,229	d				25,000,000
Diluted	2,057,771			22,942,229	d				25,000,000

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

For the Year Ended December 31, 2006

				Pro Forma Adjustments
	Enthrust	Rodman &	R&R	Enthrust		Rodman &		R&R
	Financial	Renshaw	Capital	Financial		Renshaw		Capital		Pro Forma
	Services, Inc	Holding. LLC	Group. Inc.	Services, Inc		Holding. LLC		Group, Inc.		Combined
	j	k	l
REVENUES	$-	$63,957,870	$5,365,927	$-		$-		$(5,365,927	) q	$63,957,870
OPERATING EXPENSES	56,798	44,371,935	8,009	-		743,202	m n	-		45,179,944
OPERATING INCOME (LOSS)	(56,798)	19,585,935	5,357,918	-		(743,202)		(5,365,927)		18,777,926
INTEREST EXPENSE	-	-	-	-		-		-		-
INCOME TAXES EXPENSES	-	893,475	268,043	-		5,881,177	p	(268,043	) q	6,774,652
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	-	2,174,112	-	-		13,266	n	-		2,187,378
NET INCOME (LOSS)	(56,798)	16,518,348	5,089,876	-		(6,637,645)		(5,097,885)		9,815,896
OTHER COMPREHENSIVE INCOME (LOSS)	-	1,001,664	-	-		-		-		1,001,664

COMPREHENSIVE INCOME	$(56,798)	$17,520,012	$5,089,876	$-		$(6,637,645)		$(5,097,885)		$10,817,560

EARNINGS (LOSS) PER COMMON AND
COMMON EQIVALENT SHARE:
Basic	(0.03)									0.39
Diluted	(0.03)									0.39

Weight average shares used in computing earnings (loss) per
common and common equivalent:
Basic	2,057,771			22,942,229	d					25,000,000
Diluted	2,057,771			22,942,229	d					25,000,000

ENTHRUST FINANCIAL SERVICES, INC.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS
(Unaudited)

NOTE 1 - Exchange Transactions

After the Exchange Agreement described above is effectuated, Enthrust will own 100% of the membership interest in Holding, 70 % directly and 30% indirectly through its 100% ownership of RRCG. Enthrust plans to change its name to Rodman & Renshaw Capital Group, Inc. as soon as the necessary corporate formalities are accomplished. As a result of the Exchange Transactions, Revere, the former stockholders of RRCG and the former holders of the Debentures and the Warrants will own 98.6% of of Enthrust.

The unaudited pro forma condensed combined statement of financial condition combines the consolidated statement of financial condition of Enthrust, Holding (which includes Enthrust) and RRCG as of March 31, 2007, as if the exchange transactions occurred on that date. The unaudited pro forma condensed combined statements of Income and Comprehensive Income are based upon the condensed combined statements of income of Enthrust, Holding (which include Enthrust) and RRCG for the three months ended March 31, 2007 and for the year ended December 31, 2006, as if the aforementioned transactions had occurred at the beginning of the respective periods.

NOTE 2 - Pro Forma Adjustments

a.	Derived from the unaudited balance sheet of Enthrust as of March 31, 2007.

b.	Derived from the unaudited statement of financial condition of Holding as of March 31, 2007 (which included the statement of financial condition of Enthrust).

c.	Derived from the unaudited balance sheet of RRCG as of March 31, 2007.

d.	Exchange of 24,649,373 shares of Common stock at $.001 par value pursuant to the exchange transactions net of 1,707,144 owned by Holding.

e.	Elimination of minority interest in Enthrust ($1,704), its assets ($13,876) and liabilities ($9,925) and the corresponding equity components ($8,179,998 and ($8,180,352)).

f.	Adjustments made to reflect the contribution of the Debentures and Warrants in exchange for the Common stock and Warrants of Enthrust.

g.	Adjustment made to reflect the costs relating to the exchange transactions net of the corporation’s effective tax rate of 40% in the amount of $480,000.

h.	Recapitalization of Holdings’ member’s equity upon reverse merger with C Corporation.

ENTHRUST FINANCIAL SERVICES, INC.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS
(Unaudited)

NOTE 2 - Pro Forma Adjustments, continued

i.	Elimination of RRCG’s investment in Holding and its corresponding equity components.

j.	Derived from the unaudited statement of income of Enthrust for the three months ended March 31, 2007 and the audited statement of income of Enthrust for the year ended December 31, 2006, respectively.

k.	Derived from the unaudited statement of income of Holding for the three months ended March 31, 2007 and the audited statement of income of Holding for the year ended December 31, 2006, respectively (which include the statements of income of Enthrust).

l.	Derived from the unaudited statement of income of RRCG for the three months ended March 31, 2007 and the unaudited statement of income of RRCG for the year ended December 31, 2006, respectively.

m.	Adjustment made to reflect the transactions costs in the amount of $800,000.

n.	Elimination of Enthrust’s operating expenses in the amount of $14,182 and $56,798 for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively; and the minority interest in Enthrust’s results of operations.

o.	Elimination of interest expense, amortization of debt discount and deferred financing cost, with respect to the Debentures.

p.	Adjustments made to reflect a proforma corporate effective tax rate of 40%.

q.	Elimination of tax expense accounted for in the proforma tax calculation and the results of RRCG’s investment in Holding.